Use these links to rapidly review the document

TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on November 7, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FDO Holdings, Inc.*
(Exact name of registrant as specified in its charter)

Delaware	5211	27-3730271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2233 Lake Park Drive, Suite 400
Smyrna, Georgia 30080
(404) 471-1634
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Trevor S. Lang
Executive Vice President and Chief Financial Officer
FDO Holdings, Inc.
2233 Lake Park Drive, Suite 400
Smyrna, Georgia 30080
(404) 471-1634
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Monica Shilling, Esq. Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, CA 90067 Tel (310) 557-2900 Fax (310) 557-2193	David V. Christopherson, Esq. Vice President and General Counsel FDO Holdings, Inc. 2233 Lake Park Drive, Suite 400 Smyrna, GA 30080 Tel (404) 471-1634 Fax (404) 393-3540	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Tel (212) 906-1297 Fax (212) 751-4864

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, $0.001 par value per share	$100,000,000	$11,620

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes                                    additional shares the underwriters have the option to purchase. See "Underwriting."

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*
FDO Holdings, Inc. is the registrant filing this Registration Statement with the Securities and Exchange Commission. Prior to the date of effectiveness of the Registration Statement, FDO Holdings, Inc. will be renamed Floor & Decor Holdings, Inc. The securities issued to investors in connection with this offering will be shares of Class A common stock in Floor & Decor Holdings, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated November 7, 2014.

PROSPECTUS

                        Shares

Floor & Decor Holdings, Inc.

Class A Common Stock

                This is Floor & Decor Holdings, Inc.'s initial public offering. We are selling                        shares of our Class A common stock.

                Prior to this offering, there has been no public market for our Class A common stock. We expect the public offering price to be between $            and $            per share. We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol "FND."

                Following this offering, we will have two classes of common stock outstanding: Class A common stock and Class C common stock. The rights of the holders of our Class A common stock and our Class C common stock are generally identical, except that shares of Class C common stock are non-voting. Our shares of Class C common stock also will automatically convert into shares of our Class A common stock upon certain circumstances. See "Description of Capital Stock—Common Stock—Conversion Rights."

                We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act") and will be subject to reduced public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

                Investing in our Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 19 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

                The underwriters may also exercise their option to purchase up to an additional                        shares of Class A common stock from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

                The shares will be ready for delivery on or about                                    , 2014.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Goldman, Sachs & Co.	Barclays
J.P. Morgan		Jefferies
Credit Suisse		Wells Fargo Securities
Houlihan Lokey

The date of this prospectus is                        , 2014.

FLOOR & DECOR
TILE • WOOD • STONE
BROADEST IN-STOCK SELECTION
LOCALIZED ASSORTMENT
FLOOR & DECOR TILE • WOOD • STONE
EVERYDAY LOW PRICES
PRO SERVICES
THE PRO FOR THE PROS
ONE STOP SHOP
DESIGN GALLERY
FREE DESIGN SERVICES
EMPOWERED CULTURE
flooranddecor.com

ON AVERAGE, EACH FLOOR & DECOR STORE CARRIES OVER 1 MILLION SQ. FT. OF QUALITY IN-STOCK FLOORING!

RECTANGULAR
PORCELAIN & CERAMIC
RECTANGULAR

WELCOME TO THE FLOOR &
DESIGN GALLERY
DESIRE

YOU HAVE TO SEE IT TO BELIEVE IT!™

SPECIAL FINANCING AVAILABLE EVERYDAY!
LOW PRICES. EVERYDAY!

AISLE AFTER AISLE OF QUALITY FLOORS.

              You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus.

              Persons who come into possession of this prospectus and any such free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

 PROSPECTUS SUMMARY

              This summary highlights the information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

              Prior to the effectiveness of the registration statement of which this prospectus is a part, we were renamed Floor & Decor Holdings, Inc. Except where the context suggests otherwise, the terms "Floor & Decor Holdings, Inc.," "Floor & Decor," the "Company," "we," "us," and "our" refer to Floor & Decor Holdings, Inc., a Delaware corporation formerly known as "FDO Holdings, Inc.," together with its consolidated subsidiaries. Because our Class C common stock generally has identical rights to our Class A common stock (except that Class C common stock is non-voting) and converts into our Class A common stock on a one-to-one basis under certain circumstances, we generally refer to our Class A common stock and Class C common stock collectively herein as our "common stock." Unless indicated otherwise, the information in this prospectus (i) has been adjusted to give effect to a                    -for-one stock split of our common stock effected on                    , 2014, (ii) assumes that all shares of our Class B common stock are automatically converted into shares of our Class A common stock upon the closing of this offering pursuant to our restated certificate of incorporation (our "certificate of incorporation") and (iii) assumes the underwriters will not exercise their option to purchase up to an additional                shares of our Class A common stock.

Our Company

              Floor & Decor is a highly differentiated, rapidly growing specialty retailer of hard surface flooring and related accessories with 45 warehouse-format stores across 12 states. We offer what we believe is the industry's broadest in-stock assortment of tile, wood, laminate and natural stone flooring along with decorative and installation accessories at everyday low prices. Our stores appeal to a variety of customers, including professional installers and commercial businesses ("Pro"), Do it Yourself customers ("DIY") and customers who buy the products for professional installation ("Buy it Yourself" or "BIY"). The combination of our category and product breadth, low prices, in-stock inventory in project-ready quantities and highly engaged customer service positions us to gain share in the growing and fragmented hard surface flooring market. Based on these characteristics, we believe Floor & Decor is redefining the hard surface flooring category and that we have an opportunity to significantly expand our store base to over 350 stores nationwide within the next 15 years, as described in more detail below.

              Our warehouse-format stores, which average approximately 70,000 square feet, are typically larger than any of our specialty retail flooring competitors' stores. When our customers walk into a Floor & Decor store for the first time, we believe they are amazed by its size, our everyday low prices and the breadth and depth of our merchandise. Our stores are easy to navigate and designed to interactively showcase the wide array of designs and product styles a customer can create with our flooring and decorative accessories. We engage our customers through our trained store associates and designers, as well as our staff dedicated to serving Pro customers. In addition to our stores, our merchandise is also available at FloorandDecor.com for store pick-up or delivery. We believe these factors position Floor & Decor as the leading one stop destination for Pro, DIY and BIY hard surface flooring customers in our markets.

              We believe our differentiated business model and culture have created competitive advantages that are responsible for our success, as evidenced by the following:

  •
  five consecutive years of double digit comparable store sales growth averaging 14.2% per year, ending with a 22.1% increase in fiscal 2013;

  •
  store base expansion from 28 warehouse-format stores at the end of fiscal 2011 to 38 at the end of fiscal 2013, representing a CAGR of 16.5%;

  •
  total net sales growth from $276.4 million to $441.4 million from fiscal 2011 to fiscal 2013, representing a CAGR of 26.4%; and

  •
  Adjusted EBITDA growth from $29.8 million to $41.8 million from fiscal 2011 to fiscal 2013, representing a CAGR of 18.4%, which includes significant investments in our sourcing and distribution network, integrated IT systems and corporate overhead to support our future growth. For a reconciliation of net income to Adjusted EBITDA, see Note 8 to the information contained in "—Summary Consolidated Financial and Other Data."

Net Sales (FY2011 - FY2013)	Comparable Store Sales Growth (FY2011 - FY2013)

Our Competitive Strengths

              We believe our strengths, described below, set us apart from our competitors and are the key drivers of our success.

              Unparalleled Customer Value Proposition.    Our customer value proposition is a critical driver of our business. The key components include:

    Broadest Assortment Across a Wide Variety of Hard Surface Flooring Categories.    Our stores are generally larger than those of our specialty retail flooring competitors. We believe we have the most comprehensive in-stock product assortment in the industry within our categories with on average approximately 3,400 SKUs in each store. Additionally, we customize our product assortment at the store level for the regional preferences of each market. We appeal to a wide range of customers through our "good/better/best" merchandise selection, as well as through our broad range of product styles from classic to modern.

    Lowest Prices.    We strive to provide the lowest prices in the retail hard surface flooring market. Our merchandising and individual store teams competitively shop each market so that we can offer our products at prices lower than those of our competitors. We believe we are unique in our industry in employing an "everyday low price" strategy, whereby we strive to offer our products at lower prices than our competitors and at consistently everyday low prices throughout the year instead of engaging in frequent promotional activities. We believe this strategy creates trust with our Pro, DIY and BIY customers that they will receive the lowest prices at Floor & Decor without having to wait for a sale or negotiate to obtain the lowest price.

    One-Stop Project Destination with Immediate Availability.    Our stores stock job-size quantities to immediately fulfill a customer's entire flooring project. In addition, our large in-stock assortment, including decorative and installation accessories, differentiates us from our competitors. On average, each warehouse-format store carries 1.4 million square feet of flooring products and $2.6 million of inventory at cost.

              Unique and Inspiring Shopping Environment.    Our stores average approximately 70,000 square feet and are typically designed with warehouse features, including high ceilings, clear signage, bright lighting and industrial racking. We offer an easy to navigate store layout with clear lines of sight and departments organized by our major product categories of tile, wood, laminate, natural stone, decorative accessories and installation accessories. We encourage customers to interact with our merchandise, to experiment with potential designs and to see the actual product they will purchase, an experience that is not possible in flooring stores that do not carry in-stock inventory in project-ready quantities. The majority of our stores have design centers that showcase project ideas to further inspire our customers, and we employ experienced designers in all of our stores to provide free design consulting. We believe inspiring and educating customers within our stores provide us with a significant competitive advantage in serving our customers.

              Extensive Service Offering to Enhance the Pro Customer Experience.    Our focus on meeting the unique needs of the Pro customer, and by extension the BIY customer, drives our estimated sales mix of approximately 60% Pro and BIY customers, which we believe represents a significantly higher percentage than our competitors. We provide an efficient one-stop shopping experience for our Pro customers, offering low prices on a broad selection of high-quality flooring products, deep inventory levels to support immediate availability of our products, free storage for purchased inventory, the convenience of early store hours and, in most stores, separate entrances for merchandise pick-up. Additionally, each store has a dedicated Pro sales force offering a variety of services to Pro customers. We believe by serving the needs of the Pro, we drive repeat and high-ticket purchases from this attractive and loyal customer segment.

              Decentralized Culture with an Experienced Store-Level Team and Emphasis on Training.    We have a decentralized culture that empowers managers at the store and regional levels to make key decisions to maximize the customer experience. Our store managers, who carry the title Chief Executive Merchant, have significant flexibility to customize product mix, pricing, marketing, merchandising, visual displays and other elements in consultation with their regional senior directors and regional merchants. We tailor the merchandising assortment for each of our stores for local market preferences, which we believe differentiates us from our national competitors that tend to have standard assortments across markets. Throughout the year, we train all of our employees on a variety of topics, including product knowledge, leadership and store operations. We believe our decentralized culture and coordinated training foster an organization aligned around providing a superior customer experience, ultimately contributing to higher sales and profitability.

              Sophisticated, Global Supply Chain.    Our merchandising team has developed direct sourcing relationships with manufacturers and quarries in over 14 countries. We currently source our products from more than 180 vendors worldwide and have developed long-term relationships with many of them. We often collaborate with our vendors to design and manufacture products for us to address emerging customer preferences that we observe in our stores and markets. We procure the majority of our products directly from the manufacturers, which eliminates additional costs from exporters, importers, wholesalers and distributors. We believe direct sourcing is a key competitive advantage, as many of our specialty retail flooring competitors are too small to have the scale or the resources to work directly with suppliers. Our sophisticated supply chain and collaborative history with our sourcing partners enable us to quickly introduce innovative and quality merchandise at low prices.

              Highly Experienced Management Team with Proven Track Record.    Led by our Chief Executive Officer, Tom Taylor, our management team brings substantial expertise from leading retailers and other companies across core functions, including store operations, merchandising, real estate, e-commerce, supply chain management, finance, legal and information technology. Tom Taylor, who joined us in 2012, spent 23 years at The Home Depot, where he most recently served as Executive Vice President of Merchandising and Marketing with responsibility for all stores in the United States and Mexico. Our Executive Vice President and Chief Merchandising Officer, Lisa Laube, has approximately 30 years of merchandising and leadership experience with leading specialty retailers, including most recently as President of Party City. Our Executive Vice President and Chief Financial Officer, Trevor Lang, brings more than 19 years of accounting and finance experience, including 15 years of Chief Financial Officer and Vice President of Finance experience at public companies, including most recently as the Chief Financial Officer and Chief Administrative Officer of Zumiez Inc.

Our Growth Strategy

              We expect to continue to drive our strong sales and profit growth through the following strategies:

              Open Stores in New and Existing Markets.    We believe there is an opportunity to significantly expand our store base in the United States from 45 warehouse-format stores currently to over 350 stores nationwide over the next 15 years based on our internal research with respect to housing density, demographic data, competitor concentration and other variables in both new and existing markets. We have a disciplined approach to new store development, based on an analytical, research-driven site selection method and a rigorous real estate approval process. We believe our new store model delivers strong financial results and returns on investment, targeting profitability in the first year, as well as pre-tax payback in the third year and year-three cash-on-cash returns of greater than 30%. The rate of future store additions and the performance of our new stores are inherently uncertain and are subject to numerous factors outside of our control. The performance of our new stores opened over the last three years, our disciplined real estate strategy and the track record of our management team in successfully opening retail stores support our belief in the significant store expansion opportunity.

              Increase Comparable Store Sales.    We expect to grow our comparable store sales by continuing to offer our customers a dynamic and expanding selection of compelling, value-priced hard surface flooring and accessories. Because almost half of our stores are considered less than mature, they will continue to drive comparable store sales growth as they ramp to maturity. We believe that we can continue to enhance our customer experience by focusing on service, optimizing sales and marketing strategies, investing in store staff and infrastructure, remodeling existing stores and improving visual merchandising and the overall aesthetic appeal of our stores. We also believe that growing our proprietary credit offering, further integrating omni-channel strategies and enhancing other key information technology, will contribute to increased comparable store sales. As we increase awareness of Floor & Decor's brand, we believe there is a significant opportunity to gain additional market share, especially from independent flooring retailers. We believe the combination of these initiatives plus the expected growth of the hard surface flooring category described in more detail under "Our Industry" below will continue to drive strong comparable store sales growth.

              Continue to Invest in the Pro Customer.    We believe our differentiated focus on Pro customers has created a competitive advantage for us and will continue to drive our sales growth. We will invest in gaining and retaining Pro customers due to their frequent and high-ticket purchases, loyalty and propensity to refer other potential customers. We plan to further invest in initiatives to increase speed of service, improve financing solutions, leverage technology and enhance the in-store experience for our

Pro customers. For example, we have recently implemented a "Pro Zone" in a few of our stores that focuses on the specific needs of the Pro customer and are planning to expand this service offering nationwide. We believe our approach in promoting Floor & Decor as a hub for the local home improvement community will drive additional Pro sales.

              Expand Our Omni-Channel Experience.    Extending the Floor & Decor experience online allows customers to explore our product selection and design ideas before and after visiting our stores, as well as the convenience of making online purchases. We believe our online platform reflects our brand attributes and provides a powerful tool to educate and inspire our consumers. With the recent launch of our redesigned website, FloorandDecor.com, we have enhanced our customer experience across our stores, call center and website. While the hard surface flooring category has a relatively low penetration of e-commerce sales due to the nature of the product, we believe our omni-channel presence represents an attractive growth opportunity to drive consumers to Floor & Decor.

              Enhance Margins Through Increased Operating Leverage.    Since 2011, we have invested significantly in our sourcing and distribution network, integrated IT systems and corporate overhead to support our future growth. We expect to leverage these investments as we grow our net sales. Additionally, we believe operating margin improvement opportunities will include enhanced product sourcing processes and overall leveraging of our store-level fixed costs, existing infrastructure, supply chain, corporate overhead and other fixed costs resulting from increased sales productivity. We anticipate that the planned expansion of our store base and growth in comparable store sales will also support increasing economies of scale.

Selected Risks

              In considering our competitive strengths, our growth strategy and an investment in our common stock, you should carefully consider the risks highlighted in the section entitled "Risk Factors" following this prospectus summary. In particular, we face the following challenges:

  •
  general economic conditions and discretionary spending by our customers are affected by a variety of factors beyond our control;

  •
  the hard surface flooring industry's dependence on home remodeling activity;

  •
  any failures by us to successfully anticipate trends may lead to loss of consumer acceptance of our products, resulting in reduced net sales;

  •
  challenges posed by our planned new store and distribution center growth or unexpected difficulties encountered during our expansion;

  •
  increased competition in the highly fragmented and competitive hard surface flooring industry, which could cause price declines, decrease demand for our products and decrease our market share;

  •
  inventory obsolescence, shrinkage and damage;

  •
  the significant capital requirements to fund our expanding business, which may not be available to us on satisfactory terms or at all;

  •
  our dependence on a number of suppliers, and any failure by any of them to supply us with quality products on terms and prices acceptable to us;

  •
  any failures by us to identify and maintain relationships with a sufficient number of qualified suppliers could harm our ability to obtain products that meet our high quality standards at low prices;

  •
  the continued retention of certain key personnel; and

  •
  restrictions in our debt and lease agreements that limit our operating flexibility.

              For information regarding how our leverage affects our business, financial condition and operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Our Industry

              Floor & Decor operates in the large, growing and highly fragmented $10 billion hard surface flooring market (in manufacturers' dollars), which is part of the larger $20 billion U.S. floor coverings market (in manufacturers' dollars) based on a 2013 study by Catalina Research, Inc., a leading provider of market research for the floor coverings industry (the "Catalina Floor Coverings Report"). The competitive landscape of the hard surface flooring market includes big-box home improvement centers, national and regional specialty flooring retailers, and independent flooring retailers. We believe we benefit from growth in the overall hard surface flooring market, which, based on the Catalina Floor Coverings Report, grew 7% per year from 2009 to 2013 and is expected to grow more than 5% per year through 2018. In addition, we believe we have an opportunity to increase our share in the hard surface flooring market as independent flooring retailers are unable to compete on price and in-stock assortment.

Concurrent Transactions—Common Stock Changes

              Prior to or concurrently with the closing of this offering:

  •
  we will effect a                    -for-one stock split of all classes of our common stock;

  •
  all shares of our Class B common stock (which currently are not entitled to vote and which were issued as a result of the exercise of stock options) will be automatically converted into shares of our Class A common stock (and will then be entitled to one vote per share); and

  •
  all shares of our Class C common stock (which currently are not entitled to vote and will remain non-voting shares) will remain outstanding and non-voting, but will generally participate equally with our shares of Class A common stock in all other respects.

              We refer to these changes herein as the "Common Stock Changes." See "Description of Capital Stock" for more information.

Our Sponsors

              Upon the closing of this offering, Ares Corporate Opportunities Fund III, L.P. ("Ares"), a fund affiliated with Ares Management, L.P. ("Ares Management"), will beneficially own, in the aggregate, approximately        % of our outstanding Class A common stock and FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., funds affiliated with Freeman Spogli & Co. (collectively "Freeman Spogli" and together with Ares, our "Sponsors"), will beneficially own, in the aggregate, approximately        % of our outstanding Class A common stock and 100% of our outstanding Class C common stock. These amounts compare to approximately        % of our outstanding Class A common stock represented by the shares sold by us in this offering, assuming no exercise of the underwriters' option to purchase additional shares. As a result, these stockholders acting together, or Ares or Freeman Spogli acting alone, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of us or our assets. Also, our Sponsors may acquire or hold interests in businesses that compete directly with us, or may pursue acquisition opportunities that are complementary to our business, making such acquisitions unavailable to us. The Investor Rights Agreement (as defined in "Certain Relationships and Related Party Transactions") also contains agreements among our Sponsors with respect to voting on the election of directors and board committee membership. See "Risk

Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our principal stockholders will continue to have substantial control over us after this offering, will be able to influence corporate matters and may take actions that conflict with your interest and have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of other stockholders to approve transactions they deem to be in their best interest."

Ares Management

              Ares Management is a leading global alternative asset manager with approximately $79 billion of assets under management and approximately 700 employees in over 15 offices in the United States, Europe and Asia as of June 30, 2014. Since its inception in 1997, Ares Management has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares Management believes each of its four distinct but complementary investment groups in Tradable Credit, Direct Lending, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares Management was built upon the fundamental principle that each group benefits from being part of the greater whole.

              The Private Equity Group has approximately $10 billion of assets under management, targeting investments in high quality franchises across multiple industries. In the consumer / retail sector, selected current investments include 99 Cents Only Stores LLC, Smart & Final Stores, Inc., Guitar Center Holdings, Inc., Neiman Marcus Group LTD LLC and the parent company of Serta International and Simmons Bedding Company. Selected prior investments include GNC Holdings, Inc., House of Blues Entertainment, LLC, Maidenform Brands, Inc. and Samsonite Corporation.

Freeman Spogli & Co.

              Freeman Spogli & Co. is a private equity firm dedicated exclusively to investing and partnering with management in consumer and distribution companies in the United States. Since its founding in 1983, Freeman Spogli & Co. has invested $3.3 billion of equity in 50 portfolio companies with aggregate transaction values of $20 billion.

Corporate and Other Information

              Prior to the effectiveness of the registration statement of which this prospectus is a part, we were renamed Floor & Decor Holdings, Inc. Our principal executive offices are located at 2233 Lake Park Drive, Suite 400, Smyrna, GA 30080, and our telephone number is (404) 471-1634. Our website address is www.FloorandDecor.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

              This prospectus includes our trademarks and trade names, including Floor & Decor® and our logo, which are protected under applicable intellectual property laws and are the property of our wholly owned subsidiary, Floor and Decor Outlets of America, Inc., a Delaware corporation ("F&D"). This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ® or TM symbols. We do not intend our use or display of other parties' trademarks, service marks or trade names to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Implications of Being an Emerging Growth Company

              We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

  •
  a provision allowing us to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

  •
  an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act");

  •
  an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements; and

  •
  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

              We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

              We have elected to adopt the reduced disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

              We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

 The Offering

Class A common stock offered by us	shares (plus up to an additional shares of our Class A common stock that we may issue and sell upon the exercise of the underwriters' option to purchase additional shares).
Option to purchase additional shares of Class A common stock

The underwriters have the option for 30 days following the date of this prospectus to purchase up to an additional                    shares of Class A common stock from us at the initial public offering price less the underwriting discount.

Common stock to be outstanding after this offering	shares (including shares of Class C common stock).
Voting rights

Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders. Holders of our Class C common stock are not entitled to vote on such matters, except as required under Delaware law. Our stockholders do not have cumulative voting rights.

Use of proceeds

We estimate that the net proceeds we will receive from selling common stock in this offering will be approximately                    , after deducting estimated offering expenses of approximately                    (or, if the underwriters exercise their option to purchase additional shares in full, approximately                    , after deducting the estimated offering expenses of approximately                    million).

We intend to use the net proceeds of this offering as follows:
(i) first, to repay all or a portion of the amounts outstanding under the GCI Facility (as defined below), including accrued and unpaid interest and the applicable prepayment penalty; and
(ii) second, to repay $ of the outstanding indebtedness under the Wells Facility Revolving Line of Credit (as defined below) and for other general corporate purposes.

Any amounts repaid under the GCI Facility will not be available for future borrowing following repayment. If all amounts outstanding under the GCI Facility are repaid with a portion of the net proceeds from this offering, the GCI Facility will be terminated.

Directed share program

The underwriters have reserved up to 2% of the shares of Class A common stock being offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees and other parties related to us and members of their respective families. The sales will be made by Merrill Lynch, Pierce, Fenner & Smith Incorporated through a directed share program. We do not know if these persons will elect to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available for sale to the general public. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock.

Dividend policy

We currently intend to retain all available funds and any future earnings for use in the operation and growth of our business, and therefore we do not currently expect to pay any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects and other factors that our board of directors may deem relevant. In addition, our Credit Facilities (as defined below) contain covenants that restrict our ability to pay cash dividends. See "Dividend Policy."

Risk factors

Investing in shares of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 19 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Proposed New York Stock Exchange trading symbol	"FND"

              Unless otherwise indicated, all information in this prospectus:

  •
  has been adjusted to give effect to the            -for-one stock split of our common stock effected on             , 2014;

  •
  assumes that all shares of our Class B common stock are automatically converted into shares of our Class A common stock upon the closing of this offering pursuant to our certificate of incorporation; and

  •
  assumes the underwriters will not exercise their option to purchase up to an additional            shares of our Class A common stock.

              The number of shares of common stock to be outstanding after this offering is based on            shares of our common stock outstanding immediately prior to the closing of this offering, and excludes the following:

  •
                     shares of common stock issuable upon the exercise of stock options granted under the FDO Holding, Inc. Amended & Restated 2011 Stock Incentive Plan (as amended, the "2011 Plan") and outstanding immediately prior to the closing of this offering, at a weighted average exercise price of $            per share; and

  •
                     shares of common stock reserved for future issuance under our 2014 Stock Incentive Plan (the "2014 Plan" and, together with the 2011 Plan, the "Incentive Plans"), which we intend to adopt prior to the closing of this offering, subject to stockholder approval.

 Summary Consolidated Financial and Other Data

              The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the consolidated statement of income and consolidated balance sheet data as of and for the fiscal years ended on December 26, 2013, December 27, 2012, and December 29, 2011 from our audited consolidated financial statements for such years and for the thirty-nine weeks ended on September 25, 2014 and September 26, 2013 from our unaudited condensed consolidated financial statements for such periods. Our audited consolidated financial statements as of and for the fiscal years ended on December 26, 2013, December 27, 2012, and December 29, 2011 have been included in this prospectus. Our unaudited condensed consolidated financial statements as of and for the thirty-nine weeks ended on September 25, 2014 and September 26, 2013 have been included in this prospectus and, in the opinion of management, include all adjustments (inclusive only of normally recurring adjustments) necessary for a fair presentation. Historical results are not indicative of the results to be expected in the future and operating results for an interim period are not necessarily indicative of results for a full year.

              You should read the following information together with the more detailed information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	Fiscal year ended(1)				Thirty-nine weeks ended(1)
(in thousands, except share and per share amounts)	December 26, 2013		December 27, 2012	December 29, 2011	September 25, 2014		September 26, 2013
Consolidated statement of income data:
Net sales		$441,394	$335,088	$276,358		$422,999	$325,000
Cost of sales		270,103	199,900	163,395		255,245	197,734

Gross profit		171,291	135,188	112,963		167,754	127,266
Selling and store operating expenses		107,097	86,025	73,340		105,658	78,741
General and administrative expenses		31,736	21,572	16,352		28,906	23,077
Pre-opening expenses		5,196	1,544	2,250		5,609	3,494
Executive severance(2)		—	—	—		2,975	—
Casualty gain(3)		—	(1,421)	—		—	—

Operating income		27,262	27,468	21,021		24,606	21,954
Interest expense		7,684	6,528	7,031		6,775	5,498
Loss on early extinguishment of debt		1,638	—	1,801		—	1,638

Income before income taxes		17,940	20,940	12,189		17,831	14,818
Provision for income taxes		6,857	8,102	4,702		6,639	5,779

Net income		$11,083	$12,838	$7,487		$11,192	$9,039

Earnings per share:
Basic		$42.92	$49.90	$29.10		$43.30	$35.00
Diluted		$42.55	$49.88	$29.05		$42.08	$34.84
Weighted average shares outstanding:
Basic		258,232	257,280	257,280		258,501	258,271
Diluted		260,451	257,391	257,751		265,947	259,447
Pro forma earnings per share(4):
Basic	$				$
Diluted	$				$
Pro forma weighted average shares outstanding(4):
Basic
Diluted

	Fiscal year ended(1)			Thirty-nine weeks ended(1)
(in thousands)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Consolidated statement of cash flows data:
Net cash (used in) provided by operating activities	$(15,428)	$23,336	$7,947	$43,469	$(457)
Net cash used in investing activities	(25,056)	(10,709)	(9,561)	(30,500)	(18,694)
Net cash provided by (used in) financing activities	40,487	(15,777)	3,501	(12,983)	19,619

	As of December 26, 2013(1)		As of September 25, 2014(1)
(in thousands)	Actual	Pro forma as adjusted(5)	Actual	Pro forma as adjusted(5)
Consolidated balance sheet data:
Cash and cash equivalents	$175	$	$161	$
Net working capital	95,136		78,641
Total assets	562,342		610,375
Total debt(6)	159,667		146,367
Total stockholders' equity	264,132		277,472

	Fiscal year ended(1)			Thirty-nine weeks ended(1)
	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Other financial data:
Comparable store sales growth	22.1%	11.6%	10.6%	14.9%	24.1%
Number of stores open at the end of the period(7)	39	31	29	45	36
Adjusted EBITDA (in thousands)(8)	$41,845	$34,161	$29,847	$43,487	$31,257
Adjusted EBITDA margin	9.5%	10.2%	10.8%	10.3%	9.6%

(1)
Our fiscal year is the 52- or 53-week period ending on the Thursday preceding December 31. The data presented contains references to fiscal 2013, fiscal 2012, and fiscal 2011, which represent our fiscal years ended December 26, 2013, December 27, 2012, and December 29, 2011, all of which were 52-week periods. The first thirty-nine weeks of fiscal 2014 ended on September 25, 2014 and the first thirty-nine weeks of fiscal 2013 ended on September 26, 2013.

(2)
Represents costs incurred in connection with the separation agreement with one of our former officers.

(3)
Represents casualty gain recorded related to insurance proceeds received as a result of store damage and business interruption for one of our stores.

(4)
Pro forma per share data gives effect to (i) the                -for-one stock split of our common stock effected on                , 2014, (ii) the sale by us of            shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, (iii) the application of the net proceeds received by us as described under "Use of Proceeds" and (iv) the 2013 Refinancing (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facilities"), in each case assuming such event occurred on December 27, 2012. Basic and diluted pro forma net income per share consists of pro forma net income divided by the basic and diluted pro forma weighted average number of shares of common stock outstanding.

Pro forma net income per share reflects the net decrease in interest expense resulting from our intended repayment of debt under our Credit Facilities as described in "Use of Proceeds." Interest expense is calculated as though we engaged in the 2013 Refinancing and repaid certain outstanding indebtedness under our Credit Facilities with the net proceeds from this offering on December 27, 2012.

Pro forma net income per share does not reflect (i) the write-off of deferred financing fees of $1.4 million in connection with the use of proceeds from this offering or (ii) other costs related to operating as a public company.

The following is a reconciliation of historical net income to pro forma net income for fiscal 2013 and the thirty-nine weeks ended September 25, 2014:

(in thousands)	Fiscal year ended December 26, 2013(1)		Thirty-nine weeks ended September 25, 2014(1)
Net income, as reported		$11,083		$11,192
Decrease in interest expense(a)
Elimination of loss on early extinguishment of debt(b)

Pro forma net income	$		$

    (a)
    Reflects the change in interest expense as a result of the reduction of the total debt outstanding immediately after this offering as if such reduction had occurred at the beginning of each of the reported periods. See a detailed reconciliation below in footnotes (c) and (d) to our reconciliation of historical interest expense to pro forma interest expense.

    (b)
    Reflects the elimination of the loss on early extinguishment of debt resulting from the 2013 Refinancing which we consider to be a one-time, non-recurring expense.

    The following is a reconciliation of historical interest expense to pro forma interest expense for fiscal 2013 and the thirty-nine weeks ended September 25, 2014:

(in thousands)	Fiscal year ended December 26, 2013(1)		Thirty-nine weeks ended September 25, 2014(1)
Interest expense, as reported		$7,684		$6,775
Increase attributable to the 2013 Refinancing(c)
Decrease attributable to this offering(d)

Net decrease

Pro forma interest expense	$		$

    (c)
    Reflects the change in interest expense as a result of the increase in total debt resulting from the 2013 Refinancing as if such increase had occurred at the beginning of each of the reported periods. On May 1, 2013, our total debt consisted of $40 million outstanding under the Wells Facility Revolving Line of Credit, $10 million outstanding under the Wells Facility Term Loan A and $80 million outstanding under the GCI Facility. Interest rates for each of these facilities were            %,             %, and            %, respectively. Total debt outstanding increased $29.5 million as a result of the 2013 Refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Our Credit Facilities" for additional detail on the 2013 Refinancing.

    (d)
    Reflects the change in interest expense as a result of the reduction of the total debt outstanding immediately after this offering as if such reduction had occurred at the beginning of each of the reported periods. Pro forma for this offering, our total debt as of December 27, 2012 consisted of $         million and $         million under the Wells Facility Revolving Line of Credit and the Wells Facility Term Loan A, respectively. Assumes that the GCI Facility will be fully repaid. As of December 27, 2012, the interest rate for the Wells Facility Revolving Line of Credit and the Wells Facility Term Loan A was        % and        %, respectively.

(5)
Pro forma balance sheet data as of December 26, 2013 and September 25, 2014 gives effect to (i) the sale by us of             shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us and (ii) the application of the net proceeds received by us as described under "Use of Proceeds."

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the pro forma as adjusted total debt and total stockholders' equity after this offering by $            and $            , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted total debt and total stockholders' equity after this offering by $            and $            , respectively, assuming the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

(6)
Total debt consists of the current and long-term portions of our Credit Facilities, as well as our Subordinated Notes (as defined below).

(7)
Represents the number of our warehouse-format stores and our one small-format standalone design center.

(8)
EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our underlying business performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the table below.

EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the underlying business performance and facilitate a comparison of our operating performance on a consistent basis from period to period. For example, pre-opening expenses are generally incurred during the five-month period prior to a store opening and then are not incurred again for the applicable store. Unlike expenses that will generally recur as the store matures (e.g., personnel wages, supplies), we believe that these pre-opening expenses are not indicative of our underlying business performance for that store and we therefore eliminate these expenses in the adjustments made to determine Adjusted EBITDA. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our Credit Facilities, to evaluate the performance of our executive officers, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

    EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as pre-opening expenses, stock compensation expense, loss (gain) on asset disposal, executive recruiting/relocation, and other adjustments. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

The reconciliations of net income to EBITDA and Adjusted EBITDA for the periods noted below are set forth in the table as follows:

	Fiscal year ended(1)			Thirty-nine weeks ended(1)
(in thousands)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Net income	$11,083	$12,838	$7,487	$11,192	$9,039
Depreciation and amortization(a)	6,354	4,641	4,060	7,760	4,280
Interest expense	7,684	6,528	7,031	6,775	5,498
Loss on early extinguishment of debt(b)	1,638	—	1,801	—	1,638
Income tax expense	6,857	8,102	4,702	6,639	5,779

EBITDA	33,616	32,109	25,081	32,366	26,234
Pre-opening expenses(c)	5,316	1,589	2,256	5,728	3,576
Stock compensation expense(d)	1,869	978	740	1,701	1,344
Loss on asset disposal(e)	656	157	14	145	49
Executive recruiting/relocation(f)	54	751	1,029	—	54
Casualty gain(g)	—	(1,421)	—	—	—
Other(h)	334	(2)	727	3,547	—

Adjusted EBITDA	$41,845	$34,161	$29,847	$43,487	$31,257

    (a)
    Net of amortization of tenant improvement allowances and excludes deferred financing amortization, which is included as a part of interest expense in the table above.

    (b)
    Loss recorded as a result of the prepayment of our Subordinated Notes in 2013 and 2011, respectively, as well as the non-cash write off of certain deferred financing fees related to term and revolver borrowings outstanding at time of the refinancing.

    (c)
    Non-capital expenditures associated with and incurred prior to opening new stores, excluding tenant improvement allowances included in depreciation and amortization above.

    (d)
    Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards.

    (e)
    For the fiscal year ended December 26, 2013, the loss was primarily related to the write-off of certain software previously acquired, and for the fiscal year ended December 27, 2012, the loss related primarily to assets retired in connection with a significant remodel completed in one of our stores.

    (f)
    Costs incurred to recruit and relocate members of executive management.

    (g)
    Represents casualty gain recorded related to insurance proceeds received as a result of store damage and business interruption at one of our stores.

    (h)
    Other adjustments include amounts management does not consider indicative of our underlying business performance, including one-time consulting costs, costs incurred in connection with our proposed initial public offering and one-time executive severance of approximately $3.0 million for the thirty-nine weeks ended September 25, 2014.

RISK FACTORS

              You should carefully consider the risks described below, together with all of the other information included in this prospectus, including our consolidated financial statements and the related notes thereto, before making an investment decision. The risks and uncertainties set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and operating results. If any of the following events occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business, financial condition and operating results are dependent on general economic conditions and discretionary spending by our customers, which in turn are affected by a variety of factors beyond our control. If such conditions deteriorate, our business, financial condition and operating results may be adversely affected.

              Our business, financial condition and operating results are affected by general economic conditions and discretionary spending by our customers. Such general economic conditions and discretionary spending are beyond our control and are affected by, among other things:

  •
  consumer confidence in the economy;

  •
  unemployment trends;

  •
  consumer debt levels;

  •
  consumer credit availability;

  •
  data security and privacy concerns;

  •
  the housing market, including housing turnover;

  •
  energy prices;

  •
  interest rates and inflation;

  •
  price deflation, including due to low-cost imports;

  •
  slower rates of growth in real disposable personal income;

  •
  natural disasters and unpredictable weather;

  •
  national security concerns;

  •
  tax rates and tax policy; and

  •
  other matters that influence consumer confidence and spending.

              If such conditions deteriorate, our business, financial condition and operating results may be adversely affected. In addition, increasing volatility in financial and capital markets may cause some of the above factors to change with a greater degree of frequency and magnitude than in the past.

The hard surface flooring industry depends on home remodeling activity and other important factors.

              The hard surface flooring industry is highly dependent on the remodeling of existing homes and, to a lesser extent, new home construction. In turn, remodeling and new home construction depend on a number of factors that are beyond our control, including interest rates, tax policy, employment levels, consumer confidence, credit availability, real estate prices, existing home sales, demographic trends, weather conditions, natural disasters and general economic conditions. In particular:

  •
  the national economy or any regional or local economy where we operate could weaken;

  •
  home-price appreciation could slow or turn negative;

  •
  regions where we have stores could experience unfavorable demographic trends;

  •
  interest rates could rise;

  •
  credit could become less available; or

  •
  fuel costs or utility expenses could increase.

Any one or a combination of these factors could result in decreased demand for our products, reduce spending on homebuilding or remodeling of existing homes or cause purchases of new homes to decline. While the vast majority of our sales are derived from home remodeling activity as opposed to new home construction, a decrease in any of these areas would adversely affect our business, financial condition and operating results.

Any failure by us to successfully anticipate trends may lead to loss of consumer acceptance of our products, resulting in reduced net sales.

              Each of our stores is stocked with a customized product mix based on consumer demands in a particular market. Our success therefore depends on our ability to anticipate and respond to changing trends and consumer demands in these markets in a timely manner. If we fail to identify and respond to emerging trends, consumer acceptance of our merchandise and our image with current or potential customers may be harmed, which could reduce our net sales. Additionally, if we misjudge market trends, we may significantly overstock unpopular products, incur excess inventory costs and be forced to reduce the sales price of such products or incur inventory write-downs, which would adversely affect our operating results. Conversely, shortages of products that prove popular could also reduce our net sales through missed sales and a loss of customer loyalty.

If we fail to successfully manage the challenges that our planned new store growth poses or encounter unexpected difficulties during our expansion, our operating results and future growth opportunities could be adversely affected.

              We have 45 warehouse-format stores and one small-format standalone design center located throughout the United States. We plan to open one to two additional stores in 2014 and to significantly increase the number of new stores that we open during each of the next several years thereafter. This growth strategy and the investment associated with the development of each new store may cause our operating results to fluctuate and be unpredictable or decrease our profits. Our future operating results will depend on various factors, including the successful selection of new markets and store locations, our ability to negotiate leases on acceptable terms and our ability to attract, train and retain highly qualified managers and staff. We cannot ensure that store locations will be available to us, or that they will be available on terms acceptable to us. If additional retail store locations are unavailable on acceptable terms, we may not be able to carry out a significant part of our growth strategy.

              In addition, consumers in new markets may be less familiar with our brand, and we may need to increase brand awareness in such markets through additional investments in advertising. Stores opened in new markets may have higher construction, occupancy or operating costs, or may have lower sales, than stores opened in the past. In addition, laws or regulations in these new markets may make opening new stores more difficult or cause unexpected delays. Newly opened stores may not succeed or may reach profitability more slowly than we expect, and the ramp-up to profitability may become longer in the future as we enter more markets and add stores to markets where we already have a presence. Future markets and stores may not be successful and, even if they are successful, our comparable store sales may not increase at historical rates. To the extent that we are not able to overcome these various challenges, our operating results and future growth opportunities could be adversely affected.

Increased competition could cause price declines, decrease demand for our products and decrease our market share.

              We operate in the hard surface flooring industry, which is highly fragmented and competitive. We face competition from large home improvement centers, national and regional specialty flooring chains and independent flooring retailers. Among other things, we compete on the basis of breadth of product assortment, low prices, and the in-store availability of the products we offer in project-ready quantities, as well as the quality of our customer service. As we expand into new and unfamiliar markets, we may experience different competitive conditions than in the past.

              Some of our competitors are organizations that are larger, are better capitalized, have existed longer, have product offerings that extend beyond hard surface flooring and related accessories and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we have. In addition, while the hard surface flooring category has a relatively low threat of new internet-only entrants due to the nature of the product, the growth opportunities presented by e-commerce could outweigh these challenges and result in increased competition. Competitors may forecast market developments more accurately than we do, offer similar products at a lower cost or adapt more quickly to new trends and technologies or evolving customer requirements than we do. Further, because the barriers to entry into the hard surface flooring industry are relatively low, manufacturers and suppliers of flooring and related products, including those whose products we currently sell, could enter the market and start directly competing with us. Intense competitive pressures from any of our present or future competitors could cause price declines, decrease demand for our products and decrease our market share. Moreover, in the future, changes in consumer preferences may cause hard surface flooring to become less popular than other types of floor coverings. Such a change in consumer preferences could lead to decreased demand for our products.

              All of these factors may harm us and adversely affect our net sales, market share and operating results.

Any disruption in our distribution capabilities or our related planning and control processes may adversely affect our business, financial condition and operating results.

              Our success is highly dependent on our planning and distribution infrastructure, which includes the ordering, transportation and distribution of products to our stores and the ability of suppliers to meet distribution requirements. We also need to ensure that we continue to identify and improve our processes and supply chain and that our distribution infrastructure and supply chain keep pace with our anticipated growth and increased number of stores. The cost of these enhanced processes could be significant and any failure to maintain, grow, or improve them could adversely affect our business, financial condition and operating results. Our business could also be adversely affected if fuel prices increase or there are delays in product shipments due to freight difficulties, inclement weather, strikes by employees of our third-party logistics providers, or other difficulties.

              Our four distribution centers have historically been operated by independent third-party logistics providers. Our utilization of these third-party logistics providers for the majority of our product deliveries and product shipments is subject to risks, including the risk that our providers will lose or damage our products, stop providing services to us on acceptable terms or otherwise fail to provide timely delivery. If we were to change the third-party logistics providers that we use, we would incur increased costs in addition to the logistical difficulties that we would face, which could adversely affect our operating results. While we are in the process of converting our distribution centers to Company-operated facilities, which we expect to be completed prior to March 26, 2015, we have not historically operated distribution centers and cannot assure you that we will be successful in doing so. In addition, while we complete this transition, we may incur unexpected costs, and our ability to distribute our products may be adversely affected. We may also need to procure additional space for replenishment inventory due to our growth, and we may incur unexpected costs due to this expansion. Any disruption in the transition or operation of these facilities could adversely affect our business, financial condition and operating results.

              Our success is also dependent on our ability to provide timely delivery to our customers. If we are unable to deliver products to our customers on a timely basis, they may decide to purchase products from our competitors instead of from us, which would adversely affect our business, financial condition and operating results.

Our operating results may be adversely affected by fluctuations in material and energy costs.

              Our operating results may be affected by the wholesale prices of hard surface flooring products, setting and installation materials and the related accessories that we sell. These prices may fluctuate based on a number of factors beyond our control, including the price of raw materials used in the manufacture of hard surface flooring, energy costs, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and government regulation. In particular, energy costs have fluctuated dramatically in the past and may fluctuate in the future. These fluctuations may result in an increase in our transportation costs for distribution from the manufacturer to our distribution centers and from our distribution centers to our retail stores, utility costs for our distribution centers and retail stores and overall costs to purchase products from our suppliers.

              We may not be able to adjust the prices of our products, especially in the short-term, to recover these cost increases, and a continual rise in such costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could adversely affect our business, financial condition and operating results.

Our future success is dependent on our ability to execute our business strategy effectively and deliver value to our customers.

              We believe our future success will depend on our ability to execute our business strategy effectively and deliver value to our customers. We believe that our breadth of product assortment across a variety of hard surface flooring categories, low prices, and in-store availability of the products we offer in project-ready quantities, as well as the quality of our customer service, are among the key competitive advantages and important elements of our total value proposition. If we are unsuccessful in staying competitive with our current value proposition, the demand for our products would decrease, and customers may decide to purchase products from our competitors instead of us. If this were to occur, our net sales, market share and operating results would be adversely affected.

Our operating results may be adversely affected if we are not successful in managing our inventory.

              We currently maintain a high level of inventory consisting of on average approximately 3,400 SKUs per store and an average inventory per store of approximately $2.6 million at cost in order to have a broad assortment of products across a wide variety of hard surface flooring categories in project-ready quantities. We also carry an additional $68.0 million of inventory outside our stores, primarily at our four distribution centers. The investment associated with this high level of inventory is substantial, and efficient inventory management is a key component of our business success and profitability. If we fail to adequately project the amount or mix of our inventory, we may miss sales opportunities or have to take unanticipated markdowns or hold additional clearance events to dispose of excess inventory, which will adversely affect our operating results.

              In the past, we have incurred costs associated with inventory markdowns and obsolescence. Due to the likelihood that we will continue to incur such costs in the future, we generally include an allowance for such costs in our projections. However, the costs that we actually incur may be substantially higher than our estimate and adversely affect our operating results.

              We continue to focus on ways to reduce these risks, but we cannot assure you that we will be successful in our inventory management.

Our operating results may be adversely affected by inventory shrinkage and damage.

              We are subject to the risk of inventory shrinkage and damage. We have experienced charges in the past, and we cannot assure you that the measures we are taking will effectively address the problem of inventory shrinkage and damage in the future. Although some level of inventory shrinkage and damage is an unavoidable cost of doing business, we could experience higher-than-normal rates of inventory shrinkage and damage or incur increased security and other costs to combat inventory theft and damage. If we are not successful in managing our inventory balances, our operating results may be adversely affected.

If we are unable to enter into leases for additional stores on acceptable terms or renew or replace our current store leases, or if one or more of our current leases is terminated prior to expiration of its stated term, and we cannot find suitable alternate locations, our growth and profitability could be adversely affected.

              We currently lease all of our store locations and our store support center. Our growth strategy largely depends on our ability to identify and open future store locations, which can be difficult because our stores generally require at least 50,000 square feet of floor space. Our ability to negotiate acceptable lease terms for these store locations, to re-negotiate acceptable terms on expiring leases or to negotiate acceptable terms for suitable alternate locations could depend on conditions in the real estate market, competition for desirable properties, our relationships with current and prospective landlords, or on other factors that are not within our control. Any or all of these factors and conditions could adversely affect our growth and profitability.

We will require significant capital to fund our expanding business, which may not be available to us on satisfactory terms or at all. If we are unable to maintain sufficient levels of cash flow or if we do not have sufficient availability under the Wells Facility, we may not meet our growth expectations or we may require additional financing, which could adversely affect our financial health and impose covenants that limit our business activities.

              We plan to continue investing for growth, including opening new stores, remodeling existing stores, adding staff and upgrading our information technology systems and other infrastructure. These investments will require significant capital, which we plan on funding with cash flow from operations and borrowings under the Wells Facility.

              If our business does not generate sufficient cash flow from operations to fund these activities or if these investments do not yield cash flows in line with past performance or our expectations, we may need additional equity or debt financing. If such financing is not available to us, or is not available on satisfactory terms, our ability to operate and expand our business or respond to competitive pressures would be curtailed, and we may need to delay, limit or eliminate planned store openings or operations or other elements of our growth strategy. If we raise additional capital by issuing equity securities or securities convertible into equity securities, your ownership would be diluted.

Our net sales growth could be adversely affected if comparable store sales growth is less than we expect.

              While future net sales growth will depend substantially on our plans for new store openings, our comparable store sales growth is a significant driver of our net sales, profitability and overall business results. Because numerous factors affect our comparable store sales growth, including, among others, economic conditions, the retail sales environment, the home improvement spending environment, housing turnover, the hard surface flooring industry and the impact of competition, the ability of our customers to obtain credit, changes in our product mix, the in-stock availability of products that are in demand, changes in staffing at our stores, cannibalization resulting from the opening of new stores in existing markets, lower than expected ramp-up in new store sales, changes in advertising and other operating costs, weather conditions, retail trends and our overall ability to execute our business strategy and planned growth effectively, it is possible that we will not achieve our targeted comparable store sales growth or that the change in comparable store sales could be negative. If this were to happen, it is likely that overall net sales growth would be adversely affected.

We depend on a number of suppliers, and any failure by any of them to supply us with quality products on attractive terms and prices may adversely affect our business, financial condition and operating results.

              We depend on our suppliers to deliver quality products to us on a timely basis at attractive prices. However, in the future, we may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us, which may impair our relationship with our customers, impair our ability to attract new customers, reduce our competitiveness and adversely affect our business, financial condition and operating results.

              We do not control the operations of our suppliers. Although we conduct an initial due diligence investigation prior to engaging our suppliers, we cannot guarantee that our suppliers will comply with applicable laws and regulations or operate in a legal, ethical and responsible manner. Violation of applicable laws and regulations by our suppliers or their failure to operate in a legal, ethical or responsible manner, could expose us to legal risks and reduce demand for our products if, as a result of such violation or failure, we attract negative publicity. In addition, the failure of our suppliers to adhere to the quality standards that we set for our products could lead to litigation and recalls, which could damage our reputation and our brand, increase our costs, and otherwise adversely affect our business.

              We source the products that we sell from over 180 domestic and international suppliers. We procure the majority of our products from suppliers located outside of the United States. As a result, we are subject to risks associated with obtaining products from abroad, including:

  •
  political unrest, acts of war, terrorism and economic instability resulting in the disruption of trade from foreign countries where our products originate;

  •
  currency exchange fluctuations;

  •
  the imposition of new or more stringent laws and regulations, including those relating to environmental, health and safety matters and climate change issues, labor conditions, quality and safety standards, trade restrictions and restrictions on funds transfers;

  •
  the imposition of new or different duties (including antidumping and countervailing duties), tariffs, taxes and/or other charges on exports or imports, including as a result of errors in the classification of products upon entry;

  •
  the risk that one or more of our foreign suppliers will not adhere to applicable legal requirements, including fair labor standards, the prohibition on child labor, product safety or manufacturing safety standards, and anti-bribery and anti-kickback laws such as the Foreign Corrupt Practices Act (the "FCPA");

  •
  disruptions or delays in production, shipments, delivery or processing through ports of entry; and

  •
  changes in local economic conditions in countries where our suppliers are located.

              These and other factors beyond our control could disrupt the ability of our suppliers to ship certain products to us cost-effectively or at all, which could adversely affect our operations.

If we fail to identify and maintain relationships with a sufficient number of suppliers, our ability to obtain products that meet our high quality standards at attractive prices could be adversely affected.

              We purchase flooring and other products directly from suppliers located around the world. However, we do not have long-term contractual supply agreements with our suppliers that obligate them to supply us with products exclusively or at specified quantities or prices. As a result, our current suppliers may decide to sell products to our competitors and may not continue selling products to us. In order to retain the competitive advantage that we believe results from these relationships, we need to continue to identify, develop and maintain relationships with qualified suppliers that can satisfy our high standards for quality and our requirements for flooring and other products in a timely and efficient manner at attractive prices. The need to develop new relationships will be particularly important as we seek to expand our operations and enhance our product offerings in the future. The loss of one or more of our existing suppliers or our inability to develop relationships with new suppliers could reduce our competitiveness, slow our plans for further expansion and cause our net sales and operating results to be adversely affected.

Our ability to offer compelling products, particularly products made of more exotic species or unique stone, depends on the continued availability of sufficient suitable natural products.

              Our business strategy depends on offering a wide assortment of compelling products to our customers. We sell, among other things, flooring made from various wood species and natural stone from quarries throughout the world. Our ability to obtain an adequate volume and quality of hard-to-find products depends on our suppliers' ability to furnish those products, which, in turn, could be affected by many things, including events such as forest fires, insect infestation, tree diseases, prolonged drought, other adverse weather and climate conditions and the exhaustion of stone quarries. Government regulations relating to forest management practices also affect our suppliers' ability to harvest or export timber and other products, and changes to regulations and forest management policies, or the implementation of new laws or regulations, could impede their ability to do so. If our suppliers cannot deliver sufficient products, and we cannot find replacement suppliers, our net sales and operating results may be adversely affected.

Our success depends substantially upon the continued retention of certain key personnel.

              We believe that our success has depended and continues to depend to a significant extent on the efforts and abilities of our senior management team and our board of directors. Our failure to retain members of that team could impede our ability to build on the efforts they have undertaken with respect to our business.

We do not maintain "key man" life insurance policies on our key personnel.

              We do not have "key man" life insurance policies for any of our key personnel. If we were to obtain "key man" insurance for our key personnel, there can be no assurance that the amounts of such policies would be sufficient to pay losses experienced by us as a result of the loss of any of those personnel.

Our success depends upon our ability to attract, train and retain highly qualified managers and staff.

              Our success depends in part on our ability to attract, hire, train and retain qualified managers and staff. Purchasing hard surface flooring is an infrequent event for BIY and DIY consumers, and the typical consumer in these groups has little knowledge of the range, characteristics and suitability of the products available before starting the purchasing process. Therefore, consumers in the hard surface flooring market expect to have sales associates serving them who are knowledgeable about the entire assortment of products offered by the retailer and the process of choosing and installing hard surface flooring.

              Each of our stores is managed by a store manager who has the flexibility (with the support of regional managers) to use his or her knowledge of local market dynamics to customize each store in a way that is most likely to increase sales and profitability. Our store managers are also expected to anticipate, gauge and quickly respond to changing consumer demands in these markets. Further, it generally takes a substantial amount of time for our store managers to develop the entrepreneurial skills that we expect them to have in order to make our stores successful.

              There is a high level of competition for qualified store managers and sales associates among home improvement and flooring retailers in local markets, and as a result, we may not succeed in attracting and retaining the personnel we require to conduct our current operations and support our plans for expansion. In addition, as we expand into new markets, we may find it more difficult to hire, develop and retain qualified employees. Any failure by us to attract, train and retain highly qualified managers and staff could adversely affect our operating results and future growth opportunities.

Our business exposes us to personal injury and product liability claims, which could result in negative publicity, harm our brand and adversely affect our business, financial condition and operating results.

              Our stores and distribution centers are warehouse environments that involve the operation of forklifts and other machinery and the storage and movement of heavy merchandise, all of which are activities that have the inherent danger of injury or death to employees or customers despite safety precautions, training and compliance with federal, state and local health and safety regulations. While we have insurance coverage in place in addition to policies and procedures designed to minimize these risks, we may nonetheless be unable to avoid material liabilities for an injury or death arising out of these activities.

              In addition, we may be subject to product liability claims for the products that we sell. We generally seek contractual indemnification and insurance coverage from our suppliers, and we carry our own insurance. However, our suppliers may not obtain the insurance coverage, the insurance coverage carried by us or our suppliers may not be adequate and/or such contractual indemnification we seek to require may not be available from or enforceable against the supplier, particularly because many of our suppliers are located outside of the United States. Any personal injury or product liability claim made against us, whether or not it has merit, could be time-consuming and costly to defend, result in negative publicity, harm our brand and could adversely affect our business, financial condition and operating results. In addition, any negative publicity involving our suppliers, employees, and other parties who are not within our control could adversely affect us.

Labor activities could cause labor relations difficulties for us.

              Currently none of our employees is represented by a union; however, our employees have the right at any time to form or affiliate with a union. As we continue to grow and enter different regions, unions may attempt to organize all or part of our employee base at certain stores or within certain regions. We cannot predict the adverse effects that any future organizational activities will have on our business, financial condition and operating results. If we were to become subject to work stoppages, we could experience disruption in our operations and increases in our labor costs, either of which could adversely affect our business, financial condition and operating results.

Federal, state or local laws and regulations, or our failure to comply with such laws and regulations, could increase our expenses, restrict our ability to conduct our business and expose us to legal risks.

              We are subject to a wide range of general and industry-specific laws and regulations imposed by federal, state and local authorities in the countries in which we operate including those related to customs, foreign operations (such as the FCPA), truth-in-advertising, consumer protection, privacy, product safety, intellectual property infringement, zoning and occupancy matters as well as the operation of retail stores and distribution facilities. In addition, various federal and state laws govern our relationship with, and other matters pertaining to, our employees, including wage and hour laws, laws governing independent contractor classifications, requirements to provide meal and rest periods or other benefits, family leave mandates, requirements regarding working conditions and accommodations to certain employees, citizenship or work authorization and related requirements, insurance and workers' compensation rules and anti-discrimination laws. In recent years, there has been an increase in the number of wage and hour class action claims that allege misclassification of overtime eligible workers and/or failure to pay overtime-eligible workers for all hours worked, particularly in the retail industry. Although we believe that we have complied with these laws and regulations, there is nevertheless a risk that we will become subject to such claims or any other claim that alleges a failure by us to comply with any of the foregoing laws and regulations. In addition, other parties in the flooring industry have been or currently are parties to litigation involving such claims, including patent claims. Any claim that alleges a failure by us to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions, litigation and/or potential criminal violations, which could adversely affect our reputation, business, financial condition and operating results.

              With regard to our products, we may spend significant time and resources in order to comply with applicable advertising, labeling, importation, exportation, environmental, health and safety laws and regulations. If we violate these laws or regulations, we could experience delays in shipments of our goods, be subject to fines or penalties, be liable for costs and damages, or suffer reputational harm, any of which could reduce demand for our merchandise and adversely affect our business, financial condition and operating results.

              Any changes to the foregoing laws or regulations or any new laws or regulations that are passed or go into effect may make it more difficult for us to operate our business and in turn adversely affect our operating results.

              We may also be subject to audits by various taxing authorities. Similarly, changes in tax laws in any of the multiple jurisdictions in which we operate, or adverse outcomes from tax audits that we may be subject to in any of the jurisdictions in which we operate, could result in an unfavorable change in our effective tax rate, which could adversely affect our business, financial condition and operating results.

Environmental, health and safety laws and regulations could increase the cost of doing business or restrict our ability to conduct our business.

              Certain portions of our operations are subject to laws and regulations governing the environmental protection of natural resources and health and safety, including the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain hazardous materials and wastes. If we violate or are alleged to have violated such laws, we could incur significant costs, and adversely affect our business, financial condition and operating results. In addition, certain of our products are subject to laws and regulations relating to the importation, exportation, acquisition or sale of certain plants and plant products, including those illegally harvested, and the emissions of hazardous materials. We work closely with our suppliers in order to comply with the applicable laws and regulations in these areas. We believe that we currently conduct, and in the past have conducted, our activities and operations in substantial compliance with applicable laws and regulations relating to the environment, protection of natural resources and health and safety. However, certain of our competitors have incurred significant expenses responding to allegations of violations of these laws, and there can be no assurance that such laws or regulations will not become more stringent in the future or that we will not incur additional costs in the future in order to comply with such laws or regulations.

We face risks related to protection of customers' payment card data, as well as other data related to our employees, customers, vendors and other parties.

              In connection with payment card sales and other transactions, including bank cards, debit cards, credit cards and other merchant cards, we process and transmit confidential banking and payment card information. Additionally, as part of our normal business activities, we collect and store sensitive personal information related to our employees, customers, vendors and other parties. Despite our security measures, our information technology and infrastructure may be vulnerable to criminal cyber-attacks or security incidents due to employee error, malfeasance or other vulnerabilities. Any such incidents could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Third parties may have the technology and know-how to breach the security of this information, and our security measures and those of our banks, merchant card processing and other technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often are not recognized until launched against a target; accordingly, we may be unable to anticipate these techniques or implement adequate preventative measures. Any security breach could expose us to risks of data loss, regulatory and law enforcement investigations, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation and relationships with our customers and adversely affect our business, financial condition and operating results.

Any disruption of our website or our call center could disrupt our business and lead to reduced sales and reputational damage.

              Our website and our call center are important parts of our integrated omni-channel strategy. Customers use our website and our call center as information sources on the range of products available to them and as a way to order our products. Our website in particular is vulnerable to certain risks and uncertainties associated with the Internet, including changes or planned upgrades in required technology interfaces, website downtime and other technical failures, security breaches and consumer privacy concerns. If we cannot successfully maintain our website and call center in good working order, it could adversely affect our operating results and damage our reputation.

Our facilities and systems, as well as those of our suppliers, are vulnerable to natural disasters and other unexpected events, and as a result we may lose merchandise and be unable to effectively deliver it to our stores.

              Our retail stores, store support center and distribution centers, as well as the operations of our suppliers from which we receive goods and services, are vulnerable to damage from earthquakes, tornadoes, hurricanes, fires, floods and similar events. If any of these events result in damage to our facilities or systems, or those of our suppliers, they could adversely affect our ability to stock our stores and deliver products to our customers, and could adversely affect our net sales and operating results. In addition, we may incur costs in repairing any damage beyond our applicable insurance coverage.

Material damage to, or interruptions in, our information systems as a result of external factors, staffing shortages and difficulties in updating our existing software or developing or implementing new software could adversely affect our business, financial condition and operating results.

              We depend largely upon our information technology systems in the conduct of all aspects of our operations. Such systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses and security breaches. Damage or interruption to our information systems may require a significant investment to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology, or with maintenance or adequate support of existing systems, could also disrupt or reduce the efficiency of our operations. Further, the software programs supporting many of our systems were licensed to us by independent software developers. The inability of these developers or us to continue to maintain and upgrade these information systems and software programs would disrupt or reduce the efficiency of our operations if we were unable to convert to alternate systems in an efficient and timely manner and could adversely affect our business, financial condition and operating results. Any material interruptions or failures in our information systems may adversely affect our business, financial condition and operating results.

As we have a high concentration of stores in the southern region of the United States, we are subject to regional risks.

              We have a high concentration of stores in the southern region of the United States. If this market suffers an economic downturn or other significant adverse event, our comparable store sales, net sales, profitability and the ability to implement our planned expansion could be adversely affected. Any natural disaster, extended adverse weather or other serious disruption in this market due to fire, tornado, hurricane, or any other calamity could damage inventory and could result in decreased net sales.

The effectiveness of our advertising strategy is a driver of our future success.

              We believe that our growth was in part a result of our successful investment in local advertising. Historically, a significant portion of our advertising spending was directed at Pro and DIY customers. As we enter new markets, we may need to increase our advertising expenses to broaden the reach and frequency of our advertising to increase the recognition of our brand. If our advertisements fail to draw customers in the future, or if the cost of advertising or other marketing materials increases significantly, we could experience declines in our net sales and operating results.

Our intellectual property rights are valuable, and any failure to protect them could reduce the value of our products and brand and harm our business.

              We regard our intellectual property as having significant value, and our brand is an important factor in the marketing of our products. However, we cannot assure you that the steps we take to protect our trademarks or intellectual property will be adequate to prevent others from copying or using our trademarks or intellectual property without authorization. If our trademarks or intellectual property are copied or used without authorization, the value of our brand, its reputation, our competitive advantages and our goodwill could be harmed.

We may be involved in disputes from time to time relating to our intellectual property and the intellectual property of third parties.

              We may become parties to disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise claims against us alleging infringement or violation of the intellectual property of that third party. Even if we prevail in such disputes, the costs we incur in defending such dispute may be material and costly. Some third party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid violating those intellectual property rights. Any such intellectual property claim could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether such claim has merit. The liability insurance we maintain may not adequately cover potential claims of this type, and we may be required to pay monetary damages or license fees to third parties, which could have a material adverse effect on our business, financial condition and operating results.

Our ability to control higher health care costs is limited and could adversely affect our business, financial condition and operating results.

              With the passage in 2010 of the U.S. Patient Protection and Affordable Care Act (as amended, the "Affordable Care Act"), we are required to provide affordable coverage, as defined in the Affordable Care Act, to all employees, or otherwise be subject to a payment per employee based on the affordability criteria in the Affordable Care Act. Provisions of this law have become and will become effective at various dates over the next several years and many of the regulations and guidance for the law have not been implemented. While the most significant provisions of the Affordable Care Act that seek to decrease the number of uninsured individuals mostly became effective January 1, 2014, the shared responsibility provisions that require companies with 50-99 or greater than 100 employees to provide health insurance or pay fines have been delayed until January 1, 2015 and 2016, respectively.

              Due to the breadth and complexity of the Affordable Care Act, the lack of implementing regulations and interpretive guidance and the phased-in nature of new requirements, we cannot predict with any assurance the ultimate effect of the Affordable Care Act and related regulations and interpretive legislation on our business. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. These increased health care and insurance costs could adversely affect our business, financial condition and operating results.

We are a holding company with no business operations of our own and depend on cash flow from our subsidiaries to meet our obligations.

              We are a holding company with no business operations of our own or material assets other than the equity of our subsidiaries. All of our operations are conducted by our subsidiaries. As a holding company, we will require dividends and other payments from our subsidiaries to meet cash requirements.

              We have entered into a $125 million asset-based revolving credit facility (the "Wells Facility Revolving Line of Credit" and a $10 million term loan facility (the "Wells Facility Term Loan A"), each with Wells Fargo Bank, National Association as Administrative Agent, Collateral Agent, Swing Line Lender and Term Loan Agent, Suntrust Bank, as Syndication Agent, and Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Bookrunner (collectively, the "Wells Facility"). We have also entered into an $80 million senior secured term loan facility with GCI Capital Markets LLC, as Agent, GCI Capital Markets LLC, as Sole Bookrunner and Co-Lead Arranger, and MCS Capital Markets LLC, as Co-Lead Arranger and Syndication Agent, which will be terminated in connection with this offering (the "GCI Facility" and together with the Wells Facility and any credit facilities we may enter into in the future, our "Credit Facilities"). The terms of our Credit Facilities restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us except in certain limited circumstances. If we become insolvent or there is a liquidation or other reorganization of any of our subsidiaries, our stockholders likely will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If our subsidiaries are unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

We face risks related to our indebtedness.

              As of September 25, 2014, we were highly leveraged and the principal amount of our total indebtedness was approximately $146.4 million (including $67.2 million of indebtedness outstanding under the Wells Facility). In addition, as of September 25, 2014, we had the ability to access $38.6 million of unused borrowings then available under the Wells Facility Revolving Line of Credit without violating any covenants thereunder and had $3.4 million in outstanding letters of credit.

              As set forth under "Use of Proceeds," after giving effect to our use of the net proceeds from this offering, the principal amount of our total indebtedness would have been approximately $             million as of September 25, 2014. If all amounts outstanding under the GCI Facility are repaid with a portion of the net proceeds from this offering, the GCI Facility will be terminated. Voluntary prepayments of the GCI Facility are generally subject to a prepayment premium of 1.0% (which will be reduced to 0.5% for prepayments of the GCI Facility using the proceeds from this offering).

              Our indebtedness, combined with our lease and other financial obligations and contractual commitments, could adversely affect our business, financial condition and operating results by:

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including restrictive covenants and borrowing conditions, which may lead to an event of default under agreements governing our debt;

  •
  making us more vulnerable to adverse changes in general economic, industry and competitive conditions and government regulation;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flows to fund current operations and future growth;

  •
  exposing us to the risk of increased interest rates as our borrowings under our Credit Facilities are at variable rates;

  •
  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  requiring us to comply with financial and operational covenants, restricting us, among other things, from placing liens on our assets, making investments, incurring debt, making payments to our equity or debt holders and engaging in transactions with affiliates;

  •
  limiting our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business and growth strategies or other purposes; and

  •
  limiting our ability to obtain credit from our suppliers and other financing sources on acceptable terms or at all.

              We may also incur substantial additional indebtedness in the future, subject to the restrictions contained in our Credit Facilities. If such new indebtedness is in an amount greater than our current debt levels, the related risks that we now face could intensify. However, we cannot assure you that any such additional financing will be available to us on acceptable terms or at all.

Significant amounts of cash are required to service our indebtedness and operating lease obligations, and any failure to meet our debt service obligations could adversely affect our business, financial condition and operating results.

              Our ability to pay interest on and principal of our debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

              If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling our assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. See "Description of Certain Indebtedness."

              Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations at all or on acceptable terms, could have an adverse effect on our business, financial condition and operating results.

              We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to make payments on our indebtedness or to fund our operations.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.

              We are a holding company, and accordingly, substantially all of our operations are conducted through our subsidiaries. The credit agreements governing our Credit Facilities contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The credit agreements governing our Credit Facilities include covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  make investments, loans or advances;

  •
  merge or consolidate;

  •
  sell assets, including capital stock of subsidiaries or make acquisitions;

  •
  pay dividends on capital stock or redeem, repurchase or retire capital stock or make other restricted payments;

  •
  enter into transactions with affiliates;

  •
  repurchase certain indebtedness; and

  •
  exceed a certain total net leverage ratio or, in certain cases, maintain less than a certain fixed charge coverage ratio.

              Based on the foregoing factors, the operating and financial restrictions and covenants in our current debt agreements and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

              In addition, a breach of any of the restrictive covenants in our Credit Facilities may constitute an event of default, permitting the lenders to declare all outstanding indebtedness under both our Credit Facilities to be immediately due and payable or to enforce their security interest, which could adversely affect our ability to respond to changes in our business and manage our operations. Upon the occurrence of an event of default under any of the agreements governing our Credit Facilities, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the credit agreements. If any of our indebtedness under either Credit Facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full, which could adversely affect our ability to continue to operate as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facilities" for more information.

Our fixed lease obligations could adversely affect our operating results.

              We are required to use a significant portion of cash generated by our operations to satisfy our fixed lease obligations, which could adversely affect our ability to obtain future financing to support our growth or other operational investments. We will require substantial cash flows from operations to make our payments under our operating leases, all of which provide for periodic increases in rent. As of September 25, 2014, our minimum annual rental obligations under long-term operating leases for the thirteen weeks ending December 25, 2014 and the fiscal year ending December 31, 2015 are approximately $8.0 million and $36.0 million, respectively. If we are not able to make payments under our operating leases, this could trigger defaults under other leases or, in certain circumstances, under our Credit Facilities, which could cause the counterparties or lenders under those agreements to accelerate the obligations due thereunder.

Changes to accounting rules or regulations could adversely affect our operating results.

              Our consolidated financial statements are prepared in accordance with GAAP. New accounting rules or regulations and changes to existing accounting rules or regulations have occurred and may occur in the future. Future changes to accounting rules or regulations, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards, could adversely affect our operating results through increased cost of compliance.

Risks Related to this Offering and Ownership of Our Common Stock

You may not be able to resell your shares at or above the offering price or at all, and our stock price may be volatile, which could result in a significant loss or impairment of your investment.

              Prior to this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering, in which case it may be difficult for you to sell your shares of our common stock at a price that is attractive to you or at all. The price of our common stock in any such market may be higher or lower than the price that you pay in this offering. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters, which may not be indicative of prices that will prevail in the trading market.

              The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described above in "—Risks Related to Our Business" and the following:

  •
  actual or anticipated fluctuations in our quarterly or annual financial results;

  •
  the financial guidance we may provide to the public, any changes in such guidance or our failure to meet such guidance;

  •
  failure of industry or securities analysts to maintain coverage of us, changes in financial estimates by any industry or securities analysts that follow us or our failure to meet such estimates;

  •
  downgrades in our credit ratings or the credit ratings of our competitors;

  •
  market factors, including rumors, whether or not correct, involving us or our competitors;

  •
  fluctuations in stock market prices and trading volumes of securities of similar companies;

  •
  sales or anticipated sales of large blocks of our stock;

  •
  short selling of our common stock by investors;

  •
  limited "public float" in the hands of a small number of persons whose sales or lack of sales of our common stock could result in positive or negative pricing pressure on the market price for our common stock;

  •
  additions or departures of key personnel;

  •
  announcements of new store openings, commercial relationships, acquisitions or entry into new markets by us or our competitors;

  •
  failure of any of our initiatives, including our growth strategy, to achieve commercial success;

  •
  regulatory or political developments;

  •
  the market's reaction to our reduced disclosure as a result of being an emerging growth company under the JOBS Act;

  •
  changes in accounting principles or methodologies;

  •
  litigation or governmental investigations;

  •
  negative publicity about us in the media and online; and

  •
  general financial market conditions or events.

              Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations sometimes have been unrelated or disproportionate to the operating performance of those companies. These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise adversely affect the price or liquidity of our common stock.

              In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending it or paying for settlements or damages. Such a lawsuit could also divert the time and attention of our management from our operating business. As a result, such litigation may adversely affect our business, financial condition and operating results.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market, or our competitors, or if they change their recommendations regarding our common stock in a negative way, the price and trading volume of our common stock could decline.

              The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who cover us change their recommendation regarding our common stock in a negative way, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

The large number of shares eligible for public sale in the future, or the perception of the public that these sales may occur, could depress the market price of our common stock.

              The market price of our common stock could decline as a result of (i) sales of a large number of shares of our common stock in the market after this offering, particularly sales by our directors, employees (including our executive officers) and significant stockholders, and (ii) a large number of shares of our common stock being registered or offered for sale. These sales, or the perception that these sales could occur, may depress the market price of our common stock. We will have                        shares of common stock outstanding after this offering (or                        shares if the underwriters' exercise their option to purchase additional shares in full). Of these shares, the common stock sold in this offering will be freely tradable.

              Additionally, as of the closing of this offering,                        shares of our common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through                        , 2019, with an average weighted exercise price of $            per share. Of such options,                        are currently exercisable. As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Incentive Plans. The Form S-8 registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described below and the limitations of Rule 144 under the Securities Act ("Rule 144") applicable to affiliates.

              We and certain of our stockholders, directors and officers have agreed to a "lock-up," pursuant to which neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus, subject to certain exceptions and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all of our shares of common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, our Sponsors have certain demand registration rights, and all of our stockholders have "piggy-back" registration rights with respect to the common stock that they will retain following this offering. See "Shares Eligible for Future Sale" and "Description of Capital Stock—Registration Rights" for a discussion of the shares of common stock that may be sold into the public market in the future, including common stock held by Ares and Freeman Spogli.

You will incur immediate and substantial dilution in your investment because our earlier investors paid less than the initial public offering price when they purchased their shares.

              If you purchase shares in this offering, you will incur immediate dilution of $            in net tangible book value per share (or $            if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $            per share, the

midpoint of the price range set forth on the cover page of this prospectus, because the price that you pay will be greater than the net tangible book value per share of the shares acquired. This dilution arises because our earlier investors paid less than the initial public offering price when they purchased their shares of our common stock. Furthermore, there will be options to purchase shares of common stock outstanding upon the closing of this offering that have exercise prices below the initial public offering price. To the extent such options are exercised in the future, there may be further dilution to new investors. See "Dilution."

In the future, we expect to issue stock options, restricted stock and/or other forms of stock-based compensation, which have the potential to dilute stockholders' value and cause the price of our common stock to decline.

              In the future, we expect to offer stock options, restricted stock and/or other forms of stock-based compensation to our eligible employees, consultants and Non-Employee Directors (as defined in "Executive and Director Compensation—Compensation of our Directors for Fiscal 2013—Director Compensation"). If any options that we issue are exercised or any restrictions on restricted stock that we issue lapse and those shares are sold into the public market, the market price of our common stock may decline. In addition, the availability of shares of common stock for award under the Incentive Plans or the grant of stock options, restricted stock or other forms of stock-based compensation may adversely affect the market price of our common stock.

Our dual-class capitalization structure and the conversion features of our Class C common stock may dilute the voting power of the holders of our Class A common stock.

              Following the closing of this offering, we will have a dual-class capitalization structure, which may pose a significant risk of dilution to our Class A common stockholders. The shares of our Class C common stock are automatically converted into shares of our Class A common stock on the basis of one share of Class A common stock for each share of Class C common stock in the event that the holder of such Class C common stock is not Freeman Spogli or any of its affiliates. In addition, Freeman Spogli or any of its affiliates may convert their shares of Class C common stock into shares of our Class A Common Stock, in whole or in part, at any time and from time to time at their option, on the basis of one share of Class A common stock for each share of Class C common stock so long as at such time either Ares and its affiliates or Freeman Spogli and its affiliates do not own more than 24.9% of our Class A common stock after giving effect to any such conversion. Conversion of our Class C common stock into Class A common stock would dilute the voting power of the holders of Class A common stock, including holders of shares purchased in this offering.

Our ability to raise capital in the future may be limited.

              Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Our principal stockholders will continue to have substantial control over us after this offering, will be able to influence corporate matters and may take actions that conflict with your interests and have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of other stockholders to approve transactions they deem to be in their best interest.

              Upon the closing of this offering, our directors, executive officers and holders of more than 5% of our Class A common stock, together with their affiliates, will beneficially own, in the aggregate, approximately        % of our outstanding Class A common stock, assuming no exercise of the underwriters' option to purchase additional shares. Ares will beneficially own, in the aggregate, approximately        % of our outstanding Class A common stock and Freeman Spogli will beneficially own, in the aggregate, approximately        % of our outstanding Class A common stock and 100% of our outstanding Class C common stock. These amounts compare to approximately         % of our outstanding Class A common stock represented by the shares sold by us in this offering, assuming no exercise of the underwriters' option to purchase additional shares. As a result, these stockholders acting together, or Ares or Freeman Spogli acting alone, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of us or our assets. The Investor Rights Agreement (as defined in "Certain Relationships and Related Party Transactions") also contains agreements among our Sponsors with respect to voting on the election of directors and board committee membership. See also "—Our dual class capitalization structure and the conversion features of our Class C common stock may dilute the voting power of the holders of our Class A common stock." The interests of Ares or Freeman Spogli could conflict in material respects with yours, and this concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us. Messrs. Kaplan, Sarin and Stein serve as officers and principals of certain Ares affiliated entities. In addition, NAX 18, LLC, a consulting entity controlled by Mr. Axelrod, provides consulting services to certain Ares affiliated entities. Messrs. Brutocao and Roth serve as officers and principals of certain Freeman Spogli affiliated entities. In addition, Peter Starrett Associates, a consulting entity controlled by Mr. Starrett, provides consulting services to certain Freeman Spogli affiliated entities. Our certificate of incorporation provides that no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of our Sponsors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to our Sponsors instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to our Sponsors.

Although we do not expect to rely on the "controlled company" exemption, since we will qualify as a "controlled company" within the meaning of the rules of the New York Stock Exchange upon completion of this offering, we will qualify for exemptions from certain corporate governance requirements.

              Under the rules of the New York Stock Exchange, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain rules of the New York Stock Exchange regarding corporate governance, including:

  •
  the requirement that a majority of our board of directors consist of independent directors;

  •
  the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

              These requirements will not apply to us as long as we remain a "controlled company." Although we will qualify as a "controlled company" upon completion of this offering, we do not expect to rely on this exemption, and we intend to fully comply with all corporate governance requirements under the rules of the New York Stock Exchange. However, if we were to utilize some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the rules of the New York Stock Exchange regarding corporate governance.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

              Our management will have broad discretion to use the net proceeds from this offering and you will be relying on the judgment of our management regarding the application of such proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering to pay down indebtedness and for general corporate purposes. Our management might not be able to generate a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence management's decisions regarding how to use the net proceeds from this offering.

We do not currently expect to pay any cash dividends.

              The continued operation and growth of our business will require substantial funding. Accordingly, we do not currently expect to pay any cash dividends on shares of our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our operating results, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deem relevant. Additionally, under our Credit Facilities, our subsidiaries are currently restricted from paying cash dividends except in limited circumstances, and we expect these restrictions to continue in the future. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. See "Dividend Policy."

We will incur significant expenses as a result of becoming a public company, which will negatively impact our financial performance and could cause our results of operations or financial condition to suffer.

              As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the Securities and Exchange Commission ("SEC"). The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Taking advantage of the reduced disclosure requirements applicable to "emerging growth companies" may make our common stock less attractive to investors.

              The JOBS Act provides that, so long as a company qualifies as an "emerging growth company," it will, among other things:

  •
  be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

  •
  be exempt from the "say on pay" and "say on golden parachute" advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the "Dodd-Frank Act");

  •
  be permitted to omit certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

  •
  be permitted to provide a reduced level of disclosure concerning executive compensation and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory independent registered public accounting firm rotations or a supplement to the auditor's report on the financial statements.

              We currently intend to take advantage of the reduced disclosure requirements regarding executive compensation. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. If we remain an "emerging growth company" after fiscal 2014, we expect to take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Act and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock. Also, as a result of our intention to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an "emerging growth company," our financial statements may not be comparable to companies that fully comply with regulatory and reporting requirements upon the public company effective dates.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have an adverse effect on our business and stock price.

              We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. However, as an "emerging growth company," our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an "emerging growth company." At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

              To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management's attention from other matters that are important to the operation of our business. In addition, when evaluating our internal controls over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the New York Stock Exchange, the SEC or other regulatory authorities, which could require additional financial and management resources.

Anti-takeover provisions could impair a takeover attempt and adversely affect existing stockholders and the market value of our common stock.

              Certain provisions of our certificate of incorporation and bylaws that will be in effect upon the closing of this offering and applicable provisions of Delaware law may have the effect of rendering more difficult, delaying or preventing an acquisition of our company, even when this would be in the best interest of our stockholders. These provisions include:

  •
  a classified board of directors;

  •
  the sole power of a majority of our board of directors to fix the number of directors;

  •
  the requirement that certain advance notice procedures be followed for our stockholders to submit nominations of candidates for election to our board of directors and to bring other proposals before a meeting of the stockholders;

  •
  the sole power of our board of directors to amend our bylaws without stockholder approval;

  •
  limitations on the removal of directors nominated by our Sponsors;

  •
  the sole power of the board of directors, or our Sponsors in the case of a vacancy of one of their respective board nominees, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of a majority of our board of directors (even if less than a quorum) to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to act by written consent if our Sponsors collectively own less than a majority of our outstanding Class A common stock;

  •
  a requirement that, to the fullest extent permitted by law, certain proceedings against or involving us or our directors, officers or employees be brought exclusively in the Court of Chancery in the State of Delaware;

  •
  the requirement that participating stockholders reimburse us for all fees, costs and expenses incurred in connection with a proceeding in which such stockholders do not obtain a judgment on the merits that substantially achieves the full remedy sought;

  •
  the lack of cumulative voting rights for the holders of our Class A common stock with respect to the election of directors; and

  •
  the inability of stockholders to call special meetings if our Sponsors collectively own less than a majority of our outstanding Class A common stock.

              Further, Delaware law imposes conditions on the voting of "control shares" and on certain business combination transactions with "interested stockholders."

              Our issuance of shares of preferred stock could delay or prevent a change of control of the Company. Our board of directors has the authority to cause us to issue, without any further vote or action by our stockholders, up to                shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders, even where stockholders are offered a premium for their shares.

              In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

              These provisions could delay or prevent hostile takeovers and changes in control or changes in our management. Also, the issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in our common stock less attractive. For example, a conversion feature could cause the trading price of our common stock to decline to the conversion price of the preferred stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control or otherwise makes an investment in our common stock less attractive could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock. See "Description of Capital Stock."

Provisions in our certificate of incorporation that require participating stockholders to reimburse us and our directors, officers, employees and affiliates for unsuccessful claims may have the effect of discouraging lawsuits against us or our directors, officers, employees or affiliates.

              Our certificate of incorporation provides that, to the fullest extent permitted by law, a current or prior stockholder, or person acting on their behalf, that initiates, asserts, joins, assists or has a direct financial interest in an action, suit or proceeding against us or any of our directors, officers, employees or affiliates and who does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy or relief sought in such claim will be jointly and severally obligated to reimburse all fees, costs and expenses (including attorneys' fees and other litigation expenses) that are incurred by us or our directors, officers, employees or affiliates in connection with such claim. This provision may have the effect of discouraging lawsuits against us or our directors, officers, employees or affiliates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future operating results and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

              In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "budget," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. Although we believe that the expectations reflected in the forward-looking statements in this prospectus are reasonable, we cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this prospectus, including, without limitation, those factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Some of the key factors that could cause actual results to differ from our expectations include the following:

  •
  an overall decline in the health of the economy, the hard surface flooring industry, consumer spending, and the housing market;

  •
  fluctuations in material and energy costs;

  •
  our failure to execute our business strategy effectively and deliver value to our customers;

  •
  competition from other stores and internet-based competition;

  •
  any disruption in our distribution capabilities resulting from our reliance upon independent third-party logistics providers or our inability to convert or operate our distribution centers going forward;

  •
  our failure to successfully anticipate consumer preferences and demand;

  •
  our inability to manage our growth;

  •
  our inability to maintain sufficient levels of cash flow to meet growth expectations;

  •
  our inability to manage costs and risks relating to new store openings;

  •
  our inability to manage our inventory obsolescence, shrinkage and damage;

  •
  our inability to obtain merchandise on a timely basis at prices acceptable to us;

  •
  our dependence on foreign imports for the products we sell;

  •
  suppliers may sell similar or identical products to our competitors;

  •
  our inability to find, train and retain key personnel;

  •
  violations of laws and regulations applicable to us and our suppliers;

  •
  our vulnerability to natural disasters and other unexpected events;

  •
  our failure to adequately protect against security breaches involving our information technology systems and customer information;

  •
  our inability to find available locations for our stores on terms acceptable to us; and

  •
  restrictions imposed by our indebtedness on our current and future operations.

              Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this prospectus speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. If a change to the events and circumstances reflected in our forward-looking statements occurs, our business, financial condition and operating results may vary materially from those expressed in our forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

 FISCAL YEAR AND CERTAIN FINANCIAL MEASURES AND TERMS

Fiscal Year

              Our fiscal year is the 52- or 53-week period ending on the Thursday preceding December 31. Each of our fiscal years consists of thirteen-week periods in the first, second, third and fourth quarters of the fiscal year. Our last three completed fiscal years consisted of 52 weeks and ended on December 26, 2013, December 27, 2012 and December 29, 2011, respectively.

Certain Financial Measures and Terms

              In this prospectus, in addition to presenting our financial data in accordance with accounting principles generally accepted in the United States (referred to as "GAAP"), we present certain other financial measures, such as EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, CAGR, comparable store sales and net working capital. We define these terms, other than EBITDA and Adjusted EBITDA, as follows:

    "Adjusted EBITDA margin" means, for any period, the Adjusted EBITDA for that period divided by the net sales for that period.

    "CAGR" means compound annual growth rate.

    "Comparable store sales" include net sales from our stores beginning on the first day of the thirteenth full fiscal month following the store's opening. Because our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent such fulfilling store meets the above mentioned store criteria.

    "Net working capital" means, as of any date, current assets (excluding cash and cash equivalents) less current liabilities (excluding the current portion of long-term debt and revolving lines of credit).

              For definitions of EBITDA and Adjusted EBITDA and reconciliations of those measures to the most directly comparable GAAP measures, see "Prospectus Summary—Summary Consolidated Financial and Other Data" and "Selected Consolidated Financial Data." The use of certain of these measures is also discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators." These financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms differs among companies in the retail industry, and therefore measures disclosed by us may not be comparable to measures disclosed by other companies. Each of these financial measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

              In addition, when used in this prospectus, unless the context otherwise requires:

    "Cash-on-cash returns" means, for any period for a given store, four-wall Adjusted EBITDA for that period for that store, divided by the total initial cash investment for that store.

    "Four-wall Adjusted EBITDA" means, for any period for a given store, the Adjusted EBITDA for that period before corporate general and administrative and distribution center expenses.

    "Pre-tax payback" means, for a given store, starting with the first day it is open, the date on which cumulative four-wall Adjusted EBITDA for such store equals our total initial cash investment for such store.

    "Total initial cash investment" means, for a given store, our initial cash investment in that store, which consists of initial inventory (net of payables), pre-opening expenses and capital investment (net of tenant improvement allowances).

 MARKET, INDUSTRY AND OTHER DATA

              Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, such as Catalina Research, Inc., and other industry publications, surveys and forecasts, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of our industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of our industry and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause our results to differ materially from those expressed in the estimates made by the independent industry analysts and other third party sources and by us.

 USE OF PROCEEDS

              We estimate that the net proceeds we will receive from selling common stock in this offering will be approximately $                , after deducting estimated offering expenses of approximately $            (or, if the underwriters exercise their option to purchase additional shares in full, approximately $                , after deducting the estimated offering expenses of approximately $                ), based on an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds of this offering by approximately $            (or, if the underwriters exercise their option to purchase additional shares in full, approximately $              ). Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, at the assumed initial public offering price of $            per share would increase (decrease) the net proceeds of this offering by approximately $             million (or, if the underwriters exercise their option to purchase additional shares in full, approximately $            ).

              We intend to use the net proceeds of this offering as follows:

                           (i)  first, to repay all or a portion of the amounts outstanding under the GCI Facility, including accrued and unpaid interest and the applicable prepayment penalty; and

                          (ii)  second, to repay $            of the outstanding indebtedness under the Wells Facility Revolving Line of Credit and for other general corporate purposes.

              Our management will have broad discretion to use the net proceeds from this offering designated for general corporate purposes, and you will be relying on the judgment of our management regarding the application of such proceeds. Our management might not be able to generate a significant return, if any, on any investment of these net proceeds.

              As of                        , 2014, we had approximately $             million of indebtedness outstanding under the GCI Facility and approximately $             million of indebtedness outstanding under the Wells Facility. The interest rate on the GCI Facility and the Wells Facility Revolving Line of Credit as of                        , 2014 was            % and             %, respectively. The GCI Facility matures on May 1, 2019 and the Wells Facility Revolving Line of Credit matures on the earliest of (i) July 2, 2019, (ii) the maturity date of the Wells Facility Term Loan A (unless the Wells Facility Term Loan A is repaid prior to its maturity date) and (iii) the date that is 90 days prior to the maturity date of the GCI Facility (unless the GCI Facility is repaid prior to its maturity date). Any amounts repaid under the GCI Facility will not be available for future borrowing following repayment. If all amounts outstanding under the GCI Facility are repaid with a portion of the net proceeds from this offering, the GCI Facility will be terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facilities" for more information. An affiliate of Wells Fargo Securities, LLC is the administrative agent, the collateral agent and a lender, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender, under the Wells Facility Revolving Line of Credit and as such will receive a portion of the proceeds from this offering. See "Underwriting."

 DIVIDEND POLICY

              We currently intend to retain all available funds and any future earnings for use in the operation and growth of our business, and therefore we do not currently expect to pay any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects and other factors that our board of directors may deem relevant. In addition, our Credit Facilities contain covenants that restrict our ability to pay cash dividends.

CAPITALIZATION

              The following table sets forth our capitalization as of September 25, 2014 on:

  •
  an actual basis; and

  •
  a pro forma basis, giving effect to the closing of this offering, including the application of the estimated net proceeds from this offering as described under "Use of Proceeds" and the Common Stock Changes.

              The table below should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock," and our consolidated financial statements and the related notes included in this prospectus.

	As of September 25, 2014
	Actual	Pro Forma
	(in thousands, except share data)
Cash and cash equivalents	$161	$

Debt(1):
Wells Facility Revolving Line of Credit	$58,000	$
Wells Facility Term Loan A	9,167
GCI Facility	79,200

Total debt	146,367

Stockholders' equity:
Undesignated preferred stock, par value $0.001 per share; 100,000 shares authorized, no shares issued and outstanding, actual; and shares authorized, no shares issued and outstanding, pro forma	—
Class A common stock, par value $0.001 per share; 500,000 shares authorized, 238,789 shares issued and outstanding, actual; and shares authorized, shares issued and outstanding, pro forma	—
Class B common stock, par value $0.001 per share; 100,000 shares authorized, 356 shares issued and outstanding, actual; and shares authorized, no shares issued and outstanding, pro forma	—
Class C common stock, par value $0.001 per share; 500,000 shares authorized, 19,500 shares issued and outstanding, actual; and shares authorized, shares issued and outstanding, pro forma	—
Additional paid-in capital	260,256
Accumulated other comprehensive loss	(165)
Retained earnings(2)	17,381

Total stockholders' equity	277,472

Total capitalization	$423,839	$

(1)
The above table reflects debt outstanding as of September 25, 2014 and does not include approximately $3.4 million of outstanding letters of credit as of September 25, 2014 that will not be reflected on the balance sheet unless drawn upon. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facilities." As of                , 2014, the Company's total debt outstanding was $             million.

(2)
Pro forma retained earnings reflects the write-off of $             million ($             million net of tax) in deferred financing fees and prepayment penalties related to the repayment of the GCI Facility. See "Use of Proceeds."

 DILUTION

              If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

              The historical net tangible book value of our common stock as of September 25, 2014 was $             million, or $            per share. Historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share is our historical net tangible book value, divided by the number of outstanding shares of common stock, after giving effect to the                        -for-one stock split of our common stock effected on                                    , 2014.

              The pro forma net tangible book value of our common stock as of September 25, 2014 was approximately $             million, or approximately $            per share. Pro forma net tangible book value and pro forma net tangible book value per share give effect to the                        -for-one stock split of our common stock effected on                                    , 2014.

              Pro forma as adjusted net tangible book value gives effect to (i) the                        -for-one stock split of our common stock effected on                                    , 2014, (ii) the sale by us of                        shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, and (iii) the application of the net proceeds received by us as described under "Use of Proceeds." As of September 25, 2014, our pro forma as adjusted net tangible book value would have been approximately $             million, or approximately $             per share. This represents an immediate increase in pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors purchasing common stock in this offering.

              The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$
Historical net tangible book value per share as of September 25, 2014
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing shares in this offering	$

              A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the pro forma as adjusted net tangible book value after this offering by $            per share and increase (decrease) the dilution to new investors by approximately $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

              Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value after this offering by approximately $            per share and increase (decrease) the dilution to new investors by $            per share, assuming the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

              The table below summarizes, as of September 25, 2014, on a pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors			%			%
Total		100.0%			100.0%
				$			$

              A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) total consideration paid by new investors by $            and increase (decrease) the percentage of total consideration paid by new investors by        %, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and before deducting the underwriting discount and estimated offering expenses payable by us.

              Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) total consideration paid by new investors by $            and increase (decrease) the percent of total consideration paid by new investors by        %, assuming the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) remained the same and before deducting the underwriting discount and estimated offering expenses payable by us.

              If the underwriters' option to purchase additional shares in this offering is exercised in full, the percentage of shares of our common stock held by existing stockholders will be reduced to        % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to                        shares, or         % of the total number of shares of our common stock outstanding after this offering.

              The discussion and tables above are based on                        shares of our common stock outstanding as of September 25, 2014, assuming the                                    -for-one stock split of our common stock effected on                                    , 2014, and exclude the following:

  •
                     shares of common stock issuable upon the exercise of stock options outstanding as of September 25, 2014 at a weighted average exercise price of $            per share; and

  •
                     shares of common stock reserved for future issuance under the Incentive Plans.

              If all of these options were exercised, then our existing stockholders, including the holders of these options, would own        % and our new investors would own        % of the total number of shares of our common stock outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these options, would be approximately $             million, or        %, the total consideration paid by our new investors would be $             million, or         %, the average price per share paid by our existing stockholders would be $            , and the average price per share paid by our new investors would be $            .

SELECTED CONSOLIDATED FINANCIAL DATA

              The following tables set forth our selected consolidated financial data. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

              We have derived the selected consolidated financial data as of December 26, 2013 and December 27, 2012 and for the fiscal years ended December 26, 2013, December 27, 2012 and December 29, 2011 from our audited consolidated financial statements, which are included elsewhere in this prospectus. We have derived the selected consolidated financial data as of and for the thirty-nine weeks ended September 25, 2014 and September 26, 2013 from our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements as of September 25, 2014 and for the thirty-nine weeks ended September 25, 2014 and September 26, 2013, in the opinion of management, include all adjustments (inclusive only of normally recurring adjustments) necessary for a fair presentation. Historical results are not indicative of the results to be expected in the future and results of operations for an interim period are not necessarily indicative of results for a full year.

	Fiscal year ended(1)				Thirty-nine weeks ended(1)
(in thousands, except share and per share amounts)	December 26, 2013		December 27, 2012	December 29, 2011	September 25, 2014		September 26, 2013
Net sales		$441,394	$335,088	$276,358		$422,999	$325,000
Cost of sales		270,103	199,900	163,395		255,245	197,734

Gross profit		171,291	135,188	112,963		167,754	127,266
Selling and store operating expenses		107,097	86,025	73,340		105,658	78,741
General and administrative expenses		31,736	21,572	16,352		28,906	23,077
Pre-opening expenses		5,196	1,544	2,250		5,609	3,494
Executive severance(2)		—	—	—		2,975	—
Casualty gain(3)		—	(1,421)	—		—	—

Operating income		27,262	27,468	21,021		24,606	21,954
Interest expense		7,684	6,528	7,031		6,775	5,498
Loss on early extinguishment of debt		1,638	—	1,801		—	1,638

Income before income taxes		17,940	20,940	12,189		17,831	14,818
Provision for income taxes		6,857	8,102	4,702		6,639	5,779

Net income		$11,083	$12,838	$7,487		$11,192	$9,039

Earnings per share:
Basic		$42.92	$49.90	$29.10		$43.30	$35.00
Diluted		$42.55	$49.88	$29.05		$42.08	$34.84
Weighted average shares outstanding:
Basic		258,232	257,280	257,280		258,501	258,271
Diluted		260,451	257,391	257,751		265,947	259,447
Pro forma earnings per share(4):
Basic	$				$
Diluted	$				$
Pro forma weighted average shares outstanding(4):
Basic
Diluted

	Fiscal year ended(1)			Thirty-nine weeks ended(1)
(in thousands)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Consolidated statement of cash flows data:
Net cash (used in) provided by operating activities	$(15,428)	$23,336	$7,947	$43,469	$(457)
Net cash used in investing activities	(25,056)	(10,709)	(9,561)	(30,500)	(18,694)
Net cash provided by (used in) financing activities	40,487	(15,777)	3,501	(12,983)	19,619

	As of(1)				As of(1)
	December 26, 2013		December 27, 2012	December 29, 2011	September 25, 2014		September 26, 2013
(in thousands)	Actual	Pro forma as adjusted(5)			Actual	Pro forma as adjusted(5)
Consolidated balance sheet data:
Cash and cash equivalents	$175	$	$172	$3,322	$161	$	$640
Net working capital	95,136		51,441	47,897	78,641		70,945
Total assets	562,342		483,440	458,646	610,375		560,269
Total debt(6)	159,667		90,543	103,464	146,367		138,834
Total stockholders' equity	264,132		275,186	261,370	277,472		261,466

	Fiscal year ended(1)			Thirty-nine weeks ended(1)
	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Other financial data:
Comparable store sales growth	22.1%	11.6%	10.6%	14.9%	24.1%
Number of stores open at the end of the period(7)	39	31	29	45	36
Adjusted EBITDA (in thousands)(8)	$41,845	$34,161	$29,847	$43,487	$31,257
Adjusted EBITDA margin	9.5%	10.2%	10.8%	10.3%	9.6%

(1)
Our fiscal year is the 52- or 53-week period ending on the Thursday preceding December 31. The data presented contains references to fiscal 2013, fiscal 2012, and fiscal 2011, which represent our fiscal years ended December 26, 2013, December 27, 2012, and December 29, 2011, all of which were 52-week periods. The first thirty-nine weeks of fiscal 2014 ended on September 25, 2014 and the first thirty-nine weeks of fiscal 2013 ended on September 26, 2013.

(2)
Represents costs incurred in connection with the separation agreement with one of our former officers.

(3)
Represents casualty gain recorded related to insurance proceeds received as a result of store damage and business interruption for one of our stores.

(4)
Pro forma per share data gives effect to (i) the                -for-one stock split of our common stock effected on                , 2014, (ii) the sale by us of            shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, (iii) the application of the net proceeds received by us as described under "Use of Proceeds" and (iv) the 2013 Refinancing (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facilities"), in each case assuming such event occurred on December 27, 2012. Basic and diluted pro forma net income per share consists of pro forma net income divided by the basic and diluted pro forma weighted average number of shares of common stock outstanding.

Pro forma net income per share reflects the net decrease in interest expense resulting from our intended repayment of debt under our Credit Facilities as described in "Use of Proceeds." Interest expense is calculated as though we engaged in the 2013 Refinancing and repaid certain outstanding indebtedness under our Credit Facilities with the net proceeds from this offering on December 27, 2012.

Pro forma net income per share does not reflect (i) the write-off of deferred financing fees of $1.4 million in connection with the use of proceeds from this offering or (ii) other costs related to operating as a public company.

The following is a reconciliation of historical net income to pro forma net income for fiscal 2013 and the thirty-nine weeks ended September 25, 2014:

(in thousands)	Fiscal year ended December 26, 2013(1)		Thirty-nine weeks ended September 25, 2014(1)
Net income, as reported		$11,083		$11,192
Decrease in interest expense(a)
Elimination of loss on early extinguishment of debt(b)

Pro forma net income	$		$

    (a)
    Reflects the change in interest expense as a result of the reduction of the total debt outstanding immediately after this offering as if such reduction had occurred at the beginning of each of the reported periods. See a detailed reconciliation below in footnotes (c) and (d) to our reconciliation of historical interest expense to pro forma interest expense.

    (b)
    Reflects the elimination of the loss on early extinguishment of debt resulting from the 2013 Refinancing which we consider to be a one-time, non-recurring expense.

    The following is a reconciliation of historical interest expense to pro forma interest expense for fiscal 2013 and the thirty-nine weeks ended September 25, 2014:

(in thousands)	Fiscal year ended December 26, 2013(1)		Thirty-nine weeks ended September 25, 2014(1)
Interest expense, as reported		$7,684		$6,775
Increase attributable to the 2013 Refinancing(c)
Decrease attributable to this offering(d)

Net decrease

Pro forma interest expense	$		$

    (c)
    Reflects the change in interest expense as a result of the increase in total debt resulting from the 2013 Refinancing as if such increase had occurred at the beginning of each of the reported periods. On May 1, 2013, our total debt consisted of $40 million outstanding under the Wells Facility Revolving Line of Credit, $10 million outstanding under the Wells Facility Term Loan A and $80 million outstanding under the GCI Facility. Interest rates for each of these facilities were            %,             %, and            %, respectively. Total debt outstanding increased $29.5 million as a result of the 2013 Refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Our Credit Facilities" for additional detail on the 2013 Refinancing.

    (d)
    Reflects the change in interest expense as a result of the reduction of the total debt outstanding immediately after this offering as if such reduction had occurred at the beginning of each of the reported periods. Pro forma for this offering, our total debt as of December 27, 2012 consisted of $         million and $         million under the Wells Facility Revolving Line of Credit and the Wells Facility Term Loan A, respectively. Assumes that the GCI Facility will be fully repaid. As of December 27, 2012, the interest rate for the Wells Facility Revolving Line of Credit and the Wells Facility Term Loan A was        % and        %, respectively.

(5)
Pro forma balance sheet data as of December 26, 2013 and September 25, 2014 gives effect to (i) the sale by us of             shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us and (ii) the application of the net proceeds received by us as described under "Use of Proceeds."

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the pro forma as adjusted total debt and total stockholders' equity after this offering by $            and $            , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted total debt and total stockholders' equity after this offering by $            and $            , respectively, assuming the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

(6)
Total debt consists of the current and long-term portions of our Credit Facilities, as well as our Subordinated Notes.

(7)
Represents the number of our warehouse-format stores and our one small-format standalone design center.

(8)
EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain other items that we do not consider indicative of our underlying business performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the table below.

EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the underlying business performance and facilitate a comparison of our operating performance on a consistent basis from period to period. For example, pre-opening expenses are generally incurred during the five-month period prior to a store opening and then are not incurred again for the applicable store. Unlike expenses that will generally recur as the store matures (e.g., personnel wages, supplies), we believe that these pre-opening expenses are not indicative of our underlying business performance for that store and we therefore eliminate these expenses in the adjustments made to determine Adjusted EBITDA. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our Credit Facilities, to evaluate the performance of our executive officers, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as pre-opening expenses, stock compensation expense, loss (gain) on asset disposal, executive recruiting/relocation, and other adjustments. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

The reconciliations of net income to EBITDA and Adjusted EBITDA for the periods noted below are set forth in the table as follows:

	Fiscal year ended			Thirty-nine weeks ended
(in thousands)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Net income	$11,083	$12,838	$7,487	$11,192	$9,039
Depreciation and amortization(a)	6,354	4,641	4,060	7,760	4,280
Interest expense	7,684	6,528	7,031	6,775	5,498
Loss on early extinguishment of debt(b)	1,638	—	1,801	—	1,638
Income tax expense	6,857	8,102	4,702	6,639	5,779

EBITDA	33,616	32,109	25,081	32,366	26,234
Pre-opening expenses(c)	5,316	1,589	2,256	5,728	3,576
Stock compensation expense(d)	1,869	978	740	1,701	1,344
Loss on asset disposal(e)	656	157	14	145	49
Executive recruiting/relocation(f)	54	751	1,029	—	54
Casualty gain(g)	—	(1,421)	—	—	—
Other(h)	334	(2)	727	3,547	—

Adjusted EBITDA	$41,845	$34,161	$29,847	$43,487	$31,257

    (a)
    Net of amortization of tenant improvement allowances and excludes deferred financing amortization, which is included as a part of interest expense in the table above.

    (b)
    Loss recorded as a result of the prepayment of our Subordinated Notes in 2013 and 2011, respectively, as well as the non-cash write off of certain deferred financing fees related to term and revolver borrowings outstanding at time of the refinancing.

    (c)
    Non-capital expenditures associated with and incurred prior to opening new stores, excluding tenant improvement allowances included in depreciation and amortization above.

    (d)
    Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards.

    (e)
    For the fiscal year ended December 26, 2013, the loss was primarily related to the write-off of certain software previously acquired, and for the fiscal year ended December 27, 2012, the loss related primarily to assets retired in connection with a significant remodel completed in one of our stores.

    (f)
    Costs incurred to recruit and relocate members of executive management.

    (g)
    Represents casualty gain recorded related to insurance proceeds received as a result of store damage and business interruption at one of our stores.

    (h)
    Other adjustments include amounts management does not consider indicative of our underlying business performance, including one-time consulting costs, costs incurred in connection with our proposed initial public offering and one-time executive severance of approximately $3.0 million for the thirty-nine weeks ended September 25, 2014.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

              You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus includes forward-looking statements that involve risks and uncertainties. You should review the "Special Note Regarding Forward-Looking Statements" and "Risk Factors" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

              Our fiscal year is the 52- or 53-week period ending on the Thursday preceding December 31. The following discussion contains references to fiscal 2013, fiscal 2012, and fiscal 2011, which represent our fiscal years ended December 26, 2013, December 27, 2012, and December 29, 2011, all of which were 52-week periods. The first thirty-nine weeks of fiscal 2014 ended on September 25, 2014 and the first thirty-nine weeks of fiscal 2013 ended on September 26, 2013.

Overview

    General

              Floor & Decor is a highly differentiated, rapidly growing specialty retailer of hard surface flooring and related accessories with 44 warehouse-format stores across 12 states as of September 25, 2014. We offer a broad assortment of tile, wood, laminate and natural stone flooring along with decorative and installation accessories at everyday low prices. Our stores appeal to a variety of customers, including our Pro, DIY and BIY customers. Our warehouse-format stores average approximately 70,000 square feet and carry on average approximately 3,400 flooring and decorative and installation accessory SKUs, 1.4 million square feet of flooring products and $2.6 million of inventory at cost. We believe that our inspiring design centers and creative and informative visual merchandising also greatly enhance our customers' renovation experience. In addition to our stores, our merchandise is also available on our website at FloorandDecor.com.

              We believe our differentiated business model and culture have created competitive advantages that have driven our success. We have had five consecutive years of double digit comparable store sales growth averaging 14.2% per year, with a 22.1% increase in fiscal 2013. Our total net sales increased from $276.4 million in fiscal 2011 to $441.4 million in fiscal 2013, representing a CAGR of 26.4%. We have expanded our store base from 28 warehouse-format stores at the end of fiscal 2011 to 38 at the end of fiscal 2013, representing a CAGR of 16.5%.

              During fiscal 2013, we continued to make long-term key strategic investments, including:

  •
  opening eight new warehouse-format stores (26.7% unit growth);

  •
  further increasing our in-stock inventory position across our store base;

  •
  augmenting the management team with new hires in e-commerce, supply chain, merchandising, real estate, information technology and inventory management;

  •
  implementing our new enterprise resource planning system, which includes integrated replenishment, merchandising, e-commerce, business intelligence, point of sale and financial planning and analysis;

  •
  enhancing our product assortment and upgrading our visual merchandising and store training program;

  •
  adding more resources dedicated to serving our Pro customers; and

  •
  investing capital to continue enhancing the in-store shopping experience for our customers.

              We believe that our compelling business model, plus the projected growth of the large and highly fragmented $10 billion hard surface flooring market (in manufacturers' dollars), provides us with an opportunity to significantly expand our store base in the U.S. from 44 warehouse-format stores as of September 25, 2014 to over 350 stores nationwide within the next 15 years based on our internal research with respect to housing density, demographic data, competitor concentration and other variables in both new and existing markets. Over the next three years, we plan to grow our store base by approximately 20% to 25% per year. Our ability to open profitable new stores depends on many factors, including the successful selection of new markets and store locations, our ability to negotiate leases on acceptable terms and our ability to attract highly qualified managers and staff. For further information see "Risk Factors—Risks Related to Our Business."

    Key Performance Indicators

              We consider a variety of performance and financial measures in assessing the performance of our business. The key measures we use to determine how our business is performing are comparable store sales, the number of new store openings, gross profit and gross margin and EBITDA and Adjusted EBITDA.

    Comparable Store Sales

              Our comparable store sales growth is a significant driver of our net sales, profitability, cash flow and overall business results. We believe that comparable store sales growth is generated by continued focus on providing a dynamic and expanding product assortment in addition to other merchandising initiatives, quality of customer service, enhancing sales and marketing strategies, improving visual merchandising and overall aesthetic appeal of stores, effectively serving our Pro customers, continued investment in store staff and infrastructure, growing our proprietary credit offering, and further integrating omni-channel strategies and other key information technology enhancements.

              Comparable store sales refer to period-over-period comparisons of our sales among the comparable store base. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store's opening, which is when we believe comparability has been achieved. Since our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent such fulfilling store meets the above mentioned store criteria. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Additionally, any stores that were closed during the current or prior fiscal year are excluded from the definition of comparable stores.

              Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by us may not be comparable to the metrics disclosed by other companies.

              Comparable store sales allow us to evaluate how our retail stores are performing by measuring the change in period-over-period net sales in stores that have been open for thirteen months or more. Various factors affect comparable store sales, including:

  •
  national and regional economic conditions;

  •
  the retail sales environment and other retail trends;

  •
  the home improvement spending environment;

  •
  the hard surface flooring industry trends;

  •
  the impact of competition;

  •
  changes in our product mix;

  •
  changes in staffing at our stores;

  •
  cannibalization resulting from the opening of new stores in existing markets;

  •
  changes in pricing;

  •
  changes in advertising and other operating costs; and

  •
  weather conditions.

    Number of New Stores

              The number and timing of new store openings, and the costs and fixed lease obligations associated therewith, have had, and are expected to continue to have, a significant impact on our results of operations. The number of new stores reflects the number of stores opened during a particular reporting period. Before we open new stores, we incur pre-opening expenses, which are defined below. While sales at new stores are generally lower than sales at our stores that have been open for more than one year, our new stores have historically been profitable in their first year. We believe that our new stores mature over a three- to five-year time frame, depending on the maturity and number of our other stores in the same geographic market as the new store. Generally, our newer stores have also averaged higher comparable store sales growth than our mature stores.

    Gross Profit and Gross Margin

              Our gross profit is variable in nature and generally follows changes in net sales. Our gross profit and gross margin can also be impacted by changes in our prices, our merchandising assortment, shrink, damage, selling of discontinued products, the cost to transport our products from the manufacturer to our stores and our distribution center costs. With respect to our merchandising assortment, certain of our products tend to generate somewhat higher margins than other products within the same product categories or among different product categories. We have experienced modest inflation increases in certain of our product categories, but historically have been able to source from a different manufacturer or pass increases onto our consumers with modest impact on our gross margin. Our gross profit and gross margin, which reflect our net sales and our cost of sales and any changes to the components thereof, allow us to evaluate our profitability and overall business results.

              Gross profit is calculated as net sales less cost of sales. Gross profit as a percentage of net sales is referred to as gross margin. Cost of sales consists of merchandise costs, as well as capitalized freight costs to transport inventory to our distribution centers and stores, and duty and other costs that are incurred to distribute the merchandise to our stores. Cost of sales also includes shrinkage, damage product disposals, distribution and warehousing costs. The Company receives cash consideration from certain vendors related to vendor allowances and volume rebates, which is recorded as a reduction of costs of sales as the inventory is sold or as a reduction of the carrying value of inventory while the inventory is still on hand. The components of our cost of sales may not be comparable to the components of cost of sales, or similar measures, of other retailers. As a result, data in this prospectus regarding our gross profit and gross margin may not be comparable to similar data made available by other retailers.

    EBITDA and Adjusted EBITDA

              EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our underlying business performance.

              EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the underlying business performance and facilitate a comparison of our operating performance on a consistent basis from period to period. For example, pre-opening expenses are generally incurred during the five-month period prior to a store opening and then are not incurred again for the applicable store. Unlike expenses that will generally recur as the store matures (e.g., personnel wages, supplies), we believe that these pre-opening expenses are not indicative of our underlying business performance for that store and we therefore eliminate these expenses in the adjustments made to determine Adjusted EBITDA. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our Credit Facilities, to evaluate the performance of our executive officers, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

              EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as pre-opening expenses, stock compensation expense, loss (gain) on asset disposal, executive recruiting/relocation, and other adjustments. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

Other Key Financial Definitions

    Net Sales

              The retail sector in which we operate is cyclical, and consequently our sales are affected by general economic conditions. Purchases of our products are sensitive to trends in the levels of consumer spending, which are affected by a number of factors such as consumer disposable income, housing market conditions, unemployment trends, stock market performance, consumer debt levels and consumer credit availability, interest rates and inflation, tax rates and overall consumer confidence in the economy.

              Net sales reflect our sales of merchandise, less discounts and estimated returns and include our in-store sales and e-commerce sales. Revenue is recognized when both collection of payment and final delivery of the product have occurred. For orders placed through our website and shipped to our customers, revenue is recognized at the time we estimate the customer receives the merchandise, which is typically within a few days of shipment.

    Selling and Store Operating Expenses

              We expect that our selling and store operating expenses will increase in future periods with future growth. Selling and store operating expenses consist primarily of store personnel wages, bonuses and benefits, infrastructure expenses, supplies, depreciation and amortization, training expenses and advertising costs. Credit card fees, insurance, personal property taxes and other miscellaneous operating costs are also included.

              With regard to the freight component of e-commerce sales, the Company arranges and pays the freight for customers and bills the customers for the estimated freight cost unless the customers choose to pick up their merchandise at one of our retail locations, in which case no freight is charged. Shipping costs and any collections from customers are reported on a net basis in selling and store operating expenses.

              The components of our selling and store operating expenses may not be comparable to the components of similar measures of other retailers.

    General and Administrative Expenses

              We expect that our general and administrative expenses will increase in future periods with future growth and in part due to additional legal, accounting, insurance and other expenses that we expect to incur as a result of being a public company, including compliance with the Sarbanes-Oxley Act. General and administrative expenses include both fixed and variable components, and therefore, are not directly correlated with net sales.

              General and administrative expenses consist primarily of costs incurred outside of our stores and include administrative personnel wages in our store support center and regional offices, bonuses and benefits, supplies, depreciation and amortization, and store support center expenses. Insurance, legal expenses, information technology costs, consulting and other miscellaneous operating costs are also included.

              The components of our general and administrative expenses may not be comparable to the components of similar measures of other retailers.

    Pre-Opening Expenses

              The Company accounts for non-capital operating expenditures incurred prior to opening a new store as "pre-opening" expenses in its consolidated statements of income. Our pre-opening expenses generally begin on average five months in advance of a store opening due to, among other things, us taking possession of the store property. Pre-opening expenses primarily include the following: rent, training costs, staff recruiting, utilities, personnel, advertising and equipment rental.

Impact of New Enterprise Resource Planning System

              As noted elsewhere in this prospectus, we completed the implementation of a new enterprise resource planning system in fiscal 2013. Our new enterprise resource planning system changed the way we calculate certain transactions and, as a result, certain metrics that would ordinarily be reviewed by management, such as store customer transactions and store average ticket, are not calculated in a way that we can quantify comparisons of periods with precision. While a comparison of the information obtained from the different enterprise resource planning systems provides us with general directional information so that we are able to identify certain changes and trends, we cannot currently quantify certain metrics in a way that facilitates precise comparisons of periods that used different enterprise resource planning systems. As a result, in order to provide investors relevant information, we have included the general directional information for a comparison of certain metrics to the extent determinable without quantifying the comparison of such metrics from period to period when amounts are calculated differently between the systems.

Results of Operations

              The following table summarizes key components of our results of operations for the periods indicated, in dollars and as a percentage of net sales:

	Fiscal year ended			Thirty-nine weeks ended
(in thousands)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Net sales	$441,394	$335,088	$276,358	$422,999	$325,000
Cost of sales	270,103	199,900	163,395	255,245	197,734

Gross profit	171,291	135,188	112,963	167,754	127,266
Selling and store operating expenses	107,097	86,025	73,340	105,658	78,741
General and administrative expenses	31,736	21,572	16,352	28,906	23,077
Pre-opening expenses	5,196	1,544	2,250	5,609	3,494
Executive severance	—	—	—	2,975	—
Casualty gain	—	(1,421)	—	—	—

Operating income	27,262	27,468	21,021	24,606	21,954
Interest expense	7,684	6,528	7,031	6,775	5,498
Loss on early extinguishment of debt	1,638	—	1,801	—	1,638

Income before income taxes	17,940	20,940	12,189	17,831	14,818
Provision for income taxes	6,857	8,102	4,702	6,639	5,779

Net income	$11,083	$12,838	$7,487	$11,192	$9,039

	Fiscal year ended			Thirty-nine weeks ended
(percentage of net sales)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	61.2%	59.7%	59.1%	60.3%	60.8%

Gross profit	38.8%	40.3%	40.9%	39.7%	39.2%
Selling and store operating expenses	24.3%	25.7%	26.5%	25.0%	24.2%
General and administrative expenses	7.2%	6.4%	5.9%	6.9%	7.1%
Pre-opening expenses	1.2%	0.5%	0.8%	1.3%	1.1%
Executive severance	0.0%	0.0%	0.0%	0.7%	0.0%
Casualty gain	0.0%	(0.4)%	0.0%	0.0%	0.0%

Operating income	6.1%	8.1%	7.7%	5.8%	6.8%
Interest expense	1.7%	1.9%	2.5%	1.6%	1.7%
Loss on early extinguishment of debt	0.4%	0.0%	0.7%	0.0%	0.5%

Income before income taxes	4.0%	6.2%	4.5%	4.2%	4.6%
Provision for income taxes	1.6%	2.4%	1.7%	1.6%	1.8%

Net income	2.4%	3.8%	2.8%	2.6%	2.8%

Thirty-nine Weeks Ended September 25, 2014 Compared to Thirty-nine Weeks Ended September 26, 2013

    Net Sales

              The following table summarizes our change in net sales for the first thirty-nine weeks of fiscal 2014 compared to the same period in fiscal 2013:

	Thirty-nine weeks ended
	September 25, 2014	September 26, 2013	$ Change	% Change
Net sales	$422,999	$325,000	$97,999	30.2%

              Net sales in the thirty-nine weeks ended September 25, 2014 increased $98.0 million, or 30.2%, compared to the thirty-nine weeks ended September 26, 2013. We experienced net sales increases across all product categories during the period, driven by increases in wood, decorative accessories and tile of 42.9%, 41.8% and 31.7%, respectively. Our comparable store sales increased 14.9%, or $48.5 million, while our non-comparable store sales increased $49.5 million. We believe the increase in comparable store sales was driven by increases in average ticket and to a lesser extent an increase in customer transactions. We believe the increase in net sales and average ticket is due to our customers responding to our merchandising and marketing initiatives by buying better products that offer more value, features and benefits, which also tend to have higher product margins. Non-comparable store sales increases were primarily driven by the opening of nine new stores since September 26, 2013.

    Gross Profit and Gross Margin

              The following table summarizes our gross profit and gross margin for the first thirty-nine weeks of fiscal 2014 and fiscal 2013:

	Thirty-nine weeks ended
(in thousands)	September 25, 2014	September 26, 2013	$ Change	% Change
Gross profit	$167,754	$127,266	$40,488	31.8%
Gross margin	39.7%	39.2%

              Gross profit in the thirty-nine weeks ended September 25, 2014 increased $40.5 million, or 31.8%, compared to the corresponding prior year period. This increase in gross profit was primarily the result of increased sales volume and higher product margins.

              Gross margin for the thirty-nine weeks ended September 25, 2014 increased approximately 50 basis points to 39.7% from 39.2% in the thirty-nine weeks ended September 26, 2013. This increase in gross margin was primarily the result of an increase of 90 basis points of higher product margins and was partially offset by 30 basis points of higher inventory shrinkage and damage.

    Selling and Store Operating Expenses

              The following table summarizes our selling and store operating expenses for the first thirty-nine weeks of fiscal 2014 and fiscal 2013:

	Thirty-nine weeks ended
(in thousands)	September 25, 2014	September 26, 2013	$ Change	% Change
Selling and store operating expenses	$105,658	$78,741	$26,917	34.2%
Selling and store operating expenses as a % of net sales	25.0%	24.2%

              Selling and store operating expenses increased $26.9 million, or 34.2%, due primarily to the addition of nine new stores since September 26, 2013, and to a lesser extent, increased expenses in our comparable stores, which drove an increase in comparable store sales of 14.9% and were incurred as a result of such increased sales.

              As a percentage of sales, our selling and store operating expenses increased approximately 80 basis points to 25.0%, due entirely to the addition of nine new stores. This was partially offset by our comparable store selling and store operating expenses decreasing by 70 basis points as a percentage of sales. Our new stores have lower sales and higher store operating expenses as a percent of sales than do our mature stores.

    General and Administrative Expenses

              The following table summarizes our general and administrative expenses for the first thirty-nine weeks of fiscal 2014 and fiscal 2013:

	Thirty-nine weeks ended
(in thousands)	September 25, 2014	September 26, 2013	$ Change	% Change
General and administrative expenses	$28,906	$23,077	$5,829	25.3%
General and administrative expenses as a % of net sales	6.9%	7.1%

              General and administrative expenses, which are generally expenses incurred outside of our stores, increased $5.8 million, or 25.3%, due to investments we made in personnel in our regional and store support functions and, to a lesser extent, costs incurred in connection with our proposed initial public offering. Our general and administrative expenses as a percentage of sales decreased by approximately 20 basis points primarily due to higher sales and reduced personnel and operating costs as a percentage of sales.

    Pre-Opening Expenses

              The following table summarizes our pre-opening expenses for the first thirty-nine weeks of fiscal 2014 and fiscal 2013:

	Thirty-nine weeks ended
(in thousands)	September 25, 2014	September 26, 2013	$ Change	% Change
Pre-opening expenses	$5,609	$3,494	$2,115	60.5%
Pre-opening expenses as a % of net sales	1.3%	1.1%

              Pre-opening expenses increased $2.1 million, or 60.5%. As a percentage of net sales, pre-opening expenses for the thirty-nine weeks ended September 25, 2014 compared to the thirty-nine weeks ended September 26, 2013 increased approximately 20 basis points primarily due to the greater number of new stores opened or expected to be opened subsequent to September 25, 2014 for which pre-opening expenses were incurred during the thirty-nine weeks ended September 25, 2014 compared to the number of new stores opened for which pre-opening expenses were incurred during the same period in 2013, the timing of pre-opening expenses incurred for certain new stores during the thirty-nine weeks ended September 25, 2014 compared to pre-opening expenses incurred during the same period in 2013, and to a lesser extent, opening new stores in new markets that have moderately higher pre-opening expenses.

    Interest Expense

              The following table summarizes our interest expense for the first thirty-nine weeks of fiscal 2014 and fiscal 2013:

	Thirty-nine weeks ended
(in thousands)	September 25, 2014	September 26, 2013	$ Change	% Change
Interest expense	$6,775	$5,498	$1,277	23.2%

              Interest expense increased $1.3 million, or 23.2%. The increase in our average total debt for the thirty-nine weeks ended September 25, 2014 to $147.6 million compared to $111.0 million in the same period in fiscal 2013 caused the increased interest expense, partially offset by a lower effective interest rate of 6.1% compared to 6.6% for the thirty-nine weeks ended September 25, 2014 and September 26, 2013, respectively. The effective interest rate was lowered in connection with the 2013 Refinancing as more fully described in "Liquidity and Capital Resources" below.

    Taxes

              The following table summarizes our provision for income taxes and our effective tax rates for the first thirty-nine weeks of fiscal 2014 and fiscal 2013:

	Thirty-nine weeks ended
(in thousands)	September 25, 2014	September 26, 2013	$ Change	% Change
Provision for income taxes	$6,639	$5,779	$860	14.9%
Effective tax rate	37.2%	39.0%

              The provision for income taxes increased $0.9 million, or 14.9%. The increase in the provision for income taxes for the thirty-nine weeks ended September 25, 2014 compared to the thirty-nine weeks ended September 26, 2013 is attributable to the increase in income before income taxes, partially offset by a lower effective tax rate during the period. The decrease in year-to-date effective tax rate was due to favorable discrete items.

Fiscal 2013 Compared to Fiscal 2012

    Net Sales

              The following table summarizes our change in net sales for fiscal 2013 compared to fiscal 2012:

	Fiscal year ended
	December 26, 2013	December 27, 2012	$ Change	% Change
Net sales	$441,394	$335,088	$106,306	31.7%

              Net sales in fiscal 2013 increased $106.3 million, or 31.7%, compared to fiscal 2012. We experienced net sales increases across all product categories during the period, driven by increases in laminate/luxury vinyl plank, wood and decorative accessories of 47.0%, 39.2% and 34.0%, respectively. Our comparable store sales increased 22.1%, or $74.3 million, while our non-comparable store sales increased $32.0 million. Comparable store sales were driven by investments as described in "Overview," including further increasing our in-stock inventory position across our store base and enhancing our product assortment, as well as increases in both customer transactions and average ticket. Non-comparable store sales increases were primarily driven by the opening of two new stores during fiscal 2012 and eight new stores during fiscal 2013.

    Gross Profit and Gross Margin

              The following table summarizes our gross profit and gross margin for fiscal 2013 and fiscal 2012:

	Fiscal year ended
(in thousands)	December 26, 2013	December 27, 2012	$ Change	% Change
Gross profit	$171,291	$135,188	$36,103	26.7%
Gross margin	38.8%	40.3%

              Gross profit for fiscal 2013 increased $36.1 million, or 26.7%, compared to fiscal 2012. This increase in gross profit was primarily the result of increased sales, somewhat offset by lower gross margins.

              Gross margin for fiscal 2013 decreased approximately 150 basis points compared to fiscal 2012. This decrease in gross margin was largely attributable to higher distribution center costs due to increased investments in inventory. The strategic investments in inventory were a meaningful driver of our 31.7% sales increase and required the expansion of three of our four distribution centers, which contributed to approximately 70 basis points of margin decrease. In addition, an increase in inventory damage and shrinkage contributed to 60 basis points of gross margin decrease primarily as a result of increased inventory levels and the implementation of our enterprise resource planning system that was completed during fiscal 2013. The remaining decrease was caused by decreased margins associated with our clearance events.

    Selling and Store Operating Expenses

              The following table summarizes our selling and store operating expenses for fiscal 2013 and fiscal 2012:

	Fiscal year ended
(in thousands)	December 26, 2013	December 27, 2012	$ Change	% Change
Selling and store operating expenses	$107,097	$86,025	$21,072	24.5%
Selling and store operating expenses as a % of net sales	24.3%	25.7%

              Selling and store operating expenses in fiscal 2013 increased by $21.1 million, or 24.5%, due primarily to the increase of eight stores added in fiscal 2013 and a full year of expenses for the two stores opened in fiscal 2012. As a percentage of sales, our selling and store operating expenses decreased approximately 140 basis points to 24.3% due to leveraging comparable store operating expenses over a 22.1% comparable store sales increase, somewhat offset by the addition of eight new stores in fiscal 2013 and full year store expenses associated with the two stores opened in fiscal 2012. Our new stores generally have lower sales and higher store operating expenses as a percent of sales than do our mature stores.

    General and Administrative Expenses

              The following table summarizes our general and administrative expenses for fiscal 2013 and fiscal 2012:

	Fiscal year ended
(in thousands)	December 26, 2013	December 27, 2012	$ Change	% Change
General and administrative expenses	$31,736	$21,572	$10,164	47.1%
General and administrative expenses as a % of net sales	7.2%	6.4%

              General and administrative expenses increased $10.2 million, or 47.1%, primarily due to investments we made in personnel in our regional and store support functions and higher consulting and depreciation costs associated with the completion of the implementation of our enterprise resource planning system to support our growth. As a percentage of sales, our general and administrative expenses increased approximately 80 basis points to 7.2% due to increases in expenses as described above.

    Pre-Opening Expenses

              The following table summarizes our pre-opening expenses for fiscal 2013 and fiscal 2012:

	Fiscal year ended
(in thousands)	December 26, 2013	December 27, 2012	$ Change	% Change
Pre-opening expenses	$5,196	$1,544	$3,652	236.5%
Pre-opening expenses as a % of net sales	1.2%	0.5%

              Pre-opening expenses in fiscal 2013 increased $3.7 million, or 236.5%, compared to fiscal 2012. Our pre-opening expenses increased due to opening eight new stores in fiscal 2013 versus two stores in fiscal 2012. As a percentage of net sales, pre-opening expenses for fiscal 2013 increased by approximately 70 basis points compared to fiscal 2012.

    Interest Expense

              The following table summarizes our interest expense for fiscal 2013 and fiscal 2012:

	Fiscal year ended
(in thousands)	December 26, 2013	December 27, 2012	$ Change	% Change
Interest expense	$7,684	$6,528	$1,156	17.7%

              Interest expense in fiscal 2013 increased $1.2 million, or 17.7%, due to our total debt outstanding increasing by $69.1 million. Our debt increased due to the addition of eight new stores, infrastructure investments, and to a lesser extent as a result of 2013 Refinancing as more fully described in "Liquidity and Capital Resources" below.

    Taxes

              The following table summarizes our provision for income taxes and our effective tax rate for fiscal 2013 and fiscal 2012:

	Fiscal year ended
(in thousands)	December 26, 2013	December 27, 2012	$ Change	% Change
Provision for income taxes	$6,857	$8,102	$(1,245)	(15.4)%
Effective tax rate	38.2%	38.7%

              The provision for income taxes for fiscal 2013 decreased $1.2 million, or 15.4%, compared to fiscal 2012. The decrease in the provision for income taxes for fiscal 2013 compared to fiscal 2012 is attributable to the decrease in income before income taxes. Our effective income tax rate was 38.2% for fiscal year 2013 compared to 38.7% for fiscal year 2012. The decrease in the effective income tax rate is attributable to a decrease in permanent differences and an increase in state tax credits in fiscal year 2013.

Fiscal 2012 Compared to Fiscal 2011

    Net Sales

              The following table summarizes our change in net sales for fiscal 2012 compared to fiscal 2011:

	Fiscal year ended
	December 27, 2012	December 29, 2011	$ Change	% Change
Net sales	$335,088	$276,358	$58,730	21.3%

              Net sales in fiscal 2012 increased $58.7 million, or 21.3%, compared to fiscal 2011. We experienced net sales increases across all product categories during the period, driven by increases in laminate/luxury vinyl plank, accessories and decorative accessories of 28.1%, 27.2% and 25.3%, respectively. Our comparable store sales increased 11.6%, or $32.0 million, while our non-comparable store sales increased $26.7 million. The increase in comparable store sales was driven by increases in customer transactions slightly offset by a decrease in average ticket. Non-comparable store sales increases were primarily driven by the opening of three new stores during fiscal 2011 and two new stores during fiscal 2012. We believe the increase in net sales is due to continued improvement in our assortment as well as an increase in replenishment inventory.

    Gross Profit and Gross Margin

              The following table summarizes our gross profit and gross margin for fiscal 2012 and fiscal 2011:

	Fiscal year ended
(in thousands)	December 27, 2012	December 29, 2011	$ Change	% Change
Gross profit	$135,188	$112,963	$22,225	19.7%
Gross margin	40.3%	40.9%

              Our gross profit for fiscal 2012 increased $22.2 million, or 19.7%, compared to fiscal 2011. This increase in gross profit was primarily the result of increased sales, somewhat offset by a lower gross margin.

              Gross margin for fiscal 2012 decreased approximately 60 basis points compared to fiscal 2011. This decrease in gross margin was primarily the result of an increase of 20 basis points in inventory shrinkage and damage, an increase of 20 basis points in higher transportation costs and the remainder as a result of lower product margins.

    Selling and Store Operating Expenses

              The following table summarizes our selling and store operating expenses for fiscal 2012 and fiscal 2011:

	Fiscal year ended
(in thousands)	December 27, 2012	December 29, 2011	$ Change	% Change
Selling and store operating expenses	$86,025	$73,340	$12,685	17.3%
Selling and store operating expenses as a % of net sales	25.7%	26.5%

              Selling and store operating expenses in fiscal 2012 increased by $12.7 million, or 17.3%, compared to fiscal 2011 primarily due to the two new stores opened in fiscal 2012 and a full year of expenses incurred in fiscal 2012 related to the three new stores opened in fiscal 2011. As a percentage of sales, our selling and store operating expenses decreased approximately 80 basis points to 25.7% due to leveraging comparable store operating expenses over an 11.6% comparable store sales increase, somewhat offset by the addition of two new stores in fiscal 2012 and full year store expenses associated with the three stores opened in fiscal 2011. Our new stores generally have lower sales and higher store operating expenses as a percent of sales than do our mature stores.

    General and Administrative Expenses

              The following table summarizes our general and administrative expenses for fiscal 2012 and fiscal 2011:

	Fiscal year ended
(in thousands)	December 27, 2012	December 29, 2011	$ Change	% Change
General and administrative expenses	$21,572	$16,352	$5,220	31.9%
General and administrative expenses as a % of net sales	6.4%	5.9%

              General and administrative expenses increased $5.2 million, or 31.9%, due primarily to investments we made in personnel in our regional and store support functions, higher incentive compensation payments and higher travel expenses to support our growth. As a percentage of sales, our general and administrative expenses increased approximately 50 basis points to 6.4% due to increases in expenses as described above.

    Pre-Opening Expenses

              The following table summarizes our pre-opening expenses for fiscal 2012 and fiscal 2011:

	Fiscal year ended
(in thousands)	December 27, 2012	December 29, 2011	$ Change	% Change
Pre-opening expenses	$1,544	$2,250	$(706)	(31.4)%
Pre-opening expenses as a % of net sales	0.5%	0.8%

              Pre-opening expenses for fiscal 2012 decreased $0.7 million, or 31.4%, compared to fiscal 2011. Our pre-opening expenses decreased due to opening two new stores in fiscal 2012 versus three stores in fiscal 2011. As a percentage of net sales, pre-opening expenses for fiscal 2012 compared to fiscal 2011 decreased approximately 30 basis points.

    Interest Expense

              The following table summarizes our interest expense for fiscal 2012 and fiscal 2011:

	Fiscal year ended
(in thousands)	December 27, 2012	December 29, 2011	$ Change	% Change
Interest expense	$6,528	$7,031	$(503)	(7.2)%

              Interest expense for fiscal 2012 decreased $0.5 million, or 7.2%, compared to fiscal 2011. The decrease in interest expense for fiscal 2012 compared to fiscal 2011 reflected a slight decrease in average debt outstanding and a lower interest rate due to refinancing our debt in May 2011 and paying down a portion of our higher interest rate 10% Subordinated Notes due 2017 (our "Subordinated Notes").

    Taxes

              The following table summarizes our provision for income taxes and our effective tax rates for fiscal 2012 and fiscal 2011:

	Fiscal year ended
(in thousands)	December 27, 2012	December 29, 2011	$ Change	% Change
Provision for income taxes	$8,102	$4,702	$3,400	72.3%
Effective tax rate	38.7%	38.6%

              The provision for income taxes for fiscal 2012 increased $3.4 million, or 72.3%, compared to fiscal 2011. The increase in the provision for income taxes for fiscal 2012 compared to fiscal 2011 is primarily attributable to the increase in income before income taxes.

Seasonality

              Historically, our business has had very little seasonality. Our specialty hard surface flooring and decorative home product offering makes us less susceptible to holiday shopping seasonal patterns compared to other retailers. However, we generally conduct a clearance event during our third fiscal quarter followed by a smaller clearance event towards the end of the year. The timing of these clearance events is driven by operational considerations rather than customer demand and could change from year to year.

Interim Results

              The following table sets forth our historical quarterly results of operations as well as certain operating data for each of our most recent nine fiscal quarters. This unaudited quarterly information has been prepared on the same basis as our annual audited financial statements appearing elsewhere in this document and includes all adjustments, consisting only of normally recurring adjustments, that we consider necessary to present fairly the financial information for the fiscal quarters presented.

              The quarterly data should be read in conjunction with our audited consolidated and unaudited condensed consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Fiscal 2014			Fiscal 2013				Fiscal 2012
(in thousands, except operating data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$152,261	$143,785	$126,953	$116,394	$115,854	$110,418	$98,728	$88,762	$85,166	$84,523	$76,637
Year-over-year increase	31.4%	30.2%	28.6%	31.1%	36.0%	30.6%	28.8%	25.8%	22.1%	19.5%	17.3%
Gross profit	$59,140	$56,869	$51,745	$44,025	$43,041	$45,052	$39,173	$34,586	$34,316	$34,398	$31,888
Year-over-year increase	37.4%	26.2%	32.1%	27.3%	25.4%	31.0%	22.8%	20.4%	21.8%	19.2%	17.2%
Operating income	$8,641	$10,154	$5,811	$5,308	$5,036	$9,768	$7,150	$4,607	$7,238	$8,829	$6,794
Net income	$4,124	$4,880	$2,188	$2,044	$1,934	$3,718	$3,387	$1,853	$3,454	$4,375	$3,156

	Fiscal 2014			Fiscal 2013				Fiscal 2012
Other financial data	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Comparable store sales growth	17.0%	15.7%	11.5%	16.6%	26.9%	23.6%	21.7%	18.8%	10.0%	9.2%	8.2%
Number of stores open at end of period(1)	45	41	39	39	36	33	32	31	31	31	30
Adjusted EBITDA (in thousands)(2)	$15,063	$15,656	$12,768	$10,588	$9,086	$12,578	$9,593	$6,950	$8,863	$9,429	$8,919
Adjusted EBITDA margin	9.9%	10.9%	10.1%	9.1%	7.8%	11.4%	9.7%	7.8%	10.4%	11.2%	11.6%

(1)
Represents the number of our warehouse-format stores and our one small-format standalone design center.

(2)
EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our underlying business performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the table below.

EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the underlying business performance and facilitate a comparison of our operating performance on a consistent basis from period to period. For example, pre-opening expenses are generally incurred during the five-month period prior to a store opening and then are not incurred again for the applicable store. Unlike expenses that will generally recur as the store matures (e.g., personnel wages, supplies), we believe that these pre-opening expenses are not indicative of our underlying business performance for that store and we therefore eliminate these expenses in the adjustments made to determine Adjusted EBITDA. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our Credit Facilities, to evaluate the performance of our executive officers, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to evaluate our executive officers and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as pre-opening expenses, stock compensation expense, loss (gain) on asset disposal, executive recruiting/relocation, and other adjustments. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

The reconciliations of net income to EBITDA and Adjusted EBITDA for the periods noted below are set forth in the table as follows:

	Fiscal 2014			Fiscal 2013				Fiscal 2012
(in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net income	$4,124	$4,880	$2,188	$2,044	$1,934	$3,718	$3,387	$1,853	$3,454	$4,375	$3,156
Depreciation and amortization(a)	2,877	2,446	2,437	2,074	1,645	1,457	1,178	1,237	1,138	1,154	1,112
Interest expense	2,164	2,346	2,265	2,186	1,865	1,990	1,643	1,584	1,604	1,692	1,648
Loss on early extinguishment of debt(b)	—	—	—	—	—	1,638	—	—	—	—	—
Income tax expense	2,353	2,928	1,358	1,078	1,237	2,422	2,120	1,170	2,180	2,762	1,990

EBITDA	11,518	12,600	8,248	7,382	6,681	11,225	8,328	5,844	8,376	9,983	7,906
Pre-opening expenses(c)	2,601	2,104	1,023	1,740	1,970	855	751	299	49	462	779
Stock compensation expense(d)	620	539	542	525	435	449	460	194	281	271	232
Loss (gain) on asset disposal(e)	—	165	(20)	607	—	49	—	—	157	—	—
Executive recruitment/relocation(f)	—	—	—	—	—	—	54	613	—	134	4
Casualty gain(g)	—	—	—	—	—	—	—	—	—	(1,421)	—
Other(h)	324	248	2,975	334	—	—	—	—	—	—	(2)

Adjusted EBITDA	$15,063	$15,656	$12,768	$10,588	$9,086	$12,578	$9,593	$6,950	$8,863	$9,429	$8,919

(a)
Net of amortization of tenant improvement allowances and excludes deferred financing amortization, which is included as a part of interest expense in the table above.

(b)
Loss recorded as a result of the prepayment of our Subordinated Notes in 2013 and 2011, respectively, as well as non-cash write off of previously capitalized deferred financing fees related to term and revolver borrowings outstanding at time of the refinancing.

(c)
Non-capital expenditures incurred prior to opening new stores.

(d)
Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards.

(e)
(Gain) loss on asset disposals. For the fourth quarter ended December 26, 2013, the primary balance related to software acquired that was deemed to no longer be useful, and for the third quarter ended September 27, 2012, the primary balance related to assets retired in connection with a significant remodel completed in one of our stores.

(f)
Costs incurred to recruit and relocate members of executive management.

(g)
Represents casualty gain recorded related to insurance proceeds received as a result of store damage and business interruption at one of our stores.

(h)
Other adjustments include amounts management does not consider indicative of our underlying business performance, including one-time consulting costs, costs incurred in connection with our proposed initial public offering and one-time executive severance of $3.0 million for the thirty-nine weeks ended September 25, 2014.

Liquidity and Capital Resources

              We rely on cash flows from operations and the Wells Facility as our primary sources of liquidity. As of September 25, 2014, we had $38.8 million in unrestricted liquidity, consisting of $0.2 million in cash and cash equivalents and $38.6 million immediately available for borrowing under the Wells Facility without violating any covenants thereunder.

              Our primary cash needs are for merchandise inventories, payroll, store rent, and other operating expenses and capital expenditures associated with opening new stores and updating existing stores, as well as information technology, e-commerce and store support center infrastructure. We also use cash for the payment of taxes and interest.

              The most significant components of our operating assets and liabilities are merchandise inventories, and to a lesser extent accounts receivable, prepaid expenses and other assets, accounts payable, other current and non-current liabilities, taxes receivable and taxes payable. Our liquidity is not generally seasonal, and our uses of cash are primarily tied to when we open stores and make other capital expenditures. We believe that cash expected to be generated from operations and the availability of borrowings under the Wells Facility will be sufficient to meet liquidity requirements, anticipated capital expenditures and payments due under our Credit Facilities for at least the next 12 months.

              As described above, merchandise inventory is our most significant working capital asset and is considered "in-transit" or "available for sale," based on whether we have physically received the products at an individual store location or in one of our domestic distribution centers. In-transit inventory generally varies due to contractual terms, country of origin, transit times, international holidays, weather patterns and other factors, but for the last two years, less than 10% of our inventory was in-transit while over 90% of our inventory was available for sale in our stores or at one of our four distribution centers. We measure realizability of our inventory by monitoring sales, gross margin, inventory aging, weeks of supply or inventory turns as well as by reviewing SKUs that have been determined by our merchandising team to be discontinued. Based on our analysis of these factors, we believe our inventory is realizable. Twice a year, we conduct a clearance event with the goal of selling through discontinued inventory, followed by donations of the aged discontinued inventory that we are unable to sell. We generally conduct a larger clearance event during our third fiscal quarter followed by a smaller clearance event towards the end of the year. We define aged discontinued inventory as inventory in discontinued status for more than 12 months. As of September 25, 2014, we had $0.5 million of aged discontinued inventory. As noted below, we made a large investment in inventory in fiscal 2013 to improve our in-stock inventory positions. When coupled with opening eight new stores in fiscal 2013 compared to two new stores in fiscal 2012, this investment decreased our inventory turnover ratio to 2.0 for fiscal 2013 from 2.1 for fiscal 2012, but contributed to the 31.7% increase in total sales and 22.1% increase in comparable store sales we experienced in fiscal 2013. For the twelve months ended September 25, 2014, our inventory turnover ratio stayed consistent at 2.0. Inventory turnover is calculated by dividing the last twelve months cost of sales by the average inventory over the preceeding five quarters.

              Total capital expenditures in fiscal 2014 are planned to be between $38 million to $42 million and will be funded primarily by cash generated from operations. We intend to make the following capital expenditures in fiscal 2014:

  •
  Open eight to nine stores and start construction on stores opening in early 2015 using $24 million to $26 million of cash;

  •
  Invest in existing store remodeling projects using $8 million to $9 million of cash; and

  •
  Invest in information technology infrastructure, e-commerce and other store support center initiatives using $6 million to $7 million of cash.

    Cash Flow Analysis

              A summary of our operating, investing and financing activities are shown in the following table:

	Fiscal year ended			Thirty-nine weeks ended
(in thousands)	December 26, 2013	December 27, 2012	December 29, 2011	September 25, 2014	September 26, 2013
Net cash (used in) provided by operating activities	$(15,428)	$23,336	$7,947	$43,469	$(457)
Net cash used in investing activities	(25,056)	(10,709)	(9,561)	(30,500)	(18,694)
Net cash provided by (used in) financing activities	40,487	(15,777)	3,501	(12,983)	19,619

Increase (decrease) in cash and cash equivalents	$3	$(3,150)	$1,887	$(14)	$468

    Net Cash Provided By (Used In) Operating Activities

              Cash from operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, stock-based compensation, paid in-kind interest related to the Subordinated Notes that were redeemed in May 2013, deferred taxes and the effects of changes in operating assets and liabilities.

              Net cash provided by operating activities was $43.5 million for the thirty-nine weeks ended September 25, 2014 and net cash used by operating activities was $0.5 million for the thirty-nine weeks ended September 26, 2013. The increase in net cash provided by operating activities for the thirty-nine weeks ended September 25, 2014 compared to the thirty-nine weeks ended September 26, 2013 reflects normalized operating activities in the period ended September 25, 2014 compared to the comparable period in 2013 where we made the strategic investment in inventory described below, and associated changes in working capital.

              In fiscal 2013, we made the strategic decision to invest significant amounts in inventory to improve our store in-stock percentages for our top-selling SKUs, increase safety stock in our four distribution centers for top-selling SKUs and add inventory for our eight new stores versus our two new stores in fiscal 2012, which we believe was a major reason for the acceleration in both net sales and comparable store sales last year. This increase in inventory was the primary reason we reflected a modest amount of cash used in operations for the thirty-nine weeks ended September 26, 2013. Because of this strategic investment, we do not need to make the same level of incremental inventory investment in fiscal 2014, nor do we foresee needing to make this level of investment in the future, and therefore our cash flow from operations is much higher for the thirty-nine weeks ended September 25, 2014 than it was for the comparable period in 2013. Fiscal 2014 also benefited from the timing of income tax payments made in fiscal 2013, which reduced our initial income tax payments in the following year. We expect to have positive cash flow from operations in fiscal 2014.

              Net cash used in operating activities was $15.4 million for fiscal 2013 and net cash provided by operating activities was $23.3 million for fiscal 2012. The decrease in fiscal 2013 compared to fiscal 2012 was driven primarily by cash used by operating assets and liabilities of $43.5 million due to an increase in inventory, receivables and other assets, as well as less cash provided by the change in income tax payable. As described above, the increase in assets was necessary to support the 22.1% comparable store sales increase in fiscal 2013 as well as the addition of eight new stores in fiscal 2013 and the addition of two stores in fiscal 2012.

              Net cash provided by operating activities was $23.3 million and $7.9 million for fiscal 2012 and fiscal 2011, respectively. The increase in fiscal 2012 compared to fiscal 2011 was driven by the increase in net income of $5.4 million, as well as cash provided by operating assets and liabilities increasing $12.1 million primarily due to a decrease in other assets, an increase in accounts payable and an increase in tenant improvement allowances. The decrease in other assets was primarily due to the timing of rent payments that lowered our prepaid rent in fiscal 2012. The increase in accounts payable was due to the timing of inventory receipts and associated payment terms of inventory relative to the same time the previous year. Additionally, the increase in tenant improvement allowances was due to amounts received from our landlords relating to new stores, renewing existing leases and moving into a new store support center in March of 2012.

    Net Cash Used in Investing Activities

              Investing activities consist primarily of capital expenditures for new store openings, existing store remodels (including tenant improvements, new racking, new fixtures and new design centers), new infrastructure and information systems.

              Capital expenditures were $30.5 million compared to $18.4 million for the thirty-nine weeks ended September 25, 2014 and September 26, 2013, respectively. The increase in capital expenditures for the thirty-nine weeks ended September 25, 2014 was primarily due to a larger investment in new stores and our existing store remodels. For the thirty-nine weeks ended September 25, 2014, approximately 57% of capital expenditures was for new stores, 27% was for existing store remodel investments, and the remainder was for information technology and e-commerce investments. For the thirty-nine weeks ended September 26, 2013, approximately 60% of capital expenditures was for new stores, 17% for existing store remodel investments, and the remainder for information technology and investments in the store support center.

              Capital expenditures for fiscal 2013 were $24.7 million compared to $10.7 million for fiscal 2012 and $9.6 million for fiscal 2011. The increase in capital expenditures for fiscal 2013 was primarily due to opening eight new stores in fiscal 2013 versus opening two new stores in fiscal 2012, and to a lesser extent, increased investment in existing store remodels. Approximately 60% of fiscal 2013 capital expenditures was for new stores, approximately 20% was for existing store remodel investments, 10% was for investments to complete our enterprise resource planning implementation, and the remainder was for investments in our store support center.

              Capital expenditures for fiscal 2012 were $10.7 million compared to $9.6 million for fiscal 2011. The increase in capital expenditures for fiscal 2012 was primarily due to increased investment in existing store remodels and infrastructure investments in our store support center. Approximately 30% of fiscal 2012 capital expenditures was for new stores, approximately 30% was for existing store remodel investments, 30% was for investments in our enterprise resource planning implementation, and the remainder was for investments in our store support center.

    Net Cash Provided By (Used In) Financing Activities

              Financing activities consist primarily of borrowings and related repayments under our credit agreements, as well as dividends paid to common stockholders.

              Net cash used in financing activities was $13.0 million for the thirty-nine weeks ended September 25, 2014 and net cash provided by financing activities was $19.6 million for the thirty-nine weeks ended September 26, 2013. The net cash used in financing activities for the thirty-nine weeks ended September 25, 2014 was primarily due to our use of cash available from higher cash flows from operations during the period to pay down the Wells Facility Revolving Line of Credit. The net cash provided by financing activities for the thirty-nine weeks ended September 26, 2013 was primarily driven by proceeds from borrowings under our credit agreements, partially offset by repayments of amounts outstanding under prior credit agreements (as discussed below), debt issuance costs incurred and dividends paid to common stockholders.

              Net cash provided by financing activities was $40.5 million for fiscal 2013 and net cash used in financing activities was $15.8 million for fiscal 2012. The increase in fiscal 2013 compared to fiscal 2012 was driven primarily by proceeds from borrowings under our credit agreements, partially offset by repayments of amounts outstanding under prior credit agreements (as discussed below), debt issuance costs incurred and dividends paid to common stockholders.

              Net cash used in financing activities was $15.8 million for fiscal 2012 and net cash provided by financing activities was $3.5 million for fiscal 2011. The change in fiscal 2012 compared to fiscal 2011 was driven by opening fewer new stores and higher cash flow provided by operations, which allowed us to pay down debt.

    Our Credit Facilities

              On May 1, 2013, we entered into the Wells Facility and the GCI Facility. As of September 25, 2014, the Wells Facility Term Loan A and the GCI Facility had maturity dates of May 1, 2018 and May 1, 2019, respectively, and the Wells Facility Revolving Line of Credit had a maturity date of the earliest of (i) July 2, 2019, (ii) the maturity date of the Wells Facility Term Loan A (unless the Wells Facility Term Loan A is repaid prior to its maturity date) and (iii) the date that is 90 days prior to the maturity date of the GCI Facility (unless the GCI Facility is repaid prior to its maturity date). We used the borrowings under our Credit Facilities to (i) pay off our previous term loan and revolving credit facility with Wells Fargo Bank, N.A. in the amount of $52.1 million and $15 million, respectively,

(ii) redeem all of our remaining Subordinated Notes in the amount of $33.4 million, (iii) fund a $25 million special dividend to our stockholders and (iv) pay transaction fees and expenses in connection therewith (collectively, the "2013 Refinancing").

              The indebtedness outstanding under our Credit Facilities is secured by substantially all the assets of the Company. In particular, the indebtedness outstanding under (i) the Wells Facility is secured by a first-priority security interest in all of the current assets of the Company, including inventory and accounts receivable, and a second-priority security interest in the collateral that secures the GCI Facility on a first-priority basis, and (ii) the GCI Facility is secured by a first-priority security interest in all of the fixed assets and intellectual property of the Company, and a second-priority interest in the collateral that secures the Wells Facility on a first-priority basis.

              The Wells Facility Term Loan A requires quarterly repayments of approximately $167 thousand, which commenced on July 1, 2013. The GCI Facility requires quarterly repayments of approximately $200 thousand, which commenced on September 30, 2013.

              The Wells Facility Revolving Line of Credit initially accrued interest at LIBOR + 2.00%, and as of September 25, 2014 was subject to a pricing grid based on average daily availability under such facility ranging from LIBOR + 1.25% to 1.75%. As of September 25, 2014, the Wells Facility Term Loan A accrued interest at LIBOR + 2.75%. As of September 25, 2014, we had the ability to access $38.6 million of unused borrowings under the Wells Facility Revolving Line of Credit without violating any covenants thereunder and had $3.4 million in outstanding letters of credit. However, the Wells Facility Revolving Line of Credit allows us to borrow up to $125 million, subject to the borrowing base requirements, set forth in the credit agreement governing the Wells Facility, and includes an "accordion" feature that allows us, under certain circumstances, to increase the size of the facility by $75 million.

              The GCI Facility accrues interest at LIBOR + 6.50%, subject to a LIBOR floor of 1.25%. Voluntary prepayments of the GCI Facility are generally subject to a prepayment premium of 1.0% (which will be reduced to 0.5% for prepayments of the GCI Facility using the proceeds from this offering).

              The credit agreements governing our Credit Facilities contain customary restrictive covenants that, among other things and with certain exceptions, limit the ability of the Company to (i) incur additional indebtedness and liens in connection therewith; (ii) pay dividends and make certain other restricted payments; (iii) effect mergers or consolidations; (iv) enter into transactions with affiliates; (v) sell or dispose of property or assets; and (vi) engage in unrelated lines of business. In addition, these credit agreements subject us to certain reporting obligations and require that we satisfy certain financial covenants, including, among other things:

  •
  a requirement that if borrowings under the Wells Facility Revolving Line of Credit exceed 90% of availability, we will maintain a certain fixed charge coverage ratio (defined as consolidated EBITDA less non-financed capital expenditures and income taxes paid to consolidated fixed charges, in each case as more fully defined in the credit agreement governing the Wells Facility); and

  •
  a requirement under the GCI Facility that we maintain a maximum total net leverage ratio, which was 5.0 as of December 26, 2013 and which was reduced to 4.75 beginning with the fiscal quarter ending June 26, 2014 (defined as the ratio of consolidated total debt net of unrestricted cash to consolidated EBITDA, in each case as more fully defined in the credit agreement governing the GCI Facility).

              As of September 25, 2014, we were in compliance in all material respects with the covenants of the Credit Facilities and no Event of Default (as defined in the credit agreements governing our Credit Facilities) had occurred.

              For more information on our Credit Facilities, including the anticipated termination of the GCI Facility, see "Use of Proceeds."

Contractual Obligations

              We enter into long-term obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. As of December 26, 2013, without giving effect to this offering, our contractual cash obligations over the next several periods were as follows:

	Payments due by period
(in thousands)	Total	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017	Fiscal 2018	Thereafter
Term loans	$89,467	$1,467	$1,833	$1,100	$1,467	$7,800	$75,800
Revolving loan	70,200	—	—	—	—	70,200	—
Estimated interest(1)	42,729	8,082	7,987	7,910	7,798	7,523	3,429
Operating leases(2)	190,869	25,504	26,419	25,624	20,694	16,903	75,725
Letters of credit	2,555	2,555	—	—	—	—	—
Container commitments(3)	1,108	1,108	—	—	—	—	—
Purchase obligations(4)	44,567	44,567	—	—	—	—	—

Total	$441,495	$83,283	$36,239	$34,634	$29,959	$102,426	$154,954

(1)
For purposes of this table, interest has been estimated based on interest rates in effect for our indebtedness as of December 26, 2013, and estimated borrowing levels in the future. Actual borrowing levels and interest costs may differ.

(2)
We enter into operating leases during the normal course of business. Most lease arrangements provide us with the option to renew the leases at defined terms. The future operating lease obligations would change if we were to exercise these options, or if we were to enter into additional operating leases.

(3)
In the normal course of business, we have committed to minimum volumes of shipments with different ocean freight carriers.

(4)
Purchase obligations related primarily to merchandise inventory.

Off-Balance Sheet Arrangements

              We do not have any relationship with unconsolidated entities or financial partnerships for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

              The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an ongoing basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ under different assumptions and conditions, and such differences could be material to the consolidated financial statements.

              Management evaluated the development and selection of its critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are the most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on all of our significant account policies can be found in Note 1—Nature of Business and Note 2—Summary of Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus.

    Revenue Recognition

              Retail sales at our stores are recorded at the point of sale and are net of sales discounts and estimated returns. We recognize revenue and the related cost of sales when both collection of payment and final delivery of the product have occurred. For orders placed through our website and shipped to our customers, we recognize revenue and the related cost of sales at the time we estimate the customer receives the merchandise, which is typically within a few days of shipment. Sales taxes collected are not recognized as revenue as these amounts are ultimately remitted to the appropriate taxing authorities.

              We reserve for future returns of previously sold merchandise based on historical experience and various other assumptions that we believe to be reasonable. This reserve reduces sales and cost of sales, accordingly. Merchandise exchanges of similar product and price are not considered merchandise returns and, therefore, are excluded when calculating the sales returns reserve.

    Gift Cards and Merchandise Credits

              We sell gift cards to our customers in our stores and through our website and issue merchandise credits in our stores. We account for the programs by recognizing a liability at the time the gift card is sold or the merchandise credit is issued. The liability is relieved and revenue is recognized upon redemption. Prior to February 1, 2013, we recognized revenue on unredeemed gift cards based on the estimated rate of gift card breakage, which was applied over the period of estimated performance. Net sales related to the estimated breakage are included in net sales in the consolidated statement of income. On February 1, 2013, we entered into an agreement with an unrelated third party who became the issuer of our gift cards going forward and also assumed the existing liability for unredeemed gift cards for which there were no currently existing claims under unclaimed property statutes. We are no longer the primary obligor for the third party issued gift cards and are therefore not subject to claims under unclaimed property statutes, as the agreement effectively transfers the ownership of such unredeemed gift cards and the related future escheatment liability, if any, to the third party. Accordingly, gift card breakage income of $0.6 million and $0.1 million was recognized in fiscal 2013 and fiscal 2011, respectively, for such unredeemed gift cards. No income related to gift card breakage was recorded in fiscal 2012.

    Inventory Valuation and Shrinkage

              Inventories consist of merchandise held for resale and are stated at the lower of cost or market. We determined inventory costs using a first-in, first-out method until April 2013, at which time we converted to a weighted-average cost method (the effects of this change were not material). We capitalize the cost of transportation, duties and other costs to get product to our retail locations. We provide provisions for losses related to shrinkage and other amounts that are otherwise not expected to be fully recoverable. These provisions are calculated based on historical shrinkage, selling price, margin and current business trends. The estimates have calculations that require management to make assumptions based on the current rate of sales, age, salability and profitability of inventory, historical percentages that can be affected by changes in our merchandising mix, customer preferences, rates of sell through and changes in actual shrinkage trends. We do not believe there is a reasonable likelihood that there will be a material change in the assumptions we use to calculate our inventory provisions. However, if actual results are not consistent with our estimates and assumptions, we may be exposed to losses or gains that could be material.

    Income Taxes

              We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in the period that includes the enactment date of such a change.

              The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the associated temporary differences became deductible. On a quarterly basis, we evaluate whether it is more likely than not that our deferred tax assets will be realized in the future and conclude whether a valuation allowance must be established.

              We include any estimated interest and penalties on tax-related matters in income taxes payable and income tax expense. Current guidance clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under the relevant authoritative literature, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50 percent likelihood of being sustained.

    Goodwill and Other Indefinite-Lived Intangible Assets

              We have identified each of the four geographic regions (the East, Southeast, Central and West) of our operating segment as separate components and have determined that these components have similar economic characteristics and therefore should be aggregated into one reporting unit. We reached this conclusion based on the level of similarity of a number of quantitative and qualitative factors, including sales, gross profit margin percentage, the manner in which we operate our business, the similarity of hard surface flooring products, operating procedures, marketing initiatives, store layout, employees, customers and methods of distribution, as well as the level of shared resources between the components.

              We complete an impairment test of goodwill and other indefinite-lived intangible assets at least annually or more frequently if indicators of impairment are present. We obtain independent third-party valuation studies to assist us with determining the fair value of goodwill and indefinite-lived intangible assets. Our goodwill and other indefinite-lived intangible assets subject to impairment testing arose primarily as a result of our acquisition of F&D in November 2010.

              We qualitatively assess goodwill to determine whether it is more likely than not that the fair value of our reporting unit is less than its carrying value. We also perform a two-step quantitative impairment test on goodwill. In the first step, we compare the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is considered not impaired, and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit's goodwill. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.

              We estimate the fair value of our reporting unit using a combination of the income approach and the market approach. The income approach utilizes a discounted cash flow model incorporating management's expectations for future revenue, operating expenses, earnings before interest, taxes, depreciation and amortization, taxes and capital expenditures. We discount the related cash flow forecasts using our estimated weighted-average cost of capital at the date of valuation. The market approach utilizes comparative market multiples in the valuation estimate. Multiples are derived by relating the value of guideline companies in our industry and with similar growth prospects, based on either the market price of publicly traded shares or the prices of companies being acquired in the marketplace, to various measures of their earnings and cash flow. Such multiples are then applied to our historical and projected earnings and cash flow in developing the valuation estimate.

              Preparation of forecasts and the selection of the discount rates involve significant judgments about expected future business performance and general market conditions. Significant changes in our forecasts, the discount rates selected or the weighting of the income and market approach could affect the estimated fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period.

              Based on the goodwill asset impairment analysis performed quantitatively on October 25, 2013, we determined that the fair value of our reporting unit is substantially in excess of the carrying value. No events or changes in circumstances have occurred since the date of our most recent annual impairment test to indicate that the fair value of a reporting unit would be less than its carrying amount.

              We annually evaluate whether indefinite-lived assets continue to have an indefinite life or have impaired carrying values due to changes in the asset(s) or their related risks. The impairment review is performed by comparing the carrying value to the estimated fair value, determined using a discounted cash flow methodology. If the recorded carrying value of the indefinite-lived asset exceeds its estimated fair value, an impairment charge is recorded to write the asset down to its estimated fair value.

              Our goodwill and other indefinite-lived intangible assets impairment loss calculations contain uncertainties because they require management to make significant judgments estimating the fair value of our reporting unit and indefinite-lived intangible assets, including the projection of future cash flows, assumptions about which market participants are the most comparable, the selection of discount rates and the weighting of the income and market approaches. These calculations contain uncertainties because they require management to make assumptions such as estimating economic factors and the profitability of future business operations and, if necessary, the fair value of a reporting unit's assets and liabilities among others. Further, our ability to realize the future cash flows used in our fair value calculations is affected by factors such as changes in economic conditions, changes in our operating performance and changes in our business strategies. Significant changes in any of the assumptions involved in calculating these estimates could affect the estimated fair value of our reporting unit and indefinite-lived intangible assets and could result in impairment charges in a future period.

              We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use in our goodwill or other tests of impairment. Based on the results of our annual impairment tests for goodwill and other indefinite-lived intangible assets, no impairment was recorded. Based on this assessment, we believe that our goodwill and other indefinite-lived intangible assets are not at risk of impairment. However, if actual results are not consistent with our estimates or assumptions or there are significant changes in any of these estimates, projections or assumptions, it could have a material effect on the fair value of these assets in future measurement periods and result in an impairment, which could materially affect our results of operations.

    Long-Lived Assets

              Long-lived assets, such as fixed assets and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action by a regulator. If the sum of the estimated undiscounted future cash flows related to the asset is less than the asset's carrying value, we recognize a loss equal to the difference between the carrying value and the fair value, usually determined by the estimated undiscounted cash flow analysis of the asset.

              Since there is typically no active market for our definite-lived intangible assets, we estimate fair values based on expected future cash flows at the time they are identified. We estimate future cash flows based on store-level historical results, current trends and operating and cash flow projections. We amortize these assets with finite lives over their estimated useful lives on a straight-line basis. This amortization methodology best matches the pattern of economic benefit that is expected from the definite-lived intangible assets. We evaluate the useful lives of its intangible assets on an annual basis.

    Stock-Based Compensation

              We account for employee stock options in accordance with relevant authoritative literature. We obtain independent third-party valuation studies to assist us with determining the grant date fair value of our stock price. Stock options are granted with exercise prices equal to or greater than the estimated fair market value on the date of grant as authorized by our board of directors or compensation committee. Options granted have vesting provisions ranging from three to five years. Stock option grants are generally subject to forfeiture if employment terminates prior to vesting. We have selected the Black-Scholes option pricing model for estimating the grant date fair value of stock option awards granted. We have considered the retirement and forfeiture provisions of the options and utilized our historical experience to estimate the expected life of the options. We base the risk-free interest rate on the yield of a zero coupon U.S. Treasury security with a maturity equal to the expected life of the option from the date of the grant. We estimate the volatility of the share price of our common stock by considering the historical volatility of the stock of similar public entities. In determining the appropriateness of the public entities included in the volatility assumption we considered a number of factors, including the entity's life cycle stage, growth profile, size, financial leverage and products offered. Stock-based compensation cost is measured at the grant date based on the value of the award, net of estimated forfeitures, and is recognized as expense over the requisite service period based on the number of years for which the requisite service is expected to be rendered.

    Self-Insurance Reserves

              The Company is partially self-insured for workers' compensation and general liability claims less than certain dollar amounts and maintains insurance coverage with individual and aggregate limits. The Company also has a stop-loss limit to protect against losses exceeding $1.8 million for workers' compensation claims and $1.7 million for general liability claims. Our liabilities represent estimates of the ultimate cost for claims incurred, including loss adjusting expenses, as of the balance sheet date. The estimated liabilities are not discounted and are established based upon analysis of historical data, actuarial estimates, regulatory requirements, an estimate of claims incurred but not yet reported and other relevant factors. The liabilities are reviewed by management utilizing third-party actuarial studies on a regular basis to ensure that they are appropriate. While we believe these estimates are reasonable based on the information currently available, if actual trends, including the severity or frequency of claims, medical cost inflation or fluctuations in premiums, differ from our estimates, our results of operations could be impacted. As of December 26, 2013, self-insurance reserves for individual workers compensation and individual general liability claims were less than $0.2 million and less than $0.1 million, respectively.

Recently Issued Accounting Pronouncements

    Presentation of Comprehensive Income

              In June 2011, the Financial Accounting Standards Board ("FASB") issued "Presentation of Comprehensive Income." The standard revises the presentation and prominence of the items reported in other comprehensive income and is effective retrospectively for fiscal years beginning after December 15, 2011. We adopted this standard in 2013 and have presented comprehensive income in our Consolidated Statements of Comprehensive Loss.

    Periodic Testing of Indefinite-Lived Intangible Assets for Impairment

              In July 2012, the FASB issued updated guidance on the periodic testing of indefinite-lived intangible assets for impairment. This guidance provides companies the option to first assess qualitative factors to determine if it is more likely than not that an indefinite-lived intangible asset is impaired and whether it is necessary to perform an annual quantitative impairment test. This guidance is effective for fiscal years beginning after September 15, 2012, with early adoption permitted. We adopted this guidance in fiscal year 2014 and its adoption did not have a material impact on our consolidated results of operations, financial position or cash flows.

    Presentation of Discontinued Operations and Disclosures of Disposals of Components of an Entity

              In April 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-08, "Presentation of Financial Statements and Property, Plant and Equipment—Reporting Discontinued Operations and Disclosures of Disposals of an Entity." ASU 2014-08 provides new guidance related to the definition of a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This new guidance is effective for fiscal years beginning on or after December 15, 2014 and interim periods within those years. The adoption of ASU 2014-08 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

    Revenue from Contracts with Customers

              In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers." ASU 2014-09 provides new guidance related to the core principle that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. The Company is still evaluating what impact, if any, the adoption of ASU 2014-09 will have on the Company's financial position, results of operations or cash flows.

Jumpstart Our Business Startups Act of 2012

              As described above under the heading "Implications of Being an Emerging Growth Company," the JOBS Act permits us, as an "emerging growth company," to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have determined to opt out of this exemption. As a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for companies that are not "emerging growth companies." Our decision to opt out of this exemption is irrevocable.

Quantitative and Qualitative Disclosure of Market Risk

    Foreign Currency Risk

              We contract for production with third parties primarily in Asia and Europe. While substantially all of these contracts are stated in U.S. dollars, there can be no assurance that the cost for the future production of our products will not be affected by exchange rate fluctuations between the U.S. dollar and the local currencies of these contractors. Due to the number of currencies involved, we cannot quantify the potential impact of future currency fluctuations on net income (loss) in future years. To date, such exchange fluctuations have not had a material impact on our financial condition or results of operations.

    Interest Rate Risk

              Our operating results are subject to risk from interest rate fluctuations on our Credit Facilities, which carry variable interest rates. As of September 25, 2014, our outstanding variable rate debt aggregated approximately $146.4 million. Based on September 25, 2014 debt levels, an increase or decrease of 1% in the effective interest rate would cause an increase or decrease in interest cost of approximately $1.5 million over the next twelve months. To lessen our exposure to changes in interest rate risk, we entered into $35.0 million notional value interest rate swap agreements on June 27, 2013 and June 28, 2013, with Wells Fargo, N.A. and SunTrust Bank (collectively, the "Swap Agreements") that fix LIBOR at 1.137% beginning in May 2014. The Swap Agreements terminate upon a termination of the Wells Facility.

    Impact of Inflation/Deflation

              We do not believe that inflation has had a material impact on our net sales or operating results for the past three fiscal years. However, substantial increases in costs, including the price of raw materials, labor, energy and other inputs used in the production of our merchandise, could have a significant impact on our business and the industry in the future. Additionally, while deflation could positively impact our merchandise costs, it could have an adverse effect on our average unit retail price, resulting in lower sales and operating results.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

              None.

Internal Control Over Financial Reporting

              The process of improving our internal controls has required and will continue to require us to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. There can be no assurance that any actions we take will be completely successful. We will continue to evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting on an ongoing basis. As part of this process, we may identify specific internal controls as being deficient.

              We have begun documenting and testing internal control procedures in order to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments; however, for so long as we may qualify as an emerging growth company, we will not be required to engage an auditor to report on our internal controls over financial reporting. We must comply with Section 404 no later than the time we file our annual report for fiscal 2015 with the SEC.

BUSINESS

Our Company

              Floor & Decor is a highly differentiated, rapidly growing specialty retailer of hard surface flooring and related accessories with 45 warehouse-format stores across 12 states. We offer what we believe is the industry's broadest in-stock assortment of tile, wood, laminate and natural stone flooring along with decorative and installation accessories at everyday low prices. Our stores appeal to a variety of customers, including Pro, DIY and BIY. The combination of our category and product breadth, low prices, in-stock inventory in project-ready quantities and highly engaged customer service positions us to gain share in the growing and fragmented hard surface flooring market. Based on these characteristics, we believe Floor & Decor is redefining the hard surface flooring category and that we have an opportunity to significantly expand our existing store base to over 350 stores nationwide within the next 15 years, as described in more detail below.

              Our warehouse-format stores, which average approximately 70,000 square feet, are typically larger than any of our specialty retail flooring competitors' stores. When our customers walk into a Floor & Decor store for the first time, we believe they are amazed by its size, our everyday low prices and the breadth and depth of our merchandise. We believe that our inspiring design centers, creative and informative visual merchandising, and accessible price points greatly enhance our customers' renovation experience. Our stores are easy to navigate and designed to interactively showcase the wide array of product styles a customer can create with our flooring and decorative accessories. We engage our customers through our trained store associates and designers, as well as our staff dedicated to serving Pro customers. By carrying a deep level of hard surface flooring inventory and wide range of tools and accessories, we seek to offer our customers immediate availability on everything they need to complete their entire flooring or remodeling project. In addition to our stores, our merchandise is also available at FloorandDecor.com for store pick-up or delivery. We believe these factors position Floor & Decor as the leading one stop destination for Pro, DIY and BIY hard surface flooring customers in our markets.

              Our company was founded in 2000 by our Vice Chairman Vincent West, who opened the first Floor & Decor store in Atlanta, Georgia, with the vision of being the low-price leader for hard surface flooring. As we have grown, we have implemented a customer-focused and decentralized approach to managing our business. We provide our store leadership and regional operating teams with regular training and sophisticated information technology systems. We also train and incentivize our store associates to deliver a superior experience to our customers. Taken together, these elements create a customer-centric culture that helps us achieve our operational and financial goals.

              We believe our differentiated business model and culture have created competitive advantages that are responsible for our success, as evidenced by the following:

  •
  five consecutive years of double digit comparable store sales growth averaging 14.2% per year, ending with a 22.1% increase in fiscal 2013;

  •
  store base expansion from 28 warehouse-format stores at the end of fiscal 2011 to 38 at the end of fiscal 2013, representing a CAGR of 16.5%;

  •
  total net sales growth from $276.4 million to $441.4 million from fiscal 2011 to fiscal 2013, representing a CAGR of 26.4%; and

  •
  Adjusted EBITDA growth from $29.8 million to $41.8 million from fiscal 2011 to fiscal 2013, representing a CAGR of 18.4%, which includes significant investments in our sourcing and distribution network, integrated IT systems and corporate overhead to support our future growth. For a reconciliation of net income to Adjusted EBITDA, see Note 5 to the information contained in "Selected Consolidated Financial Data."

Net Sales (FY2011 - FY2013)	Comparable Store Sales Growth (FY2011 - FY2013)

Our Competitive Strengths

              We believe our strengths, described below, set us apart from our competitors and are the key drivers of our success.

              Unparalleled Customer Value Proposition.    Our customer value proposition is a critical driver of our business. The key components include:

    Broadest Assortment Across a Wide Variety of Hard Surface Flooring Categories.    Our stores are generally larger than those of our specialty retail flooring competitors and carry in-stock, project-ready quantities across a wide variety of hard surface flooring SKUs. We believe we have the most comprehensive in-stock product assortment in the industry within our categories with an average of approximately 3,400 SKUs in each store, which based on our market experience is a far greater in-stock offering than any other flooring retailer. Additionally, we customize our product assortment at the store level for the regional preferences of each market. We appeal to a wide range of customer preferences through our "good/better/best" merchandise selection, as well as through our broad range of product styles from classic to modern.

    Lowest Prices.    We strive to provide the lowest prices in the retail hard surface flooring market. Our merchandising and individual store teams competitively shop each market so that we can offer our products at prices lower than those of our competitors. Our ability to provide these low prices to our customers is supported by our direct-sourcing model, which largely eliminates the cost of third party intermediaries. We believe we are unique in our industry in employing an "everyday low price" strategy, whereby we strive to offer our products at lower prices than our competitors and at consistently everyday low prices throughout the year instead of engaging in frequent promotional activities. We believe this strategy creates trust with our Pro, DIY and BIY customers that they will receive the lowest prices at Floor & Decor without having to wait for a sale or negotiate to obtain the lowest price.

    One-Stop Project Destination with Immediate Availability.    We carry an extensive range of products, from flooring and decorative accessories to thin set, underlayment, grout and tools, to fulfill a customer's entire flooring project. Our stores stock job-size quantities to immediately fulfill a customer's entire flooring project. In addition, our large in-stock assortment, including decorative and installation accessories, differentiates us from our competitors. In the instance where product is not available in the store, our four regional distribution centers and neighboring stores can quickly ship a product to meet a customer's needs. On average, each warehouse-format store carries 1.4 million square feet of flooring products and $2.6 million of inventory at cost.

              Unique and Inspiring Shopping Environment.    Our stores average approximately 70,000 square feet and are typically designed with warehouse features including high ceilings, clear signage, bright lighting and industrial racking. We offer an easy to navigate store layout with clear lines of sight and departments organized by our major product categories of tile, wood, laminate, natural stone, decorative accessories and installation accessories. We use merchandise displays and point of sale marketing throughout our stores to highlight product features, benefits and design elements. These features educate and enable customers to visualize how the product would look in their homes or businesses. Furthermore, we encourage customers to interact with our merchandise, to experiment with potential designs and to see the actual product they will purchase, an experience that is not possible in flooring stores that do not carry in-stock inventory in project-ready quantities. The majority of our stores have design centers that showcase project ideas to further inspire our customers, and we employ experienced designers in all of our stores to provide free design consulting. For our DIY customers, we also offer weekly "how-to" installation classes on Saturdays. We believe inspiring and educating customers within our stores provides us with a significant competitive advantage in serving our customers.

              Extensive Service Offering to Enhance the Pro Customer Experience.    Our focus on meeting the unique needs of the Pro customer, and by extension the BIY customer, drives our estimated sales mix of approximately 60% Pro and BIY customers, which we believe represents a significantly higher percentage than our competitors. We provide an efficient one-stop shopping experience for our Pro customers, offering low prices on a broad selection of high-quality flooring products, deep inventory levels to support immediate availability of our products, free storage for purchased inventory, the convenience of early store hours and, in most stores, separate entrances for merchandise pick-up. Additionally, each store has a dedicated Pro sales force offering a variety of services to Pro customers. We believe by serving the needs of the Pro, we drive repeat and high-ticket purchases from this attractive and loyal customer segment.

              Decentralized Culture with an Experienced Store-Level Team and Emphasis on Training.    We have a decentralized culture that empowers managers at the store and regional levels to make key decisions to maximize the customer experience. Our store managers, who carry the title Chief Executive Merchant, have significant flexibility to customize product mix, pricing, marketing, merchandising, visual displays and other elements in consultation with their regional senior directors and regional merchants. We tailor the merchandising assortment for each of our stores for local market preferences, which we believe differentiates us from our national competitors that tend to have standard assortments across markets. Our store managers and store department managers are an integral part of our company and have on average over 20 years of relevant industry experience in retail. We train prospective store managers at our Floor & Decor University, which is part of an extensive, multi-week training program. Throughout the year, we train all of our employees on a variety of topics, including product knowledge, leadership and store operations. Once a year, we hold a four day training session with our senior management, regional directors and store managers, where we focus on the upcoming year's strategic priorities to keep our entire business aligned. We believe our decentralized culture and coordinated training foster an organization aligned around providing a superior customer experience, ultimately contributing to higher sales and profitability.

              Sophisticated, Global Supply Chain.    Our merchandising team has developed direct sourcing relationships with manufacturers and quarries in over 14 countries. Through these relationships, we believe we understand the best places to procure our various product categories. We currently source our products from more than 180 vendors worldwide and have developed long-term relationships with many of them. We often collaborate with our vendors to design and manufacture product for us to address emerging customer preferences that we observe in our stores and markets. We procure the majority of our products directly from the manufacturers, which eliminates additional costs from exporters, importers, wholesalers and distributors. We believe direct sourcing is a key competitive advantage, as many of our specialty retail flooring competitors are too small to have the scale or the resources to work directly with suppliers. Our sophisticated supply chain and collaborative history with our sourcing partners enables us to quickly introduce innovative and quality merchandise at low prices.

              Highly Experienced Management Team with Proven Track Record.    Led by our Chief Executive Officer, Tom Taylor, our management team brings substantial expertise from leading retailers and other companies across core functions, including store operations, merchandising, real estate, e-commerce, supply chain management, finance, legal and information technology. Tom Taylor, who joined us in 2012, spent 23 years at The Home Depot, where he most recently served as Executive Vice President of Merchandising and Marketing with responsibility for all stores in the United States and Mexico. Over the course of his career at The Home Depot, Tom Taylor helped expand the store base from fewer than 15 stores to over 2,000 stores. Our Executive Vice President and Chief Merchandising Officer, Lisa Laube, has approximately 30 years of merchandising and leadership experience with leading specialty retailers, including most recently as President of Party City. Our Executive Vice President and Chief Financial Officer, Trevor Lang, brings more than 19 years of accounting and finance experience, including 15 years of Chief Financial Officer and Vice President of Finance experience at public companies, including most recently as the Chief Financial Officer and Chief Administrative Officer of Zumiez Inc. Our entire management team drives our organization with a focus on strong merchandising, superior customer experience, expanding our store footprint, and fostering a strong, decentralized culture. We believe our management team is an integral component of our achieving strong financial results.

Our Growth Strategy

              We expect to continue to drive our strong sales and profit growth through the following strategies:

              Open Stores in New and Existing Markets.    We believe there is an opportunity to significantly expand our store base in the United States from 45 warehouse-format stores currently to over 350 stores nationwide over the next 15 years based on our internal research with respect to housing density, demographic data, competitor concentration and other variables in both new and existing markets. Over the next three years, we plan to grow our store base by approximately 20% to 25% per year, with approximately half being opened in existing geographies and approximately half being opened in new markets. We have a disciplined approach to new store development, based on an analytical, research-driven site selection method and a rigorous real estate approval process, targeting profitability in the first year, as well as pre-tax payback in the third year and year-three cash-on-cash returns of greater than 30%. The rate of future store additions and the performance of our new stores are inherently uncertain and are subject to numerous factors outside of our control. We believe our new store model delivers strong financial results and returns on investment. The performance of our new stores opened over the last three years, our disciplined real estate strategy and the track record of our management team in successfully opening retail stores support our belief in the significant store expansion opportunity.

              Increase Comparable Store Sales.    We expect to grow our comparable store sales by continuing to offer our customers a dynamic and expanding selection of compelling, value-priced hard surface flooring and accessories. Because almost half of our stores are considered less than mature, they will continue to drive comparable store sales growth as they ramp up to maturity. We believe that we can continue to enhance our customer experience by focusing on service, optimizing sales and marketing strategies, investing in store staff and infrastructure, remodeling existing stores and improving visual merchandising and the overall aesthetic appeal of our stores. We also believe that growing our proprietary credit offering, further integrating omni-channel strategies and enhancing other key information technology, will contribute to increased comparable store sales. As we increase awareness of Floor & Decor's brand, we believe there is a significant opportunity to gain additional market share, especially from independent flooring retailers. We believe the combination of these initiatives plus the expected growth of the hard surface flooring category described in more detail under "Our Industry" below will continue to drive strong comparable store sales growth.

              Continue to Invest in the Pro Customer.    We believe our differentiated focus on Pro customers has created a competitive advantage for us and will continue to drive our sales growth. We will invest in gaining and retaining Pro customers due to their frequent and high-ticket purchases, loyalty and propensity to refer other potential customers. We plan to further invest in initiatives to increase speed of service, improve financing solutions, leverage technology and enhance the in-store experience for our Pro customers. For example, we have recently implemented a "Pro Zone" in a few of our stores that focuses on the specific needs of the Pro customer and are planning to expand this service offering nationwide. Additionally, we communicate our value proposition and various Pro-focused offerings by hosting a number of Pro networking events. We believe our approach in promoting Floor & Decor as a hub for the local home improvement community will drive additional Pro sales as well as sales in connection with commercial jobs. Through these initiatives, we believe Pro customers will continue to be an integral part of our sales growth.

              Expand Our Omni-Channel Experience.    Extending the Floor & Decor experience online allows customers to explore our product selection and design ideas before and after visiting our stores, as well as the convenience of making online purchases. We believe our online platform reflects our brand attributes and provides a powerful tool to educate and inspire our consumers. With the recent launch of our redesigned website, FloorandDecor.com, we have enhanced our customer experience across our stores, call center and website. We believe this reinforces our unique customer value proposition and ultimately drives sales. Currently, e-commerce sales represent less than 4% of our total sales. While the hard surface flooring category has a relatively low penetration of e-commerce sales due to the nature of the product, we believe our omni-channel presence represents an attractive growth opportunity to drive consumers to Floor & Decor.

              Enhance Margins Through Increased Operating Leverage.    Since 2011, we have invested significantly in our sourcing and distribution network, integrated IT systems and corporate overhead to support our future growth. We expect to leverage these investments as we grow our net sales. Additionally, we believe operating margin improvement opportunities will include enhanced product sourcing processes and leveraging of our store-level fixed costs, existing infrastructure, supply chain, corporate overhead and other fixed costs resulting from increased sales productivity. We anticipate that the planned expansion of our store base and growth in comparable store sales will also support increasing economies of scale.

Our Industry

               Floor & Decor operates in the large, growing and highly fragmented $10 billion hard surface flooring market (in manufacturers' dollars), which is part of the larger $20 billion U.S. floor coverings market (in manufacturers' dollars) based on the Catalina Floor Coverings Report. The competitive landscape of the hard surface flooring market includes big-box home improvement centers, national and regional specialty flooring retailers, and independent flooring retailers. We believe we benefit from growth in the overall hard surface flooring market, which, based on the Catalina Floor Coverings Report, grew 7% per year from 2009 to 2013 and is expected to grow at more than 5% per year through 2018. In addition, we believe we have an opportunity to increase our share in the hard surface flooring market as independent flooring retailers are unable to compete on price and in-stock assortment.

               Based on our internal market research, key long-term industry trends include increasing spend on home renovations, aging of the existing housing stock, rising level of home ownership, growing average size of homes and favorable demographic trends. Based on the NAHB (National Association of Home Builders) Remodeling Market Index, current market conditions and future market indicators suggest that remodeling demand is accelerating in a strengthening home remodel cycle, and industry growth is coming from retail sales. Within the floor coverings market, hard surface flooring has taken share from carpet as a percentage of the total floor coverings market, increasing from 39% of the market in 2002 to 49% in 2013 based on the Catalina Floor Coverings Report. This mix shift towards hard surface flooring has been driven by decreasing price points, product innovation, improved aesthetics, increasing ease of installation and higher durability.

               We believe we have an opportunity to continue to gain share in the hard surface flooring market with the largest selection of tile, wood, laminate, natural stone, decorative accessories and installation accessories. Our strong focus on the customer experience drives us to remain innovative and locally relevant while maintaining low prices and in-stock merchandise in a one-stop shopping destination.

Our Products

               We offer an assortment of tile, wood, laminate and natural stone flooring, along with decorative and installation accessories at everyday low prices. Our objective is to carry a broad and deep product offering in order to be the one-stop destination for our customer's entire project needs. We seek to showcase products in our stores and online to provide multiple avenues for inspiration throughout a customer's decision-making process.

               Our strategy is to fulfill the product needs of our Pro, DIY and BIY customers with our extensive assortment, in-stock inventory and merchandise selection across a broad range of price points. We offer best seller products in addition to the more unique, hard to find items that we believe our customers have come to expect from us. We source our products from around the world, constantly seeking new and exciting merchandise to offer our customers. Our goal is to be at the forefront of hard surface flooring trends in the market, while offering low prices given our ability to source directly from manufacturers and quarries.

               We utilize a regional merchandising strategy in order to carry products in our stores that cater to the preferences of our local customer base. This strategy is executed by our experienced merchandising team, which consists of store support center merchants and regional merchants, who work with our individual stores to ensure they have the appropriate product mix for their location. Our store support center merchants are constantly seeking new products and following trends by attending trade shows and conferences, as well as by shopping the competition, while our store associates are in touch with customers in the store. We schedule weekly and monthly regular meetings to review information gathered and make future product development decisions. This constant connectivity between our stores, regional merchants, store support center merchants and our vendors allows us to quickly bring new and compelling products to market.

               Our 2013 net sales by key product categories are set forth below:

Category	Products Offered	Select Product Highlights
Tile	Porcelain, White Body, Ceramic	We offer a wide selection of Porcelain, White Body and Ceramic tiles from 4"x4" all the way up to 36"x36". We source many products directly from Italy, where many design trends in tile originate. We offer traditional stone looks as well as wood-looking planks and more contemporary linen, cement and vein cut styles. We work with many factories in the United States, China, Italy, Mexico, Brazil and other countries to bring the most in-demand styles at low prices.
Wood	Solid Prefinished Hardwood, Solid Unfinished Hardwood, Engineered Hardwood, Bamboo, Cork	We sell common species such as Oak, Walnut, Birch and Maple but also exotics such as Bamboo, Brazilian Cherry, African Mahogany and Taun, all in multiple colors. Our wood flooring comes in multiple widths from 2 1/4" up to 9 3/4" wide planks. Customers have the option of buying prefinished or unfinished flooring in many of our stores.
Natural Stone	Natural Stone, Granite, Travertine, Marble, Slate	Natural stone is quarried around the world and we buy direct from the source. For example, we buy travertine from Turkey, Peru and Mexico, marble from Italy, Spain, Turkey and China, and slate from India. We work with factories in these countries and others to cut stone tiles in many sizes, finishes and colors.
Laminate/Luxury Vinyl Plank ("LVP")	Laminate Flooring, Luxury Vinyl Wood Plank, Vinyl Composite Tile	Wood look Laminate and Luxury Vinyl Plank flooring is offered in styles that mimic our bestselling wood species, colors and finishes. Our product offers easy locking installation and is great for customers who want the beauty of real hardwood but the ease and convenience that laminate and LVP offers.
Decorative Accessories	Glass Tile, Mosaics, Decoratives, Prefabricated Countertops, Medallions	With over 500 choices in glass, stone mosaics and decoratives, we can customize nearly any look or style a customer desires. This high margin, distinctive category is a favorite of our designers and offers customers an inexpensive way to quickly update a backsplash or shower.
Accessories (Installation Materials and Tools)	Grout, Adhesives, Mortar, Backer Board, Power Tools, Wood Moldings	This category offers everything a customer needs to complete his or her project, including backer board, mortar, grout, wood glues, molding and tools. We sell top brands, which are highly valued by our customers.

Stores

              We operate 45 warehouse-format stores across 12 states and one small 5,500 square foot design center. Most of our stores are situated in highly visible retail and industrial locations. Our warehouse-format stores average approximately 70,000 square feet and carry on average approximately 3,400 flooring, decorative and installation accessory SKUs, 1.4 million square feet of flooring products and $2.6 million of inventory at cost.

              The map below reflects our store base:

              Each of our stores is led by a store manager who holds the title Chief Executive Merchant and is supported by an operations manager, department managers and a Pro sales manager. Our store managers focus on providing superior customer service and creating customized store offerings that are tailored to meet the specific needs of their stores. Beyond the store managers, each store is staffed with associates, the number of whom vary depending on sales volume and size of the store. We dedicate significant resources to training all of our new store managers through Floor & Decor University and in the field across all product areas, with store-level associates receiving certification on specific product areas. Ongoing training and continuing education is provided for all employees throughout the year.

              We believe there is an opportunity to significantly expand our store base in the United States from our 45 warehouse-format stores currently to over 350 stores nationwide within the next 15 years based on our internal research with respect to housing density, demographic data, competitor concentration and other variables in both new and existing markets. Over the next three years, we plan to grow our store base by approximately 20% to 25% per year, with approximately half being opened in existing geographies and approximately half being opened in new markets. We have developed a disciplined approach to new store development, based on an analytical, research-driven method to site selection and a rigorous real estate review and approval process. By focusing on key demographic characteristics for new site selection, such as aging of homes, length of home ownership and median income, we expect to open stores with attractive returns.

              When opening new stores, inventory orders are placed several months prior to a new store opening. Significant investment is made in building out or constructing the site, hiring and training employees in advance, and advertising and marketing the new store through pre-opening events to draw the flooring industry community together. Each new store is thoughtfully designed with store interiors that include interchangeable displays on wheels, racking to access products and stand-up visual displays to allow ease of shopping and an exterior highlighted by a large, bold Floor & Decor sign. The majority of our stores have design centers that showcase project ideas to further inspire our customers, and in all of our stores, we employ experienced designers to provide design consulting to our customers free of charge.

              Our new store model targets a store size of 60,000-80,000 square feet, total initial cash investment of approximately $4 million, pre-tax payback in the third year and year-three cash-on-cash returns of greater than 30%. Since 2010, we have opened 20 new stores, 10 of which have been open for at least a full year. We estimate these 10 stores on average will achieve a pre-tax payback of less than three years and exceed their cash-on-cash return targets. We believe the success of our stores across geographies and vintages supports the portability of Floor & Decor into a wide range of markets. The performance of our new stores is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we cannot assure you that our new stores will achieve our target results.

Omni-Channel and E-Commerce

              Our website and our call center are important parts of our integrated omni-channel strategy. We aim to elevate the customer experience through our website FloorandDecor.com. Growing our e-commerce sales provides us with additional opportunity to enhance our omni-channel experience for our customers. Home renovation and remodeling projects typically require significant investments of time and money from our customers, and they consequently plan their projects carefully and conduct extensive research online. FloorandDecor.com is an important tool for engaging our customers throughout this process, educating them on our product offerings and providing them with design ideas. In addition, sales associates at our call center are available to assist our customers with their projects and questions. We designed the website to be a reflection of our stores and to promote our wide selection and low prices. To this end, we believe the website provides the same region-specific product selection that customers can expect in our stores, but also the opportunity to extend our assortment by offering the entire portfolio of products.

              In addition to highlighting our broad product selection, we believe FloorandDecor.com offers a convenient opportunity for customers to purchase products online and pick them up in our stores. As we continue to grow, we believe omni-channel will become an increasingly important part of our strategy.

Marketing and Advertising

              We use a multi-platform approach to increasing Floor & Decor's brand awareness, while historically maintaining a low average advertising to sales ratio of less than 3%. We use traditional advertising media, combined with social media and online marketing, to share the Floor & Decor story with a growing audience. We take the same customized approach with our marketing as we do with our product selection; each region has a varied media mix based on local trends and what we believe will most efficiently drive sales. To further enhance our targeting efforts, our store managers have significant input into the store's marketing spend.

              A key objective of our messaging is to make people aware of our stores, products and services. Based on internal research, we estimate the conversion rate from a customer visiting one of our stores to purchasing our products to be over 60%.

              As part of our focus on local markets, our stores have events that promote Floor & Decor as a hub for the local home improvement community. We feature networking events for Pro customers, giving them a chance to meet our sales teams, interact with others in the home improvement industry and learn about our newest products. For DIY customers, we regularly offer how-to classes on product installation. We believe these events serve to raise the profile of the Floor & Decor stores in our communities while showcasing our tremendous selection of products and services.

              We want our customers to have a great experience at their local Floor & Decor store. With our TV and radio commercials, print and outdoor ads, in-store flyers, online messaging and community events, we show our customers that we are a trusted resource with a vast selection, all at a low price.

Sourcing

              Floor & Decor has a well-developed and geographically diverse supplier base. We source our industry leading merchandise assortment from over 180 suppliers in over 14 countries, and maintain good relationships with our vendors. No supplier accounts for more than 10% of our net sales. We continue to increase our sourcing from suppliers outside of the United States, and where appropriate, we are focused on bypassing agents, brokers, distributors and other middlemen in our supply chain in order to reduce costs and lead time. We believe that our direct sourcing model and the resulting relationships we have developed with our suppliers are distinct competitive advantages. The cost savings we achieve by directly sourcing our merchandise enable us to offer our customers lower prices versus our competitors. Additionally, our close relationships with suppliers allow us to collaborate with them directly to develop and quickly introduce innovative and quality products that meet our customers' evolving tastes and preferences at low prices. We plan to continue increasing the percentage of merchandise that we directly source from suppliers.

Distribution and Order Fulfillment

              We have invested significant resources to develop and enhance our distribution network. We have four distribution centers strategically located across the United States in port cities near Savannah, Georgia; Miami, Florida; Houston, Texas; and Los Angeles, California. Third party brokers arrange the shipping of our international and domestic purchases to our distribution centers and stores and bill us for shipping costs according to the terms of the purchase agreements with our suppliers. We are typically able to transport inventory from our distribution centers to our stores in less than one week. This quick turnaround time enhances our ability to maintain project-ready quantities of the products stocked in our stores. To further strengthen our distribution capabilities, we are in the process of converting all of our distribution centers to Company-operated facilities. In conjunction with the change in responsibility, we will be implementing a new warehouse management and transportation management system tailored to our unique needs across all four distribution centers. Once implemented, we believe the system will increase service levels, reduce shrinkage and damage, help us better manage our inventory, lower our distribution costs as a percentage of net sales and allow us to better implement our omni-channel initiatives. We believe that our current distribution network, along with planned expansions, is sufficient to support our growth over the next few years. However, we continue to seek opportunities to enhance our distribution capabilities and align them with our strategic growth initiatives.

Management Information Systems

              We believe that technology plays a crucial role in the continued growth and success of our business. We have sought to integrate technology into all facets of our business, including supply chain, merchandising, store operations, point-of-sale, e-commerce, finance, accounting and human resources. The integration of technology allows us to analyze the business in real time and react accordingly. Our sophisticated inventory management system is our primary tool for forecasting, placing orders and managing in-stock inventory. The data-driven platform includes sophisticated forecasting tools based on historical trends in sales, inventory levels and vendor lead times at the store level by SKU, allowing us to support store managers in their regional merchandising efforts. We rely on the forecasting accuracy of our system to maintain the in-stock, project-ready quantities that our customers rely on. In addition, our employee training certifications are entirely electronic, allowing us to effectively track the competencies of our staff and manage talent across stores. We believe that our systems are sufficiently scalable to support the continued growth of the business.

Competition

              The retail hard surface flooring market is highly fragmented and competitive. We face significant competition from large home improvement centers, national and regional specialty flooring chains and independent flooring retailers. Some of our competitors are organizations that are larger, are better capitalized, have existed longer, have product offerings that extend beyond hard surface flooring and related accessories, and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we have. In addition, while the hard surface flooring category has a relatively low threat of new internet-only entrants due to the nature of the product, the growth opportunities presented by e-commerce could outweigh these challenges and result in increased competition in this portion of our omni-channel strategy. Further, because the barriers to entry into the hard surface flooring industry are relatively low, manufacturers and suppliers of flooring and related products, including those whose products we currently sell, could enter the market and start directly competing with us.

              We believe that the key competitive factors in the retail hard surface flooring industry include:

  •
  product assortment;

  •
  in-store availability of products in project-ready quantities;

  •
  product sourcing;

  •
  product presentation;

  •
  customer service;

  •
  store management;

  •
  store location; and

  •
  low prices.

              We believe that we compete favorably with respect to each of these factors by providing a highly diverse selection of products to our customers, at an attractive value, in appealing and convenient retail stores.

Our Structure

              Floor & Decor Holdings, Inc. was incorporated as a Delaware corporation in October 2010 in connection with our Sponsors' acquisition of F&D in November 2010, which in turn converted from a Georgia corporation into a Delaware corporation in connection therewith.

              The following chart illustrates our current corporate structure:

Employees

              As of September 25, 2014, we had 2,568 employees, 1,523 of whom were full-time and none of whom were represented by a union. Of these employees, 2,315 work in our stores, 219 work in corporate, store support, infrastructure, e-commerce or similar functions, and 34 work in distribution centers. We believe that we have good relations with our employees.

Properties

              We have 45 U.S. warehouse-format stores located in twelve states, as shown in the chart below:

State	Number of Stores
Arizona	4
California	2
Colorado	2
Florida	10
Georgia	4
Illinois	4
Louisiana	1
Nevada	2
Ohio	2
Tennessee	1
Texas	11
Virginia	2

Total:	45

              We opened eight new stores during our fiscal year ended December 26, 2013, have opened seven new stores since then and currently plan to open one to two additional stores prior to December 25, 2014. In addition to our warehouse-format stores, we operate one separate small 5,500 square foot design center located in New Orleans, Louisiana. Our headquarters, which we refer to as our store support center, is approximately 47,500 square feet and is located in Smyrna, Georgia.

              We lease our store support center, all of our stores and our distribution centers. Our leases generally have a term of ten to fifteen years, and generally have at least two renewal options for five years. Most of our leases provide for a minimum rent and typically include escalating rent increases. Our leases also generally require us to pay insurance, utilities, real estate taxes and repair and maintenance expenses.

Government Regulation

              We are subject to extensive and varied federal, state and local laws and regulations, including those relating to employment, the environment, public health and safety, product safety, zoning and fire codes. We operate each of our stores and distribution centers in accordance with standards and procedures designed to comply with applicable laws and regulations.

              Our operations and properties are also subject to federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of hazardous materials, substances and wastes and relating to the investigation and clean-up of contaminated properties, including off-site disposal locations at which we may have disposed of wastes. We do not incur significant costs complying with such environmental laws and regulations. However, we could be subject to material environmental costs, liabilities or claims in the future, especially in the event new laws or regulations are adopted or there are changes in existing laws and regulations or in their interpretation. Our suppliers are also subject to the laws and regulations of their home countries, including in particular laws regulating forestry and the environment. We consult with our suppliers as appropriate to ensure that they are in compliance with applicable home country laws. We also support social and environmental responsibility among our supplier community, and the majority of our major suppliers have entered into a vendor responsibility buying agreement with us. These agreements contain our expectations concerning environmental, labor and health and safety matters, which includes among its guidelines an understanding that our suppliers must comply with the laws, rules and regulations of the countries in which they operate.

Insurance and Risk Management

              We use a combination of insurance and self-insurance to provide for potential liability for workers' compensation, general liability, product liability, director and officers' liability, team member healthcare benefits, and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in workers' compensation and general liability premiums and deductibles, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency of insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. We evaluate our insurance requirements on an ongoing basis to ensure we maintain adequate levels of coverage.

Legal Proceedings

              We are engaged in various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment related matters resulting from our business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Trademarks and other Intellectual Property

              We have 28 registered marks and several pending trademark applications marks in the United States. We regard our intellectual property as having significant value, and our brand is an important factor in the marketing of our products. Accordingly, we have taken, and continue to take, appropriate steps to protect our intellectual property.

MANAGEMENT

Executive Officers and Directors

              The following table sets forth certain information regarding our executive officers and directors as of                        , 2014:

Name	Age	Position
Executive Officers
Thomas Taylor	48	Chief Executive Officer
Trevor Lang	43	Executive Vice President and Chief Financial Officer
Lisa Laube	51	Executive Vice President and Chief Merchandising Officer
Brian Robbins	57	Senior Vice President—Supply Chain
David Christopherson	40	Vice President, Secretary and General Counsel
James Davis	45	Senior Vice President—Store Operations
Kevin Wiederhold	46	Senior Vice President—Human Resources
Board of Directors
Norman Axelrod	62	Chairman of the Board
George Vincent West	60	Vice Chairman of the Board
Brad Brutocao	41	Director
David Kaplan	47	Director
Pamela Knous	60	Director
John Roth	56	Director
Ravi Sarin	33	Director
Peter Starrett	67	Director
Adam Stein	38	Director
Thomas Taylor	48	Director

Executive Officers

              Each of our executive officers serves at the direction of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

              Thomas V. Taylor, Jr., 48, has served as our Chief Executive Officer and a member of our board of directors since December 2012. Prior to joining us, Mr. Taylor began his career at age 16 in 1983 at a Miami Home Depot store. He worked his way up through various manager, district manager, vice president, president, and senior vice president roles to eventually serve as the Executive Vice President of Operations with responsibility for all 2,200 Home Depot stores and then the Executive Vice President of Merchandising and Marketing, again for all stores. After leaving Home Depot in 2006, for the next six years, Mr. Taylor was a Managing Director at Sun Capital Partners. During his tenure, he was a board member for over twenty portfolio companies in the United States and Europe. Mr. Taylor's significant experience as a board member and his expertise in the home improvement retail industry led to the conclusion that he should serve as a member of our board of directors.

              Trevor S. Lang, 43, is our Executive Vice President and Chief Financial Officer. Mr. Lang joined the Company as Senior Vice President and Chief Financial Officer in 2011, and was promoted to Executive Vice President and Chief Financial Officer in October 2014. From 2007 to 2011, he served as the Chief Financial Officer of Zumiez Inc. and also served as its Chief Administrative Officer beginning in April 2010. Previously, he had served as Vice President of Finance for Carter's, Inc. since 2003. At Carter's, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From 1999 until joining Carter's in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President

Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a B.B.A. in Accounting. He is also a Certified Public Accountant.

              Lisa G. Laube, 51, has served as our Executive Vice President and Chief Merchandising Officer since 2012. She is responsible for Merchandising, Marketing, Inventory and E-Commerce. From 2005 to 2011, Ms. Laube was President of Party City where she was responsible for Merchandising, Marketing and E-Commerce and prior to that she was the company's Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens 'n Things beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy's in the Textiles division. Ms. Laube began her career at Rich's department store in the Executive Training Program. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing.

              Brian K. Robbins, 57, has served as our Senior Vice President of Supply Chain since 2013. Prior to joining us, Mr. Robbins was a senior supply chain or merchandising executive with three portfolio companies of Cerberus Capital Management since 2009. He had also held senior supply chain roles with GE and DuPont, and was a Merchandise Vice President with Home Depot. Early in his career, Mr. Robbins received his CPA certificate and held various accounting positions with Grant Thornton, Scripps Howard and PricewaterhouseCoopers. Mr. Robbins is a graduate of Miami University with a B.S. degree in Education, majoring in Industrial Management.

              David V. Christopherson, 40, has served as our Vice President, General Counsel and Secretary since 2013. Mr. Christopherson was the Vice President, General Counsel and Secretary of Teavana Holdings, Inc. from 2011 to 2013 and the Deputy General Counsel of Swett & Crawford from 2007 to 2011. He was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson received an A.B., magna cum laude, in Political Science from Davidson College and a J.D., cum laude, from Harvard Law School.

              James L. Davis, 45, has served as our Senior Vice President of Store Operations since September 2014. Prior to joining us, Mr. Davis served as the Senior Vice President, Sales from January 2014 to July 2014, as the Vice President, Sales from March 2011 to January 2014 and as regional manager from 2009 to 2011 at Lumber Liquidators, a specialty retailer of hardwood flooring. Prior to joining Lumber Liquidators, he held various director-level roles at Circuit City Stores from 1999 to 2009. Earlier in his career, Mr. Davis served in customer-facing and management-level positions for Tire Kingdom and Sears Holdings Corporation.

              Kevin G. Wiederhold, 46, has served as Senior Vice President of Human Resources since July 2014. From 2012 to June 2014, he served as Vice President of Human Resources for Meijer, Inc. From 2008 to 2012, he served as Vice President of Human Resources for Advance Auto Parts. Mr. Wiederhold spent from 2002 to 2008 at The Home Depot where he worked in multiple Human Resources roles, including as the Director of Human Resources for Northern Plains region. Mr. Wiederhold also spent 12 years with Gateway Computer Inc. where he served in multiple Human Resources and Operations roles from 1990 to 2002. Mr. Wiederhold spent 17 years in the United States Army Reserve and reached the rank of Captain. Mr. Wiederhold is a graduate of the University of South Dakota where he earned a Bachelor of Arts degree in Criminal Justice and a Master's Degree in Public Administration.

Board of Directors

              Information pertaining to Mr. Taylor may be found in the section entitled "Management—Executive Officers."

              Norman Axelrod, 62, has served as our Chairman since December 2011 and as a member of our board of directors since November 2010. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod is also the Chairman of the board of directors of Guitar Center Holdings, Inc. and serves on the boards of directors of the parent entities of Smart & Final, LLC, a warehouse-style food and supply retailer, 99 Cents Only Stores LLC, a deep-discount retailer, Jaclyn, Inc., a handbags and apparel company and Neiman Marcus Group LTD LLC, a luxury retailer. Mr. Axelrod has also previously served as the Chairman of the boards of directors of GNC Holdings, Inc., National Bedding Company LLC, and Simmons Company and as a member of the boards of directors of Reebok International Ltd. and Maidenform Brands, Inc. Mr. Axelrod, through his consulting entity, NAX 18, LLC, has provided consulting services to certain Ares affiliated entities. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University where he graduated summa cum laude and an M.B.A. from New York University. Mr. Axelrod's vast experience led to the conclusion that he should serve as a member of our board of directors.

              George Vincent West, 60, has served on our board of directors since he founded us in 2000. He served as as our Chief Executive Officer from 2000 to 2002, as co-Chief Executive Officer from 2008 to 2010 and as Chief Executive Officer from 2010 through 2012. Currently, Mr. West serves as the Vice Chairman of our board of directors, a position that he has held since December 2012. Mr. West began his business career starting a successful retail glassware business in Atlanta. He was eventually recruited to work for his family building materials business, West Building Materials, which operated in five southeastern states, and eventually became its President. Mr. West also developed and sold a multistate billboard company and has developed several real estate projects across the state of Georgia, the most recent being Utana Bluffs, a boutique mountain home community in the north Georgia Mountains. Mr. West graduated from the Terry College of Business at the University of Georgia in 1977. Mr. West's experience and intimate knowledge of the Company led to the conclusion that he should serve as a member of our board of directors.

              Brad J. Brutocao, 41, has served as a member of our board of directors since November 2010. Mr. Brutocao joined Freeman Spogli in 1997 and has been a General Partner since 2008. Prior to joining Freeman Spogli, Mr. Brutocao worked at Morgan Stanley & Co., a financial services firm, in the Mergers and Acquisitions and Corporate Finance departments. Mr. Brutocao currently serves on the boards of directors of the parent entities of Arhaus LLC, a home furnishings retailer, Boot Barn, Inc., a retailer of western and work footwear and apparel, and Paradies Holdings LLC, an operator of retail stores and restaurants in airports. Mr. Brutocao received a B.A. in Business Economics from the University of California, Los Angeles. Mr. Brutocao's experience managing investments in, and serving on the boards of, companies operating in the retail and consumer industries led to the conclusion that he should serve as a member of our board of directors.

              David B. Kaplan, 47, has served as a member of our board of directors since October 2010, including as Chairman from October 2010 to December 2011. Mr. Kaplan is a Co-Founder of Ares and a Director and Senior Partner of Ares Management GP LLC, Ares' general partner. He is a Senior Partner of Ares, Co-Head of its Private Equity Group and a member of its Management Committee. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the boards of directors of the parent entities of Neiman Marcus Group LTD LLC, a luxury retailer, 99 Cents Only Stores LLC, a deep-discount retailer, and Smart & Final, LLC, a warehouse-style food and supply retailer, and as a member of the board of directors of Guitar Center Holdings, Inc., a musical instruments retailer. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company's Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick's Supermarkets, Inc., a grocery retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the Board of Directors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of the Marlborough School and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan's over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as a member of our board of directors.

              Pamela K. Knous, 60, has served as a member of our board of directors since May 2011. Ms. Knous currently dedicates her time to various business and philanthropic endeavors, and recently served as the Executive Vice President-Chief Financial Officer of Chico's FAS, Inc., a clothing retailer, a position she held from June 2011 to June 2014. She also served as its Chief Accounting Officer from June 2011 to March 2014. From September 1997 to July 2010, Ms. Knous served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of SUPERVALU INC., a grocery retailer and food wholesaler, where she was responsible for finance, accounting, information technology, strategic planning, investor relations and its Bristol Farms operation. Prior to joining SUPERVALU INC., Ms. Knous was Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of The Vons Companies, Inc., a grocery retailer now part of Safeway Inc. Prior to that, Ms. Knous was a partner in the Los Angeles office of KPMG Peat Marwick, the international audit, tax and advisory firm. Ms. Knous previously served as Audit Committee Chair of the National Board of the American Heart Association from June 2011 to June 2013 and as a member of the board of directors of The Tennant Company, a cleaning equipment manufacturer, including as the Chair of its Audit Committee. Ms. Knous received a B.A. in Mathematics and a B.S. in Business Administration from the University of Arizona. Ms. Knous's extensive experience in executive leadership of companies in the retail industry led to the conclusion that she should serve as a member of our board of directors.

              John M. Roth, 56, has served as a member of our board of directors since November 2010. Mr. Roth joined Freeman Spogli in 1988 and has been a General Partner since 1993, where he now serves as President and Chief Operating Officer. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth has served on the board of directors of hhgregg, Inc., an electronics and appliances retailer, since February 2005. Mr. Roth received an M.B.A. and a bachelor's degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets and capitalization strategies, Mr. Roth is well-qualified to serve on our board of directors.

              Ravi Y. Sarin, 33, has served as a member of our board of directors since November 2010. Mr. Sarin is a Principal in the Private Equity Group of Ares. Prior to joining Ares in 2009, Mr. Sarin worked at Bain Capital Private Equity, a private equity firm, in both North America and Asia, where he participated in the execution of leveraged buyout and growth equity investments in a variety of industries. Prior to joining Bain Capital, Mr. Sarin was a consultant at Bain & Company, a management consulting firm. Mr. Sarin also serves on the boards of directors of Jacuzzi Brands Corporation, a manufacturer and distributor of bath, plumbing and backyard products, and the parent entities of OB Hospitalist Group, Inc., a provider of comprehensive OB/GYN hospitalist services, and Unified Physician Management LLC, a healthcare management services company. Mr. Sarin also previously served on the board of directors of Orchard Supply Hardware Stores Corporation, a home improvement retailer. Mr. Sarin received a B.S. in Electrical Engineering and a M.S. in Management Science & Engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Sarin's experience working with and serving as a director of various companies controlled by private equity sponsors led to the conclusion that he should serve as a member of our board of directors.

              Peter Starrett, 67, has served as a member of our board of directors since November 2010. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. In connection with his activities at Peter Starrett Associates, Mr. Starrett also provides consulting services to certain Freeman Spogli affiliated entities. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer of The Children's Place, a specialty retailer. Prior to that, Mr. Starrett held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett is also Chairman of the board of directors of Pacific Sunwear, Inc. and of Boot Barn, Inc., each a specialty apparel and footwear retailer. In addition, he is a member of the board of directors of PETCO Animal Supplies, Inc., a pet food and supplies retailer, and hhgregg, Inc., an electronics and appliances retailer. Mr. Starrett has also served on the board of directors of Guitar Center Holdings, Inc., a musical instruments retailer. Mr. Starrett received a B.S.B.A. from the University of Denver and an M.B.A. from Harvard Business School. Mr. Starrett's extensive experience as an officer and a director of both public and private companies in the retail industry led to the conclusion that he should serve as a member of our board of directors.

              Adam L. Stein, 38, has served as a member of our board of directors since November 2010. Mr. Stein is a Partner in the Private Equity Group of Ares. Prior to joining Ares in 2000, Mr. Stein was a member of the Global Leveraged Finance Group at Merrill Lynch & Co., a financial services firm, where he participated in the execution of leveraged loan, high yield bond and mezzanine financing transactions across various industries. Mr. Stein serves on the boards of directors of the parent entities of Neiman Marcus Group LTD LLC, a luxury retailer, 99 Cents Only Stores LLC, a deep-discount retailer, Smart & Final, LLC, a warehouse-style food and supply retailer, Marietta Corporation and as a member of the board of directors of Guitar Center Holdings, Inc., a musical instruments retailer. Mr. Stein previously served on the board of directors of Maidenform Brands, Inc. Mr. Stein also serves on the Advisory Board of the Los Angeles Food Bank. Mr. Stein received a B.B.A., with distinction, in Business Administration with a concentration in Finance from Emory University's Goizueta Business School. Mr. Stein's experience working with and serving as a director of various companies in the retail industry controlled by private equity sponsors led to the conclusion that he should serve as a member of our board of directors.

Board Composition

              Our business and affairs are managed by our board of directors, which upon the closing of this offering will consist of 10 directors. The maximum size of our board of directors will be 12 members, the exact number of which will be set from time to time by our board of directors.

              Pursuant to the terms of the Investor Rights Agreement, each Sponsor is entitled to nominate (a) five directors for election to our board of directors for so long as it holds 40% or more of our outstanding common stock, (b) three directors for election to our board of directors for so long as it holds 30% or more of our outstanding common stock, (c) two directors for election to our board of directors for so long as it holds 15% or more of our outstanding common stock and (d) one director for election to our board of directors for so long as it holds 5% or more of our outstanding common stock. In particular, Ares has nominated Messrs. Axelrod, Kaplan, Sarin, Stein and West for election to our board of directors, and Freeman Spogli has nominated Messrs. Brutocao and Roth for election to our board of directors. Pursuant to the terms of the Investor Rights Agreement, each Sponsor will agree to vote in favor of the other Sponsor's nominees and for the election of our then-current chief executive officer to our board of directors.

              Upon the closing of this offering, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to our Sponsors' rights to remove their respective nominees, at the annual meeting of stockholders in the year in which their term expires. There will be no cumulative voting at the election of directors. Consequently, at each annual meeting, the successors to the directors whose terms are then expiring will be decided by a majority of the votes cast at the meeting. The classes will be composed as follows:

  •
                          will be Class I directors, whose terms will expire at the first annual meeting of stockholders following this offering;

  •
                          will be Class II directors, whose terms will expire at the second annual meeting of stockholders following this offering;

  •
                          will be Class III directors, whose terms will expire at the third annual meeting of stockholders following this offering;

              Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control.

              Pursuant to the terms of the Investor Rights Agreement, directors nominated by our Sponsors may be removed with or without cause by the affirmative vote of the Sponsor entitled to nominate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the voting power of our common stock.

Director Independence

              On                        , 2014, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director's ability to exercise independent judgment in carrying out that director's responsibilities. On such date, our board of directors affirmatively determined that each of Messrs. Axelrod, Brutocao, Kaplan, Roth, Sarin, Starrett and Stein and Ms. Knous qualifies as an "independent director," as defined in the corporate governance rules of the New York Stock Exchange.

Controlled Company Exception

              Upon the closing of this offering, we will be deemed a "controlled company" under the rules of the New York Stock Exchange, and we will qualify for, but do not intend to rely on, the "controlled company" exemption to the board of directors and committee composition requirements under the rules of the New York Stock Exchange. If we were to rely on this exemption, we would be exempt from the requirements that (1) our board of directors be comprised of a majority of independent directors, (2) we have a nominating and corporate governance committee composed entirely of independent directors, (3) our compensation committee be comprised solely of independent directors and (4) we conduct an annual performance evaluation of the nominating and corporate governance committee and the compensation committee. The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the rules of the New York Stock Exchange, which require that our audit committee be composed of at least three members and entirely of independent directors within one year from the date of this prospectus.

              Since we do not intend to rely on the "controlled company" exemption under the rules of the New York Stock Exchange, the board of directors will take all actions necessary to comply with such rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors within the time frames set forth under the rules of the New York Stock Exchange.

Board Leadership Structure

              Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.

              Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Taylor serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate as it provides Mr. Taylor with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our board of directors.

Risk Oversight

              Our board of directors plays an active role in overseeing management of our risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and our audit committee is responsible for overseeing the management of financial risks. Upon the closing of this offering, our nominating and corporate governance committee will be responsible for managing risks associated with the independence of the board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Board Committees

              Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee and, upon the closing of this offering, will have a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

    Audit Committee

              Upon the closing of this offering, the audit committee of our board of directors (the "Audit Committee") will consist of Messrs. Sarin and Starrett and Ms. Knous, who will act as its chair. On                        , 2014, our board of directors determined that each of                        qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, has the attributes set forth in such section and is financially literate, as required by the rules of the New York Stock Exchange. In addition, our board of directors determined that each of Mr. Starrett and Ms. Knous is independent as independence is defined under the rules of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act. Within one year of the date of this prospectus, we expect to have a fully independent audit committee in accordance with the rules of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act.

              The principal duties and responsibilities of our Audit Committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory requirements.

              The Audit Committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

    Compensation Committee

              Upon the closing of this offering, the compensation committee of our board of directors (the "Compensation Committee") will consist of Messrs. Brutocao and Stein and Mr. Axelrod, who will act as its chair.

              The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

  •
  to provide oversight concerning the compensation of our chief executive officer, succession planning, performance of the chief executive officer and related matters.

    Nominating and Corporate Governance Committee

              Upon the closing of this offering, the nominating and corporate governance committee of our board of directors will consist of                         and                         , who will act as its chair.

              The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

  •
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors; and

  •
  to make recommendations to our board of directors regarding board governance matters and practices.

Code of Conduct and Ethics

              Our board of directors will adopt a code of conduct and ethics that applies to all of our employees, including those officers responsible for financial reporting. The code of conduct and ethics will be available on our website at www.FloorandDecor.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or the rules of the New York Stock Exchange. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

              None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

              Our named executive officers ("NEOs") for fiscal 2013, which consist of our principal executive officer and our two other most highly compensated executive officers, are:

  •
  Thomas V. Taylor, who serves as Chief Executive Officer and a member of our board of directors and is our principal executive officer;

  •
  Lisa G. Laube, who serves as Executive Vice President and Chief Merchandising Officer; and

  •
  Trevor S. Lang, who serves as Executive Vice President and Chief Financial Officer.

              Prior to this offering, we were privately held, and the Compensation Committee reviewed and recommended the compensation of our NEOs. Following this offering the Compensation Committee will continue to review and recommend the compensation of our NEOs and will regularly report its compensation decisions and recommendations to our board of directors. In connection with this offering, the Compensation Committee engaged the Hay Group, an independent compensation consultant, to assist in developing our approach to executive officer and director compensation.

Summary Compensation Table for Fiscal 2013

              The following table contains information about the compensation paid to or earned by each of our NEOs during fiscal 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Thomas V. Taylor—Chief Executive Officer	2013	650,000	—	546,774	(3)	2,396	1,199,170
Lisa G. Laube—Executive Vice President and Chief Merchandising Officer	2013	462,500	11,000	194,525		54,254	722,279
Trevor S. Lang—Executive Vice President and Chief Financial Officer	2013	364,000	11,000	153,097		2,609	530,706

(1)
Represents a one-time discretionary bonus to account for the execution of strategic priorities.

(2)
Represents relocation reimbursements, taxable group term life insurance, and a 401(k) match program. Ms. Laube's relocation reimbursements were $26,999 for costs associated with her relocation to Atlanta, Georgia and a tax gross-up of $25,858 on such amounts.

(3)
For fiscal 2013, Mr. Taylor was entitled to a minimum bonus of $325,000. Mr. Taylor is not entitled to a minimum bonus for fiscal year 2014 or any later year.

    Narrative Disclosure to Summary Compensation Table

    Elements of Compensation

              Base Salary.    The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. Accordingly, in fiscal 2013, Mr. Taylor received a base salary at an annual rate of $650,000, Ms. Laube received a base salary at an annual rate of $462,500, and Mr. Lang received a base salary at an annual rate of $364,000.

              Annual Incentive Bonuses.    Our NEOs are eligible to receive annual incentive bonuses. The annual incentive bonuses are intended to reward our senior executives for achieving a target net income and return on investment percentage set out by us at the beginning of the year. We define return on investment as (i) earnings before interest and taxes, adjusted for certain one-time unique expenses that the compensation committee considers appropriate, divided by (ii) the thirteen-month average of the sum of inventory and net fixed assets, less tenant improvement allowances. Mr. Taylor is eligible to receive a bonus with a target amount equal to 100% of his base salary. For fiscal 2013, Mr. Taylor had a guaranteed minimum bonus of $325,000. He does not have a guaranteed minimum bonus for any other fiscal year. Ms. Laube and Mr. Lang are each eligible to receive a bonus with a target amount equal to 50% of his or her base salary. In fiscal 2013, our target net income as calculated with respect to the annual incentive bonuses was $13.4 million, and the target return on investment percentage was 18.9%. Our actual net income performance (as calculated with respect to such annual incentive bonuses, which gave effect to certain one-time unique expense items that the compensation committee considered appropriate to exclude from net income) was $13.7 million, which was 102.1% of the target and resulted in a payout percentage of 102.1%. Our actual return on investment percentage was 18.4% (which also gave effect to certain one-time unique expense items that the compensation committee considered appropriate to exclude from net income). This performance was 96.9% of the target and resulted in a payout percentage of 30.3%. The performance measures were weighted 75% net income and 25% return on investment, resulting in a cumulative payout percentage of 84.1%. Accordingly, the NEOs received the following annual incentive bonuses:

Name	Target Annual Incentive Bonus	Actual Annual Incentive Bonus	Payout Percentage
Thomas V. Taylor	$650,000	$546,774	84.1%
Lisa G. Laube	$231,250	$194,525	84.1%
Trevor S. Lang	$182,000	$153,097	84.1%

              Discretionary Incentive Bonus.    Ms. Laube and Mr. Lang each received a one-time discretionary bonus of $11,000 in fiscal 2013. The compensation committee determined such bonuses were warranted to account for the execution of strategic priorities, including the opening of new stores, implementation of a Company-wide resource planning system and the achievement of certain marketing goals, among other achievements.

              Signing Bonus.    Mr. Taylor received a signing bonus of $600,000 in connection with his hiring in 2012. If Mr. Taylor's employment terminates for any reason other than by us without Cause or by Mr. Taylor for Good Reason (as each is defined in our employment agreement with Mr. Taylor) prior to December 3, 2014, he is required to repay us $300,000 of the signing bonus.

              Stock Option Awards.    We generally grant stock options to our NEOs in connection with their hiring as a way of aligning our interests with those of our employees. Stock options generally become exercisable in equal annual installments of 20% each, on each of the first five anniversaries of their effective date as long as the NEO is continuously employed by us on each vesting date. Mr. Taylor's stock options become exercisable in annual installments of 25% each on each of the first four anniversaries of their grant date so long as Mr. Taylor remains continuously employed by us on each vesting date. We did not award any stock options to our NEOs in fiscal 2013. On May 1, 2013, in connection with a one-time extraordinary dividend, we adjusted the exercise price of all outstanding stock options in accordance with the terms of the 2011 Plan to account for such dividend, including stock options held by the NEOs. There was no incremental change to the fair value of the options in connection with the adjustment of the exercise price.

              Relocation Expenses.    In fiscal 2013, Ms. Laube received $26,999 in reimbursement costs associated with her relocation to Atlanta, Georgia and a tax gross-up of $25,858 on such amounts. We provide gross-ups to employees of certain levels of seniority in connection with relocation benefits. We do not provide any other tax gross-ups to employees.

              401(k) Plan.    All full-time employees are eligible to participate in our 401(k) plan after one year of service and are eligible to receive matching contributions from us after one year of service. We match employee contributions in cash at a rate of 20% of the first 5% of base compensation that an employee contributes, with graded vesting over a six year period. Our NEOs are also eligible for our matches, subject to regulatory limits on contributions to 401(k) plans.

              Employment Agreements.    The following is a summary of the employment agreements that we have entered into with our NEOs. The summary below does not contain complete descriptions of all provisions of the employment agreements of our NEOs and is qualified in its entirety by reference to such employment agreements, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information."

    Thomas V. Taylor—Chief Executive Officer

              We entered into an employment agreement with Mr. Taylor on December 3, 2012 pursuant to which Mr. Taylor agreed to serve as our Chief Executive Officer. Mr. Taylor's employment agreement has a term of four years, after which it will automatically renew each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of the employment agreement.

              If we terminate Mr. Taylor's employment without Cause or Mr. Taylor resigns for Good Reason, he is entitled to receive (i) any accrued and unpaid base salary and benefits and payments pursuant to the terms of any benefit plan (collectively, the "Accrued Benefits"), and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (x) two times Mr. Taylor's annual base salary, payable over 24 months and (y) a pro-rated portion of the annual incentive bonus that Mr. Taylor would have earned if he had remained employed, payable at the time bonuses are paid to employees generally. In addition, any vested stock options held by Mr. Taylor at the time of his termination of employment will remain exercisable for a period of 90 days following the date of termination.

              We generally may terminate Mr. Taylor's employment for "Cause" immediately upon written notice of any of the following reasons: (i) his commission of, or being indicted for a felony, or his commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the board of directors, or his refusal to follow the directives of the board of directors that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

              Mr. Taylor generally may terminate his employment for "Good Reason" in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Taylor's employment agreement by us.

              In the event of Mr. Taylor's death or disability, Mr. Taylor or his personal representatives or heirs will receive (i) his Accrued Benefits, (ii) his base salary for the lesser of twelve months and the remainder of his employment period, and (iii) a pro-rated portion of the annual incentive bonus that Mr. Taylor would have earned if he had remained employed, payable at the time bonuses are paid to employees generally. Additionally Mr. Taylor's vested options will be exercisable for 12 months after his termination due to death or disability.

    Lisa G. Laube—Executive Vice President and Chief Merchandising Officer

              We entered into an employment agreement with Ms. Laube on February 3, 2012 pursuant to which Ms. Laube agreed to serve as our Executive Vice President and Chief Merchandising Officer. Ms. Laube's employment agreement has a term of three years, after which it will automatically renew each year for successive one-year terms unless either party provides written notice of non-renewal or her employment is otherwise terminated, in each case pursuant to the terms of the employment agreement.

              If we terminate Ms. Laube's employment without Cause, she is entitled to receive (i) any Accrued Benefits, and (ii) subject to Ms. Laube executing a valid release of claims, continuation of her base salary for the remainder of the term. In addition, any vested stock options held by Ms. Laube at the time of her termination of employment remain exercisable for a period of 90 days following the date of termination.

              We generally may terminate Ms. Laube's employment for "Cause" immediately upon written notice of any of the following reasons: (i) her conviction of, guilty plea, or plea of nolo contendere, for a felony, or a misdemeanor where imprisonment is imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of her duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) her willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or her refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) her unlawful appropriation of a material corporate opportunity.

              In the event that we choose not to extend or renew the term of Ms. Laube's employment and she remains continuously employed by us through the end of her employment period, any of her stock options that are scheduled to vest on the day after the last day of her employment period will accelerate and vest on the last day of her employment period. Additionally, any of Ms. Laube's options that vested as of the end of her employment period will be exercisable for 90 days after the end of her employment.

    Trevor S. Lang—Executive Vice President and Chief Financial Officer

              We entered into an employment agreement with Mr. Lang on June 17, 2011 pursuant to which Mr. Lang agreed to serve as our Chief Financial Officer. Mr. Lang's employment agreement had an initial term of two years, but currently automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of the employment agreement.

              If we terminate Mr. Lang's employment without Cause, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Lang executing a valid release of claims, continuation of his base salary for the remainder of the term. In addition, any vested stock options held by Mr. Lang at the time of his termination of employment remain exercisable for a period of 90 days following the date of termination.

              We may terminate Mr. Lang's employment for "Cause" immediately upon written notice of any of the following reasons: (i) his conviction of, guilty plea, or plea of nolo contendere, for a felony, or a misdemeanor where imprisonment is imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

    Restrictive Covenants

              Each of the NEOs are subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment (or, in the case of Mr. Taylor, for three years after termination of employment). In addition, each NEO is subject to confidentiality and non-disparagement restrictions.

    Outstanding Equity Awards at Fiscal Year-End 2013

              The following table contains information about stock options that have not been exercised and were outstanding as of the last day of fiscal 2013 for each of our NEOs.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Thomas V. Taylor(1)	625	1,877	1,012	December 13, 2022
	625	1,876	1,558	December 13, 2022
Lisa G. Laube(2)	230	920	916	February 23, 2022
	230	920	1,391	February 23, 2022
Trevor S. Lang(3)	428	644	916	August 25, 2021
	428	644	1,391	August 25, 2021

(1)
Stock options granted to Mr. Taylor vested or vest in equal annual installments December 3, 2013, 2014, 2015 and 2016, subject to his continued employment with us.

(2)
Stock options granted to Ms. Laube vested or vest in equal annual installments February 3, 2013, 2014, 2015, 2016 and 2017, subject to her continued employment with us.

(3)
Stock options granted to Mr. Lang vested or vest in equal annual installments June 17, 2012, 2013, 2014, 2015 and 2016, subject to his continued employment with us.

Compensation of Our Directors for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Norman Axelrod (Chairman)	100,000	—		100,000
George Vincent West (Vice Chairman)	—	200,000	(1)	200,000
Peter Starrett	40,000	—		40,000
Larry Castellani(2)	40,000	—		40,000
Pamela Knous	75,000	—		75,000

(1)
Represents consulting fees paid to Mr. West pursuant to his consulting agreement with us.

(2)
Departed from our board of directors in October 2014.

    Director Compensation

              For fiscal 2013, directors who were our executives or employees of Ares or Freeman Spogli did not receive compensation for their services as directors. Directors who were not our executives or employees of Ares or Freeman Spogli each earned director fees in fiscal 2013 as follows: Norman Axelrod, $100,000; Peter Starrett, $40,000; Larry Castellani, $40,000 and Pamela Knous, $75,000.

              In addition, George Vincent West is party to a consulting agreement with us, pursuant to which he receives annual consulting fees of $200,000. Either party may terminate the consulting agreement at any time upon 30 days written notice. Mr. West is subject to certain non-compete and non-solicitation restrictions while a consultant and for two years after the termination of his consultancy. In addition, Mr. West is subject to confidentiality and non-disparagement restrictions.

              Certain of our directors received stock options prior to fiscal 2013 in connection with their service on the board of directors, or, in the case of Mr. West, in connection with his service as our former Chief Executive Officer. See "Principal Stockholders" below for more details.

              Upon the completion of this offering, our board of directors intends to establish a compensation program for our non-employee directors other than Messrs. Brutocao, Kaplan, Roth, Sarin and Stein (collectively, the "Non-Employee Directors"). Directors who are not Non-Employee Directors will not receive any compensation for their services as directors. Pursuant to this compensation program, we will pay the following fees to each of our Non-Employee Directors:

  •
  an annual cash retainer of $    ;

  •
  an additional annual cash retainer of $      to the chair of our audit committee;

  •
  an additional annual cash retainer of $      to the chair of our compensation committee; and

  •
  an additional annual cash retainer of $      to the chair of our nominating and corporate governance committee.

              We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at board and committee meetings.

Equity Plan Disclosure

    2011 Stock Incentive Plan

              We maintain a stock incentive plan, the 2011 Plan, pursuant to which, we may grant incentive stock options, non-qualified stock options and restricted stock to our employees, consultants and Non-Employee Directors. We will cease granting awards under the 2011 Plan upon the implementation of the 2014 Plan, described below.

              The material terms of the 2011 Plan are summarized below. The following summary is qualified in its entirety by reference to the complete text of the 2011 Plan, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

    Administration of the Plan

              The board of directors has authority to administer the 2011 Plan. The board of directors has delegated such authority to the compensation committee (the board of directors, or compensation committee, as applicable, the "Administrator"). The compensation committee and the board of directors are authorized to grant awards to eligible employees, consultants and Non-Employee Directors. The Administrator may also delegate the authority to grant a limited number of shares (not to exceed 1,000 per person) to the Chief Executive Officer, a committee of our officers or employees or one or more members of the board of directors. Any awards granted by such delegate must not be to any individuals subject to Section 16 of the Exchange Act or to any "covered employees" within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

    Number of Authorized Shares and Award Limits

              The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2011 Plan may not exceed the sum of 33,500 shares (subject to adjustment as described below).

              Our shares of common stock that are subject to awards under the 2011 Plan are counted against the overall limit as one share for every share granted or covered by an award. If any award is cancelled, expires or terminates unexercised for any reason following the implementation of the 2014 Plan, the shares covered by such award will again be available for the grant of awards under the 2014 Plan.

              The Administrator will, in accordance with the terms of the 2011 Plan, make appropriate adjustments to the above aggregate limits, to the number or kind of shares or other property (including cash) underlying awards and to the purchase price of shares underlying awards, in each case, to reflect any change in our capital structure or business by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, or other change in our capital structure, or an extraordinary cash dividend.

    Eligibility and Participation

              All of our and our affiliates' current and prospective employees and consultants, as well as our Non-Employee Directors, are eligible to be granted non-qualified stock options and restricted stock under the 2011 Plan. Only our and our subsidiaries' employees are eligible to be granted incentive stock options ("ISOs") under the 2011 Plan. Eligibility for awards under the 2011 Plan is determined by the Administrator in its sole discretion.

    Types of Awards

              Stock Options.    The 2011 Plan authorizes the Administrator to grant ISOs to eligible employees and non-qualified stock options to purchase shares to employees, consultants, prospective employees, prospective consultants and Non-Employee Directors. The Administrator will determine the number of shares of common stock subject to each option, the term of each option, the exercise price (which may not be less than the fair market value of the shares of common stock at the time of grant, or 110 percent of fair market value in the case of ISOs granted to ten-percent stockholders), the vesting schedule and the other terms and conditions of each option. Options will be exercisable at such times and subject to such terms as are determined by the Administrator at grant. The maximum term of options under the 2011 Plan is ten years (or five years in the case of ISOs granted to ten-percent stockholders). Upon the exercise of an option, the participant must make payment of the full exercise price, either in cash or by check, bank draft or money order; solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker, reasonably acceptable to us, to promptly deliver to us an amount equal to the aggregate exercise price; or on such other terms and conditions as may be acceptable to the Administrator (including, without limitation, the relinquishment of options or by payment in full or in part in the form of shares of common stock).

              Restricted Stock.    The 2011 Plan authorizes the Administrator to grant restricted stock. Recipients of restricted stock enter into an agreement with us subjecting the restricted stock to transfer and other restrictions and providing the criteria or dates on which such awards vest and such restrictions lapse. The restrictions on restricted stock may lapse and the awards may vest over time, based on performance criteria or other factors, as determined by the Administrator at grant. Except as otherwise determined by the Administrator, a holder of restricted stock has all of the attendant rights of a stockholder including the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying restricted stock, the right to vote shares and, subject to and conditioned upon the vesting and restrictions lapsing for the underlying shares, the right to tender such shares. However, the Administrator may in its discretion provide at grant that the right to receive dividends on restricted stock will not be subject to the vesting or lapsing of the restrictions on the restricted stock.

    Effect of Certain Transactions; Change in Control

              In the event of a change in control, as defined in the 2011 Plan, the Administrator, in its sole discretion may, but is not obligated, to (i) accelerate, vest or cause the restrictions to lapse on outstanding awards, (ii) cancel awards in exchange for the fair value of the awards (for options, the fair value means the per share value paid in connection with the change in control less the per share exercise price of such options, if any, or for no value, if none), or (iii) provide that new awards will be substituted for outstanding awards.

    Non-Transferability of Awards

              Except as the Administrator may permit, at the time of grant or thereafter, awards granted under the 2011 Plan are generally not transferable by a participant other than by will or the laws of descent and distribution. Shares of common stock acquired by a permissible transferee will continue to be subject to the terms of the 2011 Plan and the applicable award agreement.

    Term

              Awards under the 2011 Plan may not be made after October 10, 2022, but awards granted prior to such date may extend beyond that date.

    Amendment and Termination

              Subject to the rules referred to in the balance of this paragraph, the board of directors may at any time amend, in whole or in part, any or all of the provisions of the 2011 Plan, or suspend or terminate it entirely, retroactively or otherwise. Except as required to comply with applicable law, no such amendment may adversely impair the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of stockholders, no amendment may be made that would: increase the aggregate number of shares of common stock that may be issued under the 2011 Plan; change the classification of individuals eligible to receive awards under the 2011 Plan; decrease the minimum exercise price of any stock option; extend the maximum term of any option; award any stock option as a replacement for a stock option that has a higher exercise price; or require stockholder approval in order for the 2011 Plan to continue to comply with Section 422 of the Code.

    2014 Stock Incentive Plan

              In anticipation of this offering, our board of directors is expected to adopt the 2014 Plan contingent upon the effectiveness of this offering. Our stockholders are expected to approve the 2014 Plan contingent upon the effectiveness of this offering. We believe that a new omnibus incentive plan is appropriate in connection with a public offering of our common stock not only to continue to enable us to grant awards to management to reward and incentivize their performance and retention, but also to have a long-term equity plan that is appropriate for us as a publicly held company.

              The material terms of the 2014 Plan are summarized below. The following summary is qualified in its entirety by reference to the complete text of the 2014 Plan, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

    Administration of the Plan

              The board of directors intends to appoint the compensation committee to administer the 2014 Plan (we continue to refer to the board of directors or compensation committee, as applicable, as the "Administrator"). The Administrator is authorized to grant awards to eligible employees, consultants and Non-Employee Directors.

    Number of Authorized Shares and Award Limits

              The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2014 Plan may not exceed            shares (subject to adjustment as described below). In addition, shares previously authorized under the 2011 Plan, and shares covered by any award under the 2011 Plan that is cancelled, expires or terminates unexercised for any reason will be available for grant under the 2014 Plan.

              Our shares of common stock that are subject to awards will be counted against the overall limit as one share for every share granted or covered by an award. If any award is cancelled, expires or terminates unexercised for any reason, the shares covered by such award will again be available for the grant of awards under the 2014 Plan, except that any shares that are not issued as the result of a net settlement or that are used to pay any exercise price or tax withholding obligation will not be available for the grant of awards. Shares of common stock that we repurchase on the open market with the proceeds of an option exercise price also will not be available for the grant of awards.

              The maximum number of our shares of common stock that may be subject to any award of stock options, any restricted stock or other stock-based award denominated in shares that may be granted under the 2014 Plan during any fiscal year to each employee or consultant is            shares per type of award; provided that the maximum number of our shares of common stock for all types of awards during any fiscal year is            shares per each employee or consultant. The maximum number of our shares of common stock that may be granted pursuant to awards under the 2014 Plan during any fiscal year to any non-employee director is            shares.

              The foregoing individual participant limits are cumulative; that is, to the extent that shares of common stock that may be granted to an individual in a fiscal year are not granted, the number of shares of common stock that may be granted to such individual is increased in the subsequent fiscal years.

              In addition, the maximum grant date value of any other stock-based awards denominated in cash and the maximum payment under any performance-based cash award granted under the 2014 Plan payable with respect to any fiscal year to an employee or consultant is $        . However, the foregoing limits (other than the limit on the maximum number of our shares of common stock for all types of awards during any fiscal year) will not apply (i) to options, restricted stock or other stock-based awards that constitute "restricted property" under Section 83 of the Code to the extent granted during the Reliance Period (as described below) or (ii) to performance-based cash awards or other types of other stock-based awards to the extent paid or otherwise settled during the Reliance Period.

              For companies that become public in connection with an initial public offering, the deduction limit under Section 162(m) of the Code does not apply during a "reliance period" under the Treasury Regulations under Section 162(m) of the Code that may be relied upon until the earliest of: (i) the expiration of the 2014 Plan, (ii) the date the 2014 Plan is materially amended for purposes of Treasury Regulation Section 1.162-27(h)(1)(iii); (iii) the date all shares of common stock available for issuance under the 2014 Plan have been allocated; or (iv) the date of the first annual meeting of our stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs (such period, the "Reliance Period").

              The Administrator will, in accordance with the terms of the 2014 Plan, make appropriate adjustments to the above aggregate and individual limits, to the number and/or kind of shares or other property (including cash) underlying awards and to the purchase price of shares underlying awards, in each case, to reflect any change in our capital structure or business by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, any recapitalization, merger, consolidation, spin off, split off, reorganization or any partial or complete liquidation, issuance of rights or warrants to purchase any shares of common stock or securities convertible into shares of common stock, any sale or transfer of all or part of our assets or business, or any other corporate transaction or event that would be considered an "equity restructuring" within the meaning of FASB ASC Topic 718. In addition, the Administrator may take similar action with respect to other extraordinary events.

    Eligibility and Participation

              All of our and our affiliates' current and prospective employees and consultants, as well as our Non-Employee Directors, are eligible to be granted non-qualified stock options, restricted stock, performance-based cash awards and other stock-based awards under the 2014 Plan. Only our and our subsidiaries' employees are eligible to be granted ISOs under the 2014 Plan. Eligibility for awards under the 2014 Plan is determined by the Administrator in its sole discretion.

    Types of Awards

              Stock Options.    The 2014 Plan authorizes the Administrator to grant ISOs to eligible employees and non-qualified stock options to purchase shares to employees, consultants, prospective employees, prospective consultants and Non-Employee Directors. The Administrator will determine the number of shares of common stock subject to each option, the term of each option, the exercise price (which may not be less than the fair market value of the shares of common stock at the time of grant, or 110 percent of fair market value in the case of ISOs granted to ten-percent stockholders), the vesting schedule and the other terms and conditions of each option. Options will be exercisable at such times and subject to such terms as are determined by the Administrator at grant. The maximum term of options under the 2014 Plan is ten years (or five years in the case of ISOs granted to ten-percent stockholders). Upon the exercise of an option, the participant must make payment of the full exercise price, either in cash or by check, bank draft or money order; solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker, reasonably acceptable to us, to promptly deliver to us an amount equal to the aggregate exercise price; or on such other terms and conditions as may be acceptable to the Administrator (including, without limitation, the relinquishment of options or by payment in full or in part in the form of shares of common stock).

              Restricted Stock.    The 2014 Plan authorizes the Administrator to grant restricted stock. Recipients of restricted stock enter into an agreement with us subjecting the restricted stock to transfer and other restrictions and providing the criteria or dates on which such awards vest and such restrictions lapse. The restrictions on restricted stock may lapse and the awards may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code, as discussed below), as determined by the Administrator at grant. Except as otherwise determined by the Administrator, a holder of restricted stock has all of the attendant rights of a stockholder including the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying restricted stock, the right to vote shares and, subject to and conditioned upon the vesting and restrictions lapsing for the underlying shares, the right to tender such shares. However, the Administrator may in its discretion provide at grant that the right to receive dividends on restricted stock will not be subject to the vesting or lapsing of the restrictions on the restricted stock.

              Other Stock-Based Awards.    The 2014 Plan authorizes the Administrator to grant awards of shares of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, shares of common stock, including, but not limited to, shares of common stock awarded purely as a bonus in lieu of cash and not subject to any restrictions or conditions; shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by us or an affiliate; stock appreciation rights; stock equivalent units; restricted stock units; performance awards entitling participants to receive a number of shares of common stock (or cash in an equivalent value) or a fixed dollar amount, payable in cash, stock or a combination of both, with respect to a designated performance period; or awards valued by reference to book value of our shares of common stock. In general, other stock-based awards that are denominated in shares of common stock will include the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying award, but the Administrator may in its discretion provide at grant that the right to receive dividends on a stock-denominated award will not be subject to the vesting or lapsing of the restrictions on the performance award.

    Certain Performance-Based Awards

              As noted above, following the Reliance Period, performance-based awards granted under the 2014 Plan that are intended to satisfy the performance-based compensation exception under Section 162(m) of the Code will vest based on attainment of specified performance goals established by the Administrator. These performance goals will be based on the attainment of a certain target level of, or a specified increase in (or decrease where noted), criteria selected by the Administrator.

              Such performance goals may be based upon the attainment of specified levels of company, subsidiary, division or other operational unit performance under one or more of the measures described above relative to the performance of other companies. The Administrator may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria, to the extent permitted by Section 162(m) of the Code. Unless the Administrator determines otherwise, to the extent permitted by Section 162(m) of the Code, the Administrator will disregard and exclude the impact of special, unusual or non-recurring items, events, occurrences or circumstances; discontinued operations or the disposal of a business; the operations of any business that we acquire during the fiscal year or other applicable performance period; or a change in accounting standards required by generally accepted accounting principles.

    Effect of Certain Transactions; Change in Control

              In the event of a change in control, as defined in the 2014 Plan, except as otherwise provided by the Administrator, unvested awards will not vest. Instead, the Administrator may, in its sole discretion provide that outstanding awards will be: assumed and continued; purchased based on the price per share paid in the change in control transaction (less, in the case of options and SARs, the exercise price), as adjusted by the Administrator for any contingent purchase price, escrow obligations, indemnification obligations or other adjustments to the purchase price; and/or in the case of stock options or other stock-based appreciation awards where the change in control price is less than the applicable exercise price, cancelled. However, the Administrator may in its sole discretion provide for the acceleration of vesting and lapse of restrictions of an award at any time including in connection with a change in control.

    Deferral Arrangements

              The Administrator may permit or require the deferral of any payment of a restricted stock unit or performance award pursuant to a deferred compensation arrangement in a manner intended to comply with, or be exempt from, Section 409A of the Code.

    Non-Transferability of Awards

              Except as the Administrator may permit, at the time of grant or thereafter, awards granted under the 2014 Plan are generally not transferable by a participant other than by will or the laws of descent and distribution. Shares of common stock acquired by a permissible transferee will continue to be subject to the terms of the 2014 Plan and the applicable award agreement.

    Term

              Awards under the 2014 Plan may not be made after            , 2024, but awards granted prior to such date may extend beyond that date. We may seek stockholder reapproval of the performance goals in the 2014 Plan. If such stockholder approval is obtained, on or after the first stockholders' meeting in the fifth year following the year of the last stockholder approval of the performance goals in the 2014 Plan, awards under the 2014 Plan may be based on such performance goals in order to qualify for the "performance-based compensation" exception under Section 162(m) of the Code.

    Amendment and Termination

              Subject to the rules referred to in the balance of this paragraph, our board of directors may at any time amend, in whole or in part, any or all of the provisions of the 2014 Plan, or suspend or terminate it entirely, retroactively or otherwise. Except as required to comply with applicable law, no such amendment may reduce the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of stockholders, no amendment may be made that would: increase the aggregate number of shares of common stock that may be issued under the 2014 Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; change the classification of individuals eligible to receive awards under the 2014 Plan; extend the maximum term of any option; reduce the exercise price of any option or SAR or cancel any outstanding "in-the-money" option or SAR in exchange for cash; substitute any option or SAR in exchange for an option or SAR (or similar other award) with a lower exercise price; alter the performance goals; or require stockholder approval in order for the 2014 Plan to continue to comply with Section 162(m) of the Code or Section 422 of the Code.

              Following consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the full number of shares of common stock that will be available for issuance under the 2014 Plan, as described in the section titled "—2014 Plan—Number of Authorized Shares and Award Limits" above.

Federal Income Tax Implications of the Incentive Plans

              The federal income tax consequences arising with respect to awards granted under the Incentive Plans will depend on the type of award. From the recipients' standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. Exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares acquired upon exercise of the ISO are held longer than the later of one year from the date of exercise and two years from the date of grant; (iii) for awards granted after a specified transition period, we may not be entitled to a tax deduction for compensation attributable to awards granted to one of our named executive officers, if and to the extent such compensation does not qualify as "performance-based" compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable at 20% above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes "deferred compensation" under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied. The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Incentive Plans, and is not intended as tax guidance to participants in the Incentive Plans, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pre-IPO Shareholders Agreement

              We are party to a Shareholders Agreement, dated as of November 24, 2010 (as amended, the "Pre-IPO Shareholders Agreement"), among us and each of our stockholders, including Ares, Freeman Spogli and certain of our directors, executive officers and other employees. However, in connection with the closing of this offering, the Pre-IPO Shareholders Agreement will effectively be replaced by a registration rights agreement (the "Registration Rights Agreement") and a separate investor rights agreement (the "Investor Rights Agreement"), each as described in more detail below.

Registration Rights Agreement

              Pursuant to the terms of the Registration Rights Agreement, Ares, Freeman Spogli and certain other signatories thereto will be entitled to various rights with respect to the registration of their shares under the Securities Act. Registration of these any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

    Demand Registration Rights

              At any time following the closing of this offering and the expiration of the applicable lock-up period, subject to certain conditions and restrictions contained in the Registration Rights Agreement, our Sponsors will be able to require us to use reasonable best efforts to register their common stock under the Securities Act.

    Piggyback Registration Rights

              In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

    Expenses

              We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Investor Rights Agreement

              Pursuant to the terms of the Investor Rights Agreement, each Sponsor is entitled to nominate (a) five directors for election to our board of directors for so long as it holds 40% or more of our outstanding common stock, (b) three directors for election to our board of directors for so long as it holds 30% or more of our outstanding common stock, (c) two directors for election to our board of directors for so long as it holds 15% or more of our outstanding common stock and (d) one director for election to our board of directors for so long as it holds 5% or more of our outstanding common stock. In particular, Ares has nominated Messrs. Axelrod, Kaplan, Sarin, Stein and West for election to our board of directors, and Freeman Spogli has nominated Messrs. Brutocao and Roth for election to our board of directors. Pursuant to the terms of the Investor Rights Agreement, each Sponsor will agree to vote in favor of the other Sponsor's nominees and for the election of our then-current chief executive officer to our board of directors. In addition, subject to certain conditions, the Investor Rights Agreement provides each Sponsor with certain rights with respect to board committee membership, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

              Directors nominated by our Sponsors may be removed with or without cause by the affirmative vote of the Sponsor entitled to nominate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the voting power of our common stock.

Indemnification of Officers and Directors

              Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See "Description of Our Capital Stock—Limitation on Liability and Indemnification" below for more details.

Directed Share Program

              The underwriters have reserved up to 2% of the shares of Class A common stock being offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees and other parties related to us and members of their respective families as part of a directed share program. The directed share program will not limit the ability of our directors, officers, employees and other parties related to us, or members of their respective families, to purchase more than $120,000 in value of our Class A common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our Class A common stock.

Ordinary Course Transactions with Related Persons

              From time to time, our and our Sponsors' directors, officers, employees and affiliates may enter into commercial transactions with us in the ordinary course of business, primarily for the purchase of inventory at our stores. We do not believe that any such transaction is significant enough to be material to us or the applicable related person. Our board of directors and audit committee have considered these possible purchases and have determined that no such purchase will require prior approval by the audit committee.

Statement of Policy Regarding Transactions with Related Persons

              Since November 2010, we have been subject to requirements for the approval of certain related party transactions set forth in the Pre-IPO Shareholders Agreement. Pursuant to the Pre-IPO Shareholders Agreement, the consent of Ares and Freeman Spogli or the affirmative vote of a majority of the directors nominated by Ares and a majority of the directors nominated by Freeman Spogli was required to approve a transaction with any of our affiliates. As disclosed above, the Pre-IPO Shareholders Agreement will effectively be replaced by the Registration Rights Agreement and the Investor Rights Agreement in connection with the closing of this offering, neither of which will have provisions governing related party transactions.

              Upon the closing of this offering, the policies regarding transactions with related persons will be included in the charter of our audit committee and in our Corporate Governance Guidelines, each of which will require that any transaction with a "related person" (as defined in paragraph (a) of Item 404 Regulation S-K) that is brought to the audit committee's attention be reviewed and approved by the audit committee.

 PRINCIPAL STOCKHOLDERS

              The following table sets forth information regarding the beneficial ownership of our common stock as of                , 2014, by:

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock or our Class C common stock, which is convertible into shares of our Class A common stock.

              Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of                            , 2014. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock and Class C common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

              Our calculation of the percentage of beneficial ownership is based on                        shares of Class A common stock and                        shares of Class C common stock outstanding as of                            , 2014, after giving effect to the                        -for-one stock split of our common stock and assuming that all shares of our Class B common stock are automatically converted into shares of our Class A common stock.

              Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Suite 400, Smyrna, GA 30080.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned(1)	Percentage Class A Beneficially Owned(1)	Number of Class C Shares Beneficially Owned(1)	Percentage Class C Beneficially Owned(1)	Total Shares Beneficially Owned(1)	Total Percentage Beneficially Owned(1)
Named Executive Officers and Directors:
Thomas Taylor(2)
Trevor Lang(3)
Lisa Laube(4)
Norman Axelrod(5)
George Vincent West(6)
Brad Brutocao
David Kaplan
Pamela Knous(7)
John Roth
Ravi Sarin
Peter Starrett(8)
Adam Stein
All directors and executive officers as a group (16 persons)
5% Stockholders:
Ares Corporate Opportunities Fund III, L.P.(9)(10)
FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., as a group(9)(11)

*
Represents ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Consists of (i)             shares of Class A common stock directly held by Mr. Taylor and (ii)             shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of              , 2014.

(3)
Consists of (i)             shares of Class A common stock directly held by Mr. Lang and (ii)             shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of              , 2014.

(4)
Consists of (i)             shares of Class A common stock directly held by Ms. Laube and (ii)              shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of              , 2014.

(5)
Consists of (i)             shares of Class A common stock directly held by Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee, (ii)             shares of Class A common stock directly held by AS SKIP LLC, of which Mr. Axelrod is the managing member and (iii)              shares of Class A common stock that are currently exercisable or that will become exercisable by Mr. Axelrod within 60 days of              , 2014.

(6)
Consists of (i)             shares of Class A common stock directly held by Mr. West and (ii)             shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of              , 2014.

(7)
Consists entirely of shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of               , 2014.

(8)
Consists of (i)             shares of Class A common stock directly held by Mr. Starrett and (ii)             shares of Class A common stock issuable that are currently exercisable or that will become exercisable within 60 days of              , 2014.

(9)
Pursuant to the terms of the Investor Rights Agreement, each Sponsor will agree to vote in favor of the other Sponsor's nominees and for the election of our then-current chief executive officer to our board of directors. As a result, each Sponsor may be deemed to be the beneficial owner of the shares of our Class A common stock owned by the other Sponsor. Each of Ares and Freeman Spogli expressly disclaims beneficial ownership of the shares of Class A common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or Freeman Spogli. For a more detailed description of the Investor Rights Agreement, see "Certain Relationships and Related Party Transactions—Investor Rights Agreement."

(10)
Shares of Class A common stock are held directly by Ares Corporate Opportunities Fund III, L.P. ("ACOF III"). The manager of ACOF III is ACOF Operating Manager III, LLC ("ACOF Operating Manager III"), and the sole member of ACOF Operating Manager III is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. ("Ares Management Holdings") and the general partner of Ares Management Holdings is Ares Holdings Inc. ("Ares Holdings"), whose sole stockholder is Ares Management, L.P. ("Ares Management"). The general partner of Ares Management is Ares Management GP LLC ("Ares Management GP") and the sole member of Ares Management GP is Ares Partners Holdco LLC ("Ares Partners" and, together with ACOF III, ACOF Operating Manager III, Ares Management LLC, Ares Management Holdings, Ares Holdings, Ares Management, and Ares Management GP, the "Ares Entities"). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal. Decisions by Ares Partners' board of managers generally are made by a majority of the members, which majority, subject to certain conditions, must include Antony Ressler. Each of the Ares Entities (other than ACOF III with respect to the shares held directly by it) and the members of Ares Partners' board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of Class A common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(11)
FS Equity Partners VI, L.P. directly beneficially owns            shares, or        %, of our Class A common stock and             shares, or        %, of our Class C common stock, representing an aggregate of            shares, or        %, of our common stock. FS Affiliates VI, L.P. directly beneficially owns            shares, or        %, of our Class A common stock and            shares, or        %, of our Class C common stock, representing an aggregate of            shares, or        %, of our common stock. FS Capital Partners VI, LLC, as the general partner of FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. (the "FS Funds"), has the sole power to vote and dispose of the shares of our common stock owned by the FS Funds. Messrs. Brad J. Brutocao, Benjamin D. Geiger, Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw are the managing members of FS Capital Partners VI, LLC, and Messrs. Brutocao, Geiger, Freeman, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co., and as such may be deemed to be the beneficial owners of the shares of our common stock owned by the FS Funds. Messrs. Brutocao, Geiger, Freeman, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw each disclaims beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of the FS Funds and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

DESCRIPTION OF CAPITAL STOCK

General

              As of the closing of this offering, our authorized capital stock will consist of                 shares of common stock, par value $0.001 per share, which is composed of                         shares of our Class A common stock and                 shares of our Class C common stock and                          shares of undesignated preferred stock, par value $0.001 par value per share. Our shares of Class A common stock and Class C common stock are convertible into each other under certain circumstances described in more detail below and otherwise generally have the same rights except that shares of Class C Common Stock are non-voting while shares of Class A Common Stock are entitled to one vote per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which will be in place prior to the closing of this offering and included as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our common stock and preferred stock below reflect changes to our capital structure that will be in effect prior to the closing of this offering.

Common Stock

              As of                    , 2014, after giving effect to the                        -for-one stock split of our common stock effected on                         , 2014, there were                          shares of our common stock outstanding, held by                stockholders of record. Immediately after the closing of this offering, there will be                 shares of our common stock outstanding, or                        shares if the underwriters' option to purchase additional shares is exercised in full. All of such shares will be Class A shares of common stock except for                 shares of Class C common stock owned by Freeman Spogli and its affiliates.

    Dividend Rights

              Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

    Voting Rights

              Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders. Holders of our Class C common stock are not entitled to vote, except as required under Delaware law. Our stockholders do not have cumulative voting rights.

    Conversion Rights

              Shares of our Class C common stock are automatically converted into shares of our Class A common stock on a one for one basis if the holder of such Class C common stock is not Freeman Spogli or any of its affiliates. In addition, Freeman Spogli or any of its affiliates may convert their shares of Class C common stock into shares of our Class A Common Stock, in whole or in part, at any time and from time to time at their option, on a one for one basis so long as at such time either Ares and its affiliates or Freeman Spogli and its affiliates do not own more than 24.9% of our Class A common stock after giving effect to any such conversion. In addition, shares of our Class A common stock held by Freeman Spogli or any of its affiliates are convertible into shares of our Class C common stock, in whole or in part, at any time and from time to time at the election of Freeman Spogli or any of its affiliates, on a one for one basis.

    Preemptive or Similar Rights

              Our common stock is not entitled to preemptive rights and is not subject to redemption. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

    Liquidation Rights

              Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

    Options

              As of                  , 2014, after giving effect to the                    -for-one stock split of our common stock effected on                   , 2014 and assuming that all shares of our Class B common stock are automatically converted into shares of our Class A common stock upon the closing of this offering pursuant to our certificate of incorporation, we had outstanding stock options to purchase an aggregate of                shares of our common stock under the 2011 Plan. Upon the closing of this offering, no additional shares of our common stock will be reserved for issuance under the 2011 Plan, and                        shares of our common stock will be reserved for issuance under the 2014 Plan. See "Executive and Director Compensation—Equity Plan Disclosure" and "Shares Eligible for Future Sale."

Preferred Stock

              As of                    , 2014, there were no shares of preferred stock outstanding. Upon the closing of this offering, we will have no shares of preferred stock outstanding.

              Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to                shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Class A common stock.

              The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Registration Rights

              Pursuant to the terms of the Registration Rights Agreement, the holders of                    shares of our common stock, or their transferees, are entitled to various rights with respect to the registration of their shares under the Securities Act.

              For a more detailed description of the Registration Rights Agreement, see "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Investor Rights Agreement

              Pursuant to the terms of the Investor Rights Agreement, Ares and Freeman Spogli will have certain rights and obligations with respect to voting for the nomination of certain directors and director nominees and with respect to board committee membership.

              For a more detailed description of the Investor Rights Agreement, see "Certain Relationships and Related Party Transactions—Investor Rights Agreement."

Exclusive Venue

              Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Although we have included an exclusive venue provision in our certificate of incorporation, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision would not affect the ability of our stockholders to seek remedies under the federal securities laws.

Payment of Legal Fees in Certain Actions

              Our certificate of incorporation provides that, to the fullest extent permitted by law, a current or prior stockholder, or person acting on their behalf, that initiates, asserts, joins, assists or has a direct financial interest in an action, suit or proceeding against us or any of our directors, officers, employees or affiliates and who does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy or relief sought in such claim will be jointly and severally obligated to reimburse all fees, costs and expenses (including attorneys' fees and other litigation expenses) that are incurred by us or our directors, officers, employees or affiliates in connection with such claim. This provision may have the effect of discouraging lawsuits against us or our directors, officers, employees or affiliates.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

              We are governed by the Delaware General Corporation Law (the "DGCL"). Our certificate of incorporation and bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

    Undesignated Preferred Stock

              As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

    Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

              Our certificate of incorporation provides that our stockholders may not act by written consent unless our Sponsors collectively own a majority of our outstanding Class A common stock, which may lengthen the amount of time required to take stockholder actions. As a result, except for our Sponsors, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation provides that special meetings of the stockholders may be called only by the chairperson of our board or our board of directors. However, for so long as our Sponsors collectively own a majority of our outstanding Class A common stock, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding Class A common stock. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

    Requirements for Advance Notification of Stockholder Nominations and Proposals

              Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

    Board Classification

              Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see "Management—Board Composition." The classification of our board of directors and the limitations on the ability of our stockholders to remove directors could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

    Removal of Directors; Vacancies

              Pursuant to the terms of the Investor Rights Agreement, directors nominated by our Sponsors may be removed with or without cause by the affirmative vote of the Sponsor entitled to nominate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the voting power of our common stock. Our board of directors, or our Sponsors in the case of one of their respective board nominees, has the sole power to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

    No Cumulative Voting

              Our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of the stockholder's shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors' decision regarding a takeover or otherwise.

    Amendment of Charter and Bylaw Provisions

              The amendment of certain of the above provisions of our certificate of incorporation requires approval by holders of at least two-thirds of our outstanding Class A common stock. In addition, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of our Class C common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Our certificate of incorporation provides that our board of directors may from time to time adopt, amend, alter or repeal our bylaws by a vote of a majority of our board of directors without stockholder approval and that our stockholders may adopt, amend, alter or repeal our bylaws by the affirmative vote of the holders of at least two-thirds of our outstanding Class A common stock.

    Delaware Anti-Takeover Statute

              Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL, which, in the absence of such provision, would have imposed additional requirements regarding mergers and other business combinations.

              The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Corporate Opportunity

              Our certificate of incorporation provides that no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of our Sponsors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to our Sponsors instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to our Sponsors.

Limitations of Liability, Indemnification and Advancement

              Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors and officers, and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

  •
  any breach of the director's duty of loyalty to us or to our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

              If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our certificate of incorporation and bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

              In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys' fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

              The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Listing

              We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol "FND."

Transfer Agent and Registrar

              Upon the closing of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

              Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

              Upon the closing of this offering,            shares of common stock will be outstanding, in each case assuming no exercise of the underwriters' option to purchase additional shares and assuming no exercise of outstanding options prior to the closing of this offering. In addition, as of the closing of this offering, there will be outstanding options to acquire             shares of common stock under the Incentive Plans. Of the outstanding shares, all of the shares of common stock sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144, may only be sold in compliance with the limitations described below.

              The remaining shares of our common stock outstanding after this offering are restricted securities, as such term is defined in Rule 144, or are subject to lock-up agreements with the underwriters of this offering, as described below. Following the expiration of the lock-up period pursuant to any such lock-up agreements, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act ("Rule 701"), described in greater detail below.

Rule 144

              In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our common stock outstanding at the time of such sale, which will equal             shares as of the closing of this offering (assuming no exercise of the underwriters' option to purchase additional shares); or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

              Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares will have entered into lock-up agreements, as described under "Underwriting," and their restricted shares will become eligible for sale only following expiration of the restrictions set forth in those agreements.

Rule 701

              Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors, or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting," and will become eligible for sale only following expiration of those agreements.

Lock-Up Agreements

              We, our executive officers and directors and substantially all of our other existing security holders have agreed not to, subject to certain limited exceptions, sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. See "Underwriting—No Sales of Similar Securities."

Registration Rights

              Pursuant to the terms of the Registration Rights Agreement, the holders of            shares of our common stock, after giving effect to the            -for-one stock split of our common stock effected on                        , 2014, or their transferees, are entitled to various rights with respect to the registration of their shares under the Securities Act.

              For a more detailed description of the Registration Rights Agreement, see "Certain Relationships and Related Party Transactions—Registration Rights."

Incentive Plans

              As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under the Incentive Plans. The Form S-8 registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above, and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see "Executive and Director Compensation—Equity Plan Disclosure."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

              The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) with respect to the purchase, ownership and disposition of our common stock to be sold in this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances and does not address any tax consequences arising under (i) any state, local or foreign tax laws, (ii) Section 1411 of the Code, which generally imposes a 3.8% tax on net investment income or (iii) any other U.S. federal tax laws, including estate or gift tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS") in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

              This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies or other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

              In addition, this discussion does not address the tax treatment of partnerships or persons who hold common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. Partners in a partnership or other transparent entity that will hold our common stock should consult their own tax advisors regarding the tax consequences of the ownership and disposition of our common stock through such partnership or other transparent entity, as applicable.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

              For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) it has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions

              If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in our common stock. Any remaining excess will be treated as capital gain and will be treated as described under the heading "—Gain on Sale or Other Disposition of Shares of Our Common Stock" below.

              Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends. Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (ii) IRS Form W-8ECI stating that the dividends are not subject to withholding because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically.

Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate or exemption under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

              Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from withholding of U.S. federal income tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Sale or Other Disposition of Shares of Our Common Stock

              Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

              Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

              A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized on the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States).

              With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury

Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock.

              Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

              A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification, or such non-U.S. holder otherwise establishes an exemption. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

              Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W8-BEN-E, W-8ECI or other applicable form or such non-U.S. holder otherwise establishes an exemption.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

              Under Sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder, a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock and, after December 31, 2016, on the gross proceeds from a disposition of our common stock, in each case paid to (i) a "foreign financial institution" (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States "account" holders (as specifically defined) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any "substantial United States owners" (as specifically defined in the legislation) or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Non-U.S. holders should consult their own tax advisors regarding these provisions and whether it may be relevant to their ownership and disposition of our common stock.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman, Sachs & Co.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Jefferies LLC
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Houlihan Lokey Capital, Inc.

Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us. We have agreed to reimburse the underwriters for all expenses in connection

with the FINRA review of this offering in an amount up to $            . Such reimbursement is deemed to be underwriting compensation by FINRA.

              The underwriters have agreed to reimburse the Company for certain expenses.

Option to Purchase Additional Shares

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to             additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

              The underwriters have reserved up to 2% of the shares of Class A common stock being offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees and other parties related to us and members of their respective families. The sales will be made by Merrill Lynch, Pierce, Fenner & Smith Incorporated through a directed share program. We do not know if these persons will elect to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available for sale to the general public. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock.

No Sales of Similar Securities

              We, our executive officers and directors and substantially all of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. Specifically, we and these other persons have agreed, with certain limited exceptions, including bona fide gifts, transfers by will or intestacy to a family member, charitable donations, transfers to a family trust, distributions to limited partners and transfers to affiliates, which in each case would be subject to the recipient signing a similar lock-up agreement, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. We do not currently expect any release of shares subject to lock-up agreements.

Listing

              We expect the shares to be approved for listing on the New York Stock Exchange under the symbol "FND."

              Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non- financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees, commissions and expenses. Specifically, an affiliate of Wells Fargo Securities, LLC is the administrative agent, the collateral agent and a lender, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender, under the Wells Facility Revolving Line of Credit and as such will receive a portion of the proceeds from this offering.

              In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

    (a)
    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    (b)
    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

    (a)
    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (b)
    where no consideration is or will be given for the transfer;

    (c)
    where the transfer is by operation of law;

    (d)
    as specified in Section 276(7) of the SFA; or

    (e)
    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

              The validity of the shares of Class A common stock offered hereby will be passed upon for us by Proskauer Rose LLP. The underwriters are being represented by Latham & Watkins LLP in connection with the offering.

EXPERTS

              The consolidated financial statements and financial schedule of Floor & Decor Holdings, Inc. and its subsidiaries as of December 29, 2011, December 27, 2012, and December 26, 2013, and for each of the fiscal years ended on December 29, 2011, December 27, 2012, and December 26, 2013 included in this registration statement and prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our Class A common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

              As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and website referred to above. We also maintain a website at www.FloorandDecor.com. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

FDO Holdings, Inc. and Subsidiaries

              We have audited the accompanying consolidated balance sheets of FDO Holdings, Inc. and Subsidiaries (the Company) as of December 26, 2013 and December 27, 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 26, 2013. Our audit also included the financial statement schedule listed in the Index at F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FDO Holdings, Inc. and Subsidiaries at December 26, 2013 and December 27, 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 26, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

Atlanta, Georgia

April 16, 2014, except for Note 11 Earnings per Share and Schedule I, as to which the date is May 30, 2014

FDO Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Par Value Data)

	As of December 26, 2013	As of December 27, 2012
Assets
Current assets:
Cash and cash equivalents	$175	$172
Income tax receivable	3,902	—
Receivables, net	7,982	6,057
Inventories, net	155,596	106,225
Deferred income tax assets	4,755	3,066
Prepaid expenses and other current assets	3,324	2,200

Total current assets	175,734	117,720
Fixed assets, net	43,985	25,869
Intangible assets, net	110,109	110,150
Goodwill	227,447	227,447
Other assets	5,067	2,254

Total long-term assets	386,608	365,720

Total assets	$562,342	$483,440

Liabilities and stockholders' equity
Current liabilities:
Current portion of term loan	$1,467	$4,875
Revolving line of credit	—	4,000
Current portion of capital leases	—	135
Current portion of deferred rent	34	16
Trade accounts payable	59,087	47,830
Accrued expenses	16,177	12,281
Income tax payable	—	1,382
Deferred revenue	5,125	4,463

Total current liabilities	81,890	74,982
Term loan	88,000	49,500
Revolving line of credit	70,200	—
Deferred rent	8,484	6,373
Deferred income tax liabilities	39,408	37,328
Subordinated shareholder term notes	—	32,168
Other liabilities	337	161
Tenant improvement allowances	9,891	7,742

Total long-term liabilities	216,320	133,272

Total liabilities	298,210	208,254

Stockholders' equity
Capital stock:
Common stock Class A, $0.001 par value; 500,000 shares authorized; 238,789 shares issued and outstanding at December 26, 2013; 237,780 shares issued and outstanding at December 27, 2012	—	—
Common stock Class B, $0.001 par value; 100,000 shares authorized; 31 shares issued and outstanding at December 26, 2013, no shares issued and outstanding at December 27, 2012	—	—
Common stock Class C, $0.001 par value; 500,000 shares authorized; 19,500 shares issued and outstanding	—	—
Additional paid-in capital	258,100	258,997
Accumulated other comprehensive loss	(157)	—
Retained earnings	6,189	16,189

Total stockholders' equity	264,132	275,186

Total liabilities and stockholders' equity	$562,342	$483,440

See accompanying notes to consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands, Except Per Share Data)

	Year Ended December 26, 2013		Year Ended December 27, 2012	Year Ended December 29, 2011
Net sales		$441,394	$335,088	$276,358
Cost of sales		270,103	199,900	163,395

Gross profit		171,291	135,188	112,963
Operating expenses (income):
Selling and store operating		107,097	86,025	73,340
General and administrative		31,736	21,572	16,352
Pre-opening		5,196	1,544	2,250
Casualty gain		—	(1,421)	—

Total operating expenses		144,029	107,720	91,942

Operating income		27,262	27,468	21,021
Interest expense		7,684	6,528	7,031
Loss on early extinguishment of debt		1,638	—	1,801

Income before income taxes		17,940	20,940	12,189
Provision for income taxes		6,857	8,102	4,702

Net income		$11,083	$12,838	$7,487

Basic earnings per share		$42.92	$49.90	$29.10
Diluted earnings per share		$42.55	$49.88	$29.05
Basic earnings per share pro forma for dividend (unaudited)	$
Diluted earnings per share pro forma for dividend (unaudited)	$

See accompanying notes to consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In Thousands)

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Net income	$11,083	$12,838	$7,487
Other comprehensive loss—change in fair value of hedge instrument, net	(157)	—	—

Total comprehensive income	$10,926	$12,838	$7,487

See accompanying notes to consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

(In Thousands, Except Per Share Data)

	Common Stock Class A		Common Stock Class B		Common Stock Class C
								Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings
							Additional Paid-in Capital			Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 29, 2010	237,780	$—	—	$—	19,500	$—	$257,279	$—	$(4,136)	$253,143
Stock based compensation expense	—	—	—	—	—	—	740	—	—	740
Net income	—	—	—	—	—	—	—	—	7,487	7,487

Balance, December 29, 2011	237,780	—	—	—	19,500	—	258,019	—	3,351	261,370
Stock based compensation expense	—	—	—	—	—	—	978	—	—	978
Net income	—	—	—	—	—	—	—	—	12,838	12,838

Balance, December 27, 2012	237,780	—	—	—	19,500	—	258,997	—	16,189	275,186
Stock based compensation expense	—	—	—	—	—	—	1,869	—	—	1,869
Exercise of stock options, including tax benefit of $7	—	—	31	—	—	—	35	—	—	35
Issuance of common shares	1,009	—	—	—	—	—	1,116	—	—	1,116
Dividends	—	—	—	—	—	—	(3,917)	—	(21,083)	(25,000)
Unrealized loss on hedge instruments, net	—	—	—	—	—	—	—	(157)	—	(157)
Net income	—	—	—	—	—	—	—	—	11,083	11,083

Balance, December 26, 2013	238,789	$—	31	$—	19,500	$—	$258,100	$(157)	$6,189	$264,132

See accompanying notes to consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Operating activities
Net income	$11,083	$12,838	$7,487
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,007	5,705	4,817
Write-off of deferred debt issuance costs on extinguishment of debt	645	—	151
Loss on asset disposals	656	157	14
Amortization of tenant improvement allowances	(1,323)	(1,081)	(801)
Paid in-kind interest	1,058	2,654	2,205
Deferred income taxes	392	(3,627)	(279)
Stock based compensation expense	1,869	978	740
Changes in operating assets and liabilities:
Receivables	(1,925)	(742)	(1,223)
Inventories	(49,371)	(22,184)	(18,358)
Other assets	(1,309)	2,014	(2,407)
Trade accounts payable	11,257	14,439	10,885
Accrued expenses	2,966	2,799	3,261
Income taxes	(5,284)	2,243	(910)
Deferred revenue	663	1,977	477
Deferred rent	2,128	945	1,602
Tenant improvement allowances	3,118	4,074	211
Other	(58)	147	75

Net cash (used in) provided by operating activities	(15,428)	23,336	7,947
Investing activities
Purchases of fixed assets	(24,742)	(10,709)	(9,561)
Purchase of trade name	(314)	—	—

Net cash used in investing activities	(25,056)	(10,709)	(9,561)
Financing activities
Payments of capital leases	(135)	(202)	(68)
Borrowings on revolving line of credit	79,100	4,000	17,075
Payments on revolving line of credit	(12,900)	(15,075)	(26,857)
Proceeds from term loan	90,000	—	60,000
Payments on term loan	(54,908)	(4,500)	(11,125)
Proceeds from subordinated shareholder term notes	134	—	—
Prepayment of subordinated shareholder term notes and prepayment premium	(33,360)	—	(34,650)
Proceeds from exercise of stock options	35	—	—
Proceeds from issuance of common stock	1,116	—	—
Cash dividends	(25,000)	—	—
Debt issuance costs	(3,595)	—	(874)

Net cash provided by (used in) financing activities	40,487	(15,777)	3,501

Net increase (decrease) in cash and cash equivalents	3	(3,150)	1,887
Cash and cash equivalents, beginning of the year	172	3,322	1,435

Cash and cash equivalents, end of the year	$175	$172	$3,322

Supplemental disclosures of cash flow information
Cash paid for interest	$6,842	$3,722	$6,058

Cash paid for income taxes	$9,890	$10,015	$5,892

Fixed assets accrued at the end of period	$868	$813	$1,365

Fixed assets acquired as part of lease—paid for by lessor	$535	$527	$—

Fixed assets acquired under capital lease	$—	$—	$405

See accompanying notes to consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 26, 2013

1. Nature of Business

              FDO Holdings, Inc. (the "Company," "we," "our" or "us") is a highly differentiated, rapidly growing specialty retailer of hard surface flooring and related accessories. We offer what we believe is the industry's broadest in-stock assortment of tile, wood, laminate and natural stone flooring along with decorative and installation accessories at everyday low prices. Our stores appeal to a variety of customers, including professional installers and commercial businesses, Do it Yourself customers and customers who buy the products for professional installation. We operate within one reportable segment.

              As of December 26, 2013, the Company, through its wholly owned subsidiary, operates 38 warehouse-format stores and one small-format standalone design center in 12 states including Arizona, California, Colorado, Florida, Georgia, Illinois, Louisiana, Nevada, Ohio, Tennessee, Texas and Virginia and an e-commerce site, FloorandDecor.com.

              The Company has evaluated subsequent events through April 16, 2014, which represents the date which the financial statements were available for distribution.

Fiscal Year

              The Company's fiscal year is the 52- or 53-week period ending on the Thursday preceding December 31. Each of the Company's fiscal years consists of thirteen-week periods in the first, second, third and fourth quarters of the fiscal year. The Company's last three completed fiscal years consisted of 52 weeks and ended on December 26, 2013, December 27, 2012 and December 29, 2011, respectively.

Basis of Presentation

              The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Certain prior-year amounts have been reclassified in the consolidated financial statements to conform to current year presentation.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

              Cash consists of currency and demand deposits with banks.

Receivables

              Receivables consist primarily of amounts due from credit card companies, receivables from vendors and tenant improvements owed by landlords. The Company typically collects its credit card receivables within three to five business days of the underlying sale to the customer. The Company has agreements with a number of its large merchandise vendors that allow for specified rebates based on purchasing volume. Generally these agreements are on an annual basis, and the Company collects the majority of the rebates subsequent to its fiscal year end. The Company utilizes the direct write-off method for uncollectable receivables, which historically have been immaterial. The allowance for doubtful accounts as of December 26, 2013 and December 27, 2012, was $17 thousand and $47 thousand, respectively.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Credit Program

              Credit is offered to the Company's customers through a proprietary credit card, the Floor & Decor credit card, underwritten by third-party financial institutions and at no recourse to the Company.

Inventory Valuation and Shrinkage

              Inventories consist of merchandise held for resale and are stated at the lower of cost or market. The Company determined inventory costs using the first-in, first-out method until April 2013, at which time it converted to a weighted average cost method, the effects of this change were not material. The Company capitalizes transportation, duties and other costs to get product to its retail locations. The Company provides reserves for estimated losses related to shrinkage and other amounts that are otherwise not expected to be fully recoverable. These reserves are calculated based on historical shrinkage, selling price, margin and current business trends. The estimates have calculations that require management to make assumptions based on the current rate of sales, age, salability and profitability of inventory, historical percentages that can be affected by changes in the Company's merchandising mix, customer preferences, rates of sell through and changes in actual shrinkage trends. These reserves totaled $1,425 thousand and $129 thousand as of December 26, 2013 and December 27, 2012, respectively.

Fixed Assets

              Fixed assets consist primarily of store machinery and equipment, leasehold improvements (including those that are reimbursed by landlords as a tenant improvement allowance), fixtures and computer equipment and software. Fixed assets are stated at cost less accumulated depreciation utilizing the straight-line method over the assets' estimated useful lives.

              Leasehold improvements are amortized using the straight-line method over the shorter of (i) the original term of the lease, (ii) renewal term of the lease if the renewal is reasonably expected or (iii) the useful life of the improvement. The Company's fixed assets are depreciated using the following estimated useful lives:

Life
Leasehold improvements	Lesser of lease term or useful life
Machinery and equipment	2 - 10 years
Computer software and hardware	3 - 8 years
Capital leases	5 years

              The cost and related accumulated depreciation of assets sold or otherwise disposed is removed from the accounts, and the related gain or loss is reported in the consolidated statements of income.

Capitalized Software Costs

              The Company capitalizes certain costs related to the acquisition and development of software and amortizes these costs using the straight-line method over the estimated useful life of the software. Certain development costs not meeting the criteria for capitalization are expensed as incurred.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Goodwill and Other Indefinite-Lived Intangible Assets

              In accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC 350"), Intangibles—Goodwill and Other, goodwill and other intangible assets with indefinite lives resulting from business combinations are not amortized but instead are tested for impairment at least annually (more frequently if certain indicators are present) while identifiable intangible assets with finite lives are amortized over their estimated useful lives. The Company obtains independent third-party valuation studies to assist it with determining the fair value of goodwill and indefinite-lived intangible assets. The Company's goodwill and other indefinite-lived intangible assets subject to impairment testing arose primarily as a result of its acquisition of Floor and Decor Outlets of America, Inc. in November 2010.

              The Company performs a two-step quantitative impairment test on goodwill. In the first step, the Company compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is considered not impaired, and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit's goodwill. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference.

              The Company estimates the fair value of our reporting unit using a weighted combination of the income approach and the market approach. The income approach utilizes a discounted cash flow model incorporating management's expectations for future revenue, operating expenses, earnings before interest, taxes, depreciation and amortization, working capital and capital expenditures. The Company discounts the related cash flow forecasts using its estimated weighted-average cost of capital at the date of valuation. The market approach utilizes comparative market multiples derived by relating the value of guideline companies in the Company's industry and/or with similar growth prospects, based on either the market price of publicly traded shares or the prices of companies being acquired in the marketplace, to various measures of their earnings. Such multiples are then applied to the Company's historical and projected earnings to derive a valuation estimate.

              Based on the goodwill asset impairment analysis performed quantitatively on October 25, 2013, the Company determined that the fair value of its reporting unit is in excess of the carrying value. No events or changes in circumstances have occurred since the date of the Company's most recent annual impairment test that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

              The Company annually evaluates whether indefinite-lived assets continue to have an indefinite life or have impaired carrying values due to changes in the asset(s) or their related risks. The impairment review is performed by comparing the carrying value to the estimated fair value, determined using a discounted cash flow methodology. If the recorded carrying value of the indefinite-lived asset exceeds its estimated fair value, an impairment charge is recorded to write the asset down to its estimated fair value.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

              The estimated lives of the Company's intangible assets are as follows:

Useful Life
Trade names	Indefinite
Non-compete agreements	5 years
Vendor relationships	10 years
Customer relationships	5 years

              The Company's goodwill and other indefinite-lived intangible assets impairment loss calculations contain uncertainties because they require management to make significant judgments estimating the fair value of the Company's reporting unit and indefinite-lived intangible assets, including the projection of future cash flows, assumptions about which market participants are the most comparable, the selection of discount rates and the weighting of the income and market approaches. These calculations contain uncertainties because they require management to make assumptions such as estimating economic factors and the profitability of future business operations and, if necessary, the fair value of a reporting unit's assets and liabilities among others. Further, the Company's ability to realize the future cash flows used in its fair value calculations is affected by factors such as changes in economic conditions, changes in the Company's operating performance and changes in the Company's business strategies. Significant changes in any of the assumptions involved in calculating these estimates could affect the estimated fair value of one or more of the Company's reporting unit and indefinite-lived intangible assets and could result in impairment charges in a future period.

Long-Lived Assets

              Long-lived assets, such as fixed assets and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action by a regulator. If the sum of the estimated undiscounted future cash flows related to the asset is less than the asset's carrying value, the Company recognizes a loss equal to the difference between the carrying value and the fair value, usually determined by the estimated undiscounted cash flow analysis of the asset.

              Since there is typically no active market for the Company's definite-lived intangible assets, the Company estimates fair values based on expected future cash flows at the time they are identified. The Company estimates future cash flows based on store-level historical results, current trends and operating and cash flow projections. The Company amortizes these assets with finite lives over their estimated useful lives on a straight-line basis. This amortization methodology best matches the pattern of economic benefit that is expected from the definite-lived intangible assets. The Company evaluates the useful lives of its intangible assets on an annual basis.

Tenant Improvement Allowances and Deferred Rent

              The Company accounts for tenant improvement allowances and deferred rent as liabilities on the balance sheets. Tenant improvement allowances are amounts received from a lessor for improvements to leased properties and are amortized against rent expense over the life of the respective leases. Fixed rents are recognized ratably over the initial non-cancellable lease term. Deferred rent represents differences between the actual cash paid for rents and the amount of straight line rent over the initial non-cancellable term.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Self-Insurance Reserves

              The Company is partially self-insured for workers' compensation and general liability claims less than certain dollar amounts and maintains insurance coverage with individual and aggregate limits. The Company also has a stop-loss limit to protect against losses exceeding $1.6 million for workers' compensation claims and $1.4 million for general liability claims. The Company's liabilities represent estimates of the ultimate cost for claims incurred, including loss adjusting expenses, as of the balance sheet date. The estimated liabilities are not discounted and are established based upon analysis of historical data, actuarial estimates, regulatory requirements, an estimate of claims incurred but not yet reported and other relevant factors. The liabilities are reviewed by management, utilizing third-party actuarial studies, on a regular basis to ensure that they are appropriate. As of December 26, 2013, self-insurance reserves for individual workers compensation and individual general liability claims were less than $200 thousand and less than $100 thousand, respectively.

Commitments and Contingencies

              Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Asset Retirement Obligations

              An asset retirement obligation ("ARO") represents a legal obligation associated with the retirement of a tangible long-lived asset that is incurred upon the acquisition, construction, development or normal operation of that long-lived asset. The Company's AROs are primarily associated with leasehold improvements that, at the end of a lease, the Company is contractually obligated to remove in order to comply with certain lease agreements. The ARO is recorded in other long-term liabilities on the consolidated balance sheets and will be subsequently adjusted for changes in fair value. The associated estimated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over its useful life.

              Changes in inflation rates or the estimated costs, timing or extent of future store closure activities result in both a current adjustment to the recorded liability and related asset and a change in liability and asset amounts to be recorded prospectively. Any changes related to the assets are then recognized in accordance with our amortization policy, which would generally result in amortization expense being recognized prospectively over the remaining lease term.

Fair Value Measurements—Debt

              The Company estimates fair values in accordance with ASC 820, Fair Value Measurement. ASC 820 provides a framework for measuring fair value and expands disclosures required about fair value measurements. ASC 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Additionally, ASC 820 defines levels within a hierarchy based upon observable and non-observable inputs.

  •
  Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  •
  Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; or

  •
  Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

              The fair values of certain of the Company's debt instruments have been determined by the Company using available market information (Level 3) and appropriate valuation methodologies, including discounted cash flows. The Level 3 inputs used to determine the fair value of the Company's debt instruments were based on rates for similar instruments.

Derivative Financial Instruments

              The Company uses derivative financial instruments to maintain a portion of its long-term debt obligations at a targeted balance of fixed and variable interest rate debt to manage its risk associated with fluctuations in interest rates. In 2013, we entered into two interest rate swap contracts. These instruments have been designated as cash flow hedges for accounting purposes. Unrealized changes in the fair value of these derivative instruments are recorded in "Accumulated other comprehensive loss" within the equity section of our Consolidated Balance Sheets.

              The effective portion of the gain or loss on the derivatives is reported as a component of "Comprehensive income" within the Consolidated Statements of Comprehensive Income and reclassified into earnings in the same period in which the hedged transaction affects earnings. The effective portion of the derivative represents the change in fair value of the hedge that offsets the change in fair value of the hedged item. To the extent changes in fair values of the instruments are not highly effective the ineffective portion of the hedge is immediately recognized in earnings.

              We perform an assessment of the effectiveness of our derivative contracts designated as hedges, including assessing the possibility of counterparty default. If we determine that a derivative is no longer expected to be highly effective, we discontinue hedge accounting prospectively and recognize subsequent changes in the fair value of the hedge in earnings. We believe our derivative contracts, which consist of interest rate contracts, will continue to be highly effective in offsetting changes in cash flow attributable to floating interest rate risk. We did not have any ineffectiveness in 2013 related to these instruments.

Use of Estimates

              The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amounts of fixed assets and intangibles, asset retirement obligations, allowances for accounts receivable and inventories, reserves for workers' compensation and general liability claims incurred but not reported and deferred income tax assets and liabilities. Actual results could differ from these estimates.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

              Retail sales at the Company's stores are recorded at the point of sale and are net of sales discounts and estimated returns. In some instances, the Company will allow customers to store their merchandise, generally up to 14 days. In this instance, the Company recognizes revenue and the related cost of sales when both collection of payment and final delivery of the product have occurred. For orders placed through our website and shipped to our customers, we recognize revenue and the related cost of sales at the time we estimate the customer receives the merchandise, which is typically within a few days of shipment. Sales taxes collected are not recognized as revenue as these amounts are ultimately remitted to the appropriate taxing authorities.

              Merchandise exchanges of similar product and price are not considered merchandise returns and, therefore, are excluded when calculating the sales returns reserve.

Gift Cards and Merchandise Credits

              The Company sells gift cards to our customers in our stores and through our website and issues merchandise credits in our stores. We account for the programs by recognizing a liability at the time the gift card is sold or the merchandise credit is issued. The liability is relieved and revenue is recognized upon redemption. Prior to February 1, 2013, we recognized revenue on unredeemed gift cards based on the estimated rate of gift card breakage, which was applied over the period of estimated performance. Net sales related to the estimated breakage are included in net sales in the consolidated statement of income. On February 1, 2013, we entered into an agreement with an unrelated third party who became the issuer of the Company's gift cards going forward and also assumed the existing liability for unredeemed gift cards for which there were no currently existing claims under unclaimed property statutes. The Company is no longer the primary obligor for the third party issued gift cards and is therefore not subject to claims under unclaimed property statutes, as the agreement effectively transfers the ownership of such unredeemed gift cards and the related future escheatment liability, if any, to the third party. Accordingly, gift card breakage income of $612 thousand and $107 thousand was recognized in fiscal 2013 and fiscal 2011, respectively, for such unredeemed gift cards. No income related to gift card breakage was recorded in fiscal 2012.

Sales Returns and Allowances

              The Company accrues for estimated sales returns based on historical sales return results. The allowance for sales returns at December 26, 2013 and December 27, 2012, was $2,057 thousand and $1,233 thousand, respectively.

Cost of Sales

              Cost of sales consists of merchandise costs as well as capitalized freight, duty and other costs that are incurred to get the merchandise to our stores. Cost of sales also includes shrinkage, distribution and warehousing costs. The Company receives cash consideration from certain vendors related to vendor allowances and volume rebates, which is recorded as a reduction of costs of sales if the inventory is sold or as a reduction of the carrying value of inventory if the inventory is still on hand.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Vendor Rebates and Allowances

              Vendor allowances consist primarily of volume rebates that are earned as a result of attaining certain inventory purchase levels and advertising allowances or incentives for the promotion of vendors' products. These vendor allowances are accrued, based on annual projections, as earned.

              Vendor allowances earned are initially recorded as a reduction in inventories and a subsequent reduction in cost of sales when the related product is sold. Certain incentive allowances that are reimbursements of specific, incremental and identifiable costs incurred to promote vendors' products are recorded as an offset against these promotional expenses.

Total Operating Expenses

              Total operating expenses consist primarily of store and administrative personnel wages and benefits, infrastructure expenses, supplies, fixed asset depreciation, store and corporate facility expenses, pre-opening costs, training and advertising costs. Credit card fees, insurance, personal property taxes, legal expenses, and other miscellaneous operating costs are also included.

              With regard to the freight component of e-commerce sales, the Company arranges and pays the freight for customers and bills the customer for the estimated freight cost unless the customers choose to pick up their merchandise at one of the retail locations in which case no freight is charged. Shipping costs and any collections from customers are reported net in selling and store operating expenses. Shipping and handling costs to transport goods to customers, net of amounts paid to us by customers, amounted to $263 thousand, $88 thousand, and $208 thousand in December 26, 2013, December 27, 2012, and December 29, 2011, respectively. Amounts paid by customers to cover shipping and handling costs are immaterial.

Advertising

              The Company expenses advertising costs as the advertising takes place. Advertising costs incurred during the years ended December 26, 2013, December 27, 2012, and December 29, 2011, were $11,858 thousand, $8,473 thousand, and $7,764 thousand respectively, and are included in selling and store operating expenses in the accompanying consolidated statements of income.

Pre-Opening Expenses

              The Company accounts for non-capital operating expenditures incurred prior to opening a new store as "pre-opening" expenses in its consolidated statements of income. Pre-opening expenses primarily include: rent, training, staff recruiting, utilities, personnel, and equipment rental. Pre-opening expenses for the years ended December 26, 2013, December 27, 2012, and December 29, 2011, totaled $5,196 thousand, $1,544 thousand, and $2,250 thousand, respectively.

Casualty Gain

              In September 2011, the Company's store in Mesquite, Texas suffered significant damage when a portion of the roof collapsed prior to the store opening. The actual store opening date of March 2012 was delayed from the originally planned opening date in October 2011. The Company filed a claim with its insurance carrier for the estimated damages and losses incurred as a result of business interruption

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

and the resulting lost sales and profits. The Company recorded a casualty gain of $1,421 thousand in 2012 related to the settlement of this claim.

Loss on Early Extinguishment of Debt

              For the year ended December 26, 2013, loss on early extinguishment of debt is comprised of a $993 thousand premium paid on the prepayment of $32 million of subordinated shareholder term notes held by related parties equal to 3% of the prepayment in connection with the terms of the agreement and the write-off of approximately $645 thousand of fees associated with the refinancing of the Company's then existing credit facility.

              For the year ended December 29, 2011, loss on early extinguishment of debt is comprised of a $1,650 thousand premium paid on the prepayment of $33 million of subordinated shareholder term notes held by related parties equal to 5% of the prepayment in connection with the terms of the agreement and the write-off of approximately $151 thousand of fees associated with the refinancing of the Company's then existing credit facility.

Stock-Based Compensation

              We account for employee stock options in accordance with relevant authoritative literature. We obtain independent third-party valuation studies to assist us with determining the grant date fair value of our stock price at least twice a year. Stock options are granted with exercise prices equal to or greater than the estimated fair market value on the date of grant as authorized by our board of directors or compensation committee. Options granted have vesting provisions ranging from three to five years. Stock option grants are generally subject to forfeiture if employment terminates prior to vesting. We have selected the Black-Scholes option pricing model for estimating the grant date fair value of stock option awards granted. We have considered the retirement and forfeiture provisions of the options and utilized our historical experience to estimate the expected life of the options. We base the risk-free interest rate on the yield of a zero coupon U.S. Treasury security with a maturity equal to the expected life of the option from the date of the grant. We estimate the volatility of the share price of our common stock by considering the historical volatility of the stock of similar public entities. In determining the appropriateness of the public entities included in the volatility assumption we considered a number of factors, including the entity's life cycle stage, growth profile, size, financial leverage and products offered. Stock-based compensation cost is measured at the grant date based on the value of the award, net of estimated forfeitures, and is recognized as expense over the requisite service period based on the number of years for which the requisite service is expected to be rendered.

Income Taxes

              We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in the period that includes the enactment date of such a change.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

              The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the associated temporary differences became deductible. On a quarterly basis, we evaluate whether it is more likely than not that our deferred tax assets will be realized in the future and conclude whether a valuation allowance must be established.

              We include any estimated interest and penalties on tax-related matters in income taxes payable and income tax expense. The Company accounts for uncertain tax positions in accordance with ASC 740, Income Taxes. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements using a two-step process for evaluating tax positions taken, or expected to be taken, on a tax return. The Company may only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law, which may be subject to change or varying interpretation. We do not believe we have any material risks related to uncertain tax positions.

Segment Information

              We operate as a specialty retailer of hard surface flooring and related accessories through retail stores located in the United States and through our website. Our chief operating decision maker is our Chief Executive Officer who reviews the Company's consolidated financial information for purposes of allocating resources and evaluating the Company's financial performance. Accordingly, the Company concluded it has one reportable segment.

              The following table presents the net sales of each major product category for each of the last three fiscal years (in thousands):

	Fiscal Year Ended
	December 26, 2013		December 27, 2012		December 29, 2011
Product Category	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales
Tile	$139,988	32%	$107,734	32%	$89,271	32%
Wood	64,349	15	46,238	14	38,985	14
Natural Stone	52,849	12	45,216	13	40,911	15
Laminate / Luxury Vinyl Plank	52,221	12	35,526	11	27,738	10
Decorative Accessories	60,538	13	45,175	14	36,063	13
Accessories (Installation Materials and Tools)	71,449	16	55,199	16	43,390	16

Total	$441,394	100%	$335,088	100%	$276,358	100%

3. Recent Accounting Pronouncements

              In July 2012, the FASB issued updated guidance on the periodic testing of indefinite-lived intangible assets for impairment. This guidance provides companies the option to first assess qualitative factors to determine if it is more likely than not that an indefinite-lived intangible asset is impaired and

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Recent Accounting Pronouncements (Continued)

whether it is necessary to perform an annual quantitative impairment test. This guidance is effective for fiscal years beginning after September 15, 2012, with early adoption permitted. We will adopt this guidance in fiscal year 2014, and its adoption is not expected to have an impact on our consolidated results of operations, financial position or cash flows.

              In June 2011, the FASB issued "Presentation of Comprehensive Income." The standard revises the presentation and prominence of the items reported in other comprehensive income and is effective retrospectively for fiscal years beginning after December 15, 2011. We adopted this standard in 2013 and have presented comprehensive income in our Consolidated Statements of Comprehensive Income.

4. Fixed Assets

              Fixed assets as of December 26, 2013 and December 27, 2012, consisted of the following (in thousands):

	2013	2012
Machinery and equipment	$27,654	$18,565
Leasehold improvements	25,109	14,575
Capitalized software	7,556	1,845
Capital lease	405	405

Fixed assets, at cost	60,724	35,390
Less: accumulated depreciation and amortization	16,739	9,521

Fixed assets, net	$43,985	$25,869

              Depreciation and amortization on fixed assets for the years ended December 26, 2013, December 27, 2012, and December 29, 2011, was $6,530 thousand, $5,245 thousand, and $4,438 thousand, respectively. Amortization related to capital lease assets is included in depreciation expense. Amortization related to capital lease assets is included in depreciation expense. Amortization expense related to capitalized software costs was $844 thousand, $432 thousand, and $478 thousand for the years ended December 26, 2013, December 27, 2012 and December 29, 2011, respectively.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Identifiable Intangible Assets

              The following summarizes the balances of identifiable intangible assets as of December 26, 2013 and December 27, 2012 (in thousands):

	2013			2012
	Estimated Useful Lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Non-compete agreements	5 years	$1,504	$(928)	$1,504	$(628)
Customer relationships	5 years	115	(71)	115	(48)
Vendor relationships	10 years	319	(99)	319	(67)
Indefinite-lived intangible assets:
Trade names		109,269	—	108,955	—

		$111,207	$(1,098)	$110,893	$(743)

              Non-compete agreements, customer relationships, vendor relationships and trade names were recorded at their fair values upon acquisition. The fair values assigned to these identifiable intangible assets were based on the future discounted cash flows that are expected to result from the respective intangible asset existing at the date of such transaction. The net book value of amortizable intangible assets as of December 26, 2013 and December 27, 2012, is $839 thousand and $1,195 thousand, respectively. Amortization expense related to amortizable intangible assets for the years ended December 26, 2013, December 27, 2012 and December 29, 2011, was $356 thousand, $356 thousand and $387 thousand, respectively.

              Estimated identifiable intangible asset amortization for the next five years is as follows (in thousands):

2014	$356
2015	327
2016	32
2017	32
2018	32

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Income Taxes

              The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Current expense:
Federal	$5,703	$10,378	$4,274
State	793	1,351	705

Total current expense	6,496	11,729	4,979

Deferred expense/(benefit):
Federal	189	(3,338)	(201)
State	172	(289)	(76)

Total deferred expense/(benefit)	361	(3,627)	(277)

	$6,857	$8,102	$4,702

              The following is a summary of the differences between the total provision for income taxes as shown on the financial statements and the provision for income taxes that would result from applying the federal statutory tax rate of 35% to income before income taxes (in thousands).

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Computed "expected" provision at statutory rate	$6,279	$7,329	$4,266
State income taxes, net of federal income tax benefit	628	679	477
Permanent differences	32	70	38
Other, net	(82)	24	(79)

Provision for income taxes	$6,857	$8,102	$4,702

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Income Taxes (Continued)

              The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and (liabilities) are presented below (in thousands):

	Year Ended December 26, 2013	Year Ended December 27, 2012
Deferred tax assets:
Accruals not currently deductible for tax purposes	$5,245	$3,794
Tenant improvement allowances	3,427	2,891
Inventories	1,888	1,007
Stock based compensation	1,340	640
Other intangibles	666	611
Net operating loss carryforward	3	35
Gift card liability	421	401
Goodwill capitalized for tax purposes	173	214

Total deferred tax assets	13,163	9,593
Deferred tax liabilities:
Intangible assets	(40,862)	(40,607)
Fixed assets	(6,739)	(2,615)
Other	(215)	(633)

Total deferred tax liabilities	(47,816)	(43,855)

Net deferred tax liabilities	$(34,653)	$(34,262)

              The deferred income tax balances are included in the accompanying balance sheets as follows (in thousands):

	Year Ended December 26, 2013	Year Ended December 27, 2012
Current deferred income tax assets	$4,755	$3,066
Non-current deferred tax liabilities	(39,408)	(37,328)

Total	$(34,653)	$(34,262)

              In assessing the realization of deferred tax assets, including net operating losses, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and accordingly, has concluded that no valuation allowance is necessary as of December 26, 2013, December 27, 2012, and December 29, 2011.

              As of December 26, 2013, the Company had state net operating loss carryforwards of $41 thousand, which can be used to offset future taxable income. The net operating losses will expire in 2029.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Income Taxes (Continued)

              The Company files income tax returns with the U.S. Federal government and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Internal Revenue Service has completed audits of the Company's federal income tax returns for the years through 2011. The Company maintains a reserve for certain income tax contingencies. The Company's policy is to classify interest and penalties related to unrecognized tax benefits in income tax expense.

7. Derivatives and Risk Management

              Changes in interest rates impact our results of operations. In an effort to manage our exposure to this risk, we enter into derivative contracts and may adjust our derivative portfolio as market conditions change.

Interest Rate Risk

              Our exposure to market risk from adverse changes in interest rates is primarily associated with our long-term debt obligations, which carry variable interest rates. Market risk associated with our variable interest rate long-term debt relates to the potential reduction in fair value and negative impact to future earnings, respectively, from an increase in interest rates.

              In an effort to manage our exposure to the risk associated with our variable interest rate long-term debt, we periodically enter into interest rate swaps. We designate interest rate contracts used to convert the interest rate exposure on a portion of our debt portfolio from a floating rate to a fixed rate as cash flow hedges.

Hedge Position as of December 26, 2013:

(in thousands)	Notional Balance		Final Maturity Date	Prepaid Expenses and Other Assets	Other Noncurrent Assets	Other Accrued Liabilities	Other Noncurrent Liabilities	Hedge Derivatives, net

Interest rate contracts (cash flow hedges)	$35,000	U.S. dollars	January 2017	$—	$—	$(231)	$(21)	$(157)

Designated Hedge Losses

              Losses related to our designated hedge contracts are as follows:

	Effective Portion Reclassified From AOCI to Earnings			Effective Portion Recognized in Other Comprehensive Loss
	Year Ended December
(in thousands)	2013	2012	2011	2013	2012	2011
Interest rate contracts	$—	$—	$—	$(157)	$—	$—

Credit Risk

              To manage credit risk associated with our interest rate hedging program, we select counterparties based on their credit ratings and limit our exposure to any one counterparty.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Derivatives and Risk Management (Continued)

              The counterparties to our derivative contracts are financial institutions with investment grade credit ratings. To manage our credit risk related to our derivative financial instruments, we periodically monitor the credit risk of our counterparties, limit our exposure in the aggregate and to any single counterparty, and adjust our hedging position, as appropriate. The impact of credit risk, as well as the ability of each party to fulfill its obligations under our derivative financial instruments, is considered in determining the fair value of the contracts. Credit risk has not had a significant effect on the fair value of our derivative contracts. We do not have any credit risk-related contingent features or collateral requirements with our derivative financial instruments.

8. Commitments and Contingencies

Lease Commitments

              The Company leases its corporate office and retail locations under long-term operating lease agreements that expire in various years through 2029. Additionally, equipment is leased under long-term operating leases.

              Certain lease agreements include escalating rents over the lease terms. The Company expenses rent on a straight-line basis over the life of the lease, which commences on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of the cumulative payments is included in deferred rent in the accompanying balance sheets. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 26, 2013, are (in thousands):

Amount
2014	$25,504
2015	26,419
2016	25,624
2017	20,694
2018	16,903
Thereafter	75,725

Total minimum lease payments	$190,869

              Lease expense for the years ended December 26, 2013, December 27, 2012, and December 29, 2011, was approximately $21,816 thousand, $17,081 thousand, and $14,705 thousand, respectively.

Litigation

              The Company is subject to various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment related matters resulting from its business activities. These proceedings are not expected to have a material impact on the Company's consolidated financial position, cash flows or results of operations.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Debt

              The following table summarizes the Company's debt balances at December 26, 2013 and December 27, 2012 (dollars in thousands):

	Maturity Dates	Interest Rate Per Annum at Year end		December 26, 2013	December 27, 2012
Credit Facilities:
Wells Facility Revolving Line of Credit	May 1, 2018	1.99%	Variable	$70,200	$—
Wells Facility Term Loan A	May 1, 2018	4.67%	Variable	9,667	—
GCI Facility	May 1, 2019	7.75%	Variable	79,800	—
2012 Credit facilities:
Subordinated Notes	November 2017	10.00%	Fixed	—	32,168
Term Loan	July 2018	4.61%	Variable	—	54,375
Revolving facility	August 2018	6.50%	Variable	—	4,000

Total secured debt				$159,667	$90,543

              On May 1, 2013, the Company entered into a $100 million asset-based revolving credit facility (the "Wells Facility Revolving Line of Credit") and a $10 million term loan facility (the "Wells Facility Term Loan A"), each with Wells Fargo Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and Term Loan Agent, Suntrust Bank, as Syndication Agent, and Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Bookrunner (collectively, the "Wells Facility"). Concurrently therewith, the Company entered into an $80 million senior secured term loan facility with GCI Capital Markets LLC, as Agent, GCI Capital Markets LLC, as Sole Bookrunner and Co-Lead Arranger, and MCS Capital Markets LLC, as Co-Lead Arranger and Syndication Agent (the "GCI Facility" and together with the Wells Facility, our "Credit Facilities").

              The proceeds from these our Credit Facilities were used to (i) pay off our previous term loan and revolving credit facility with Wells Fargo Bank, N.A. in the amount of $52.1 million and $15 million, respectively, (ii) redeem all of our remaining 10% Subordinated Notes due 2017 (our "Subordinated Notes") in the amount of $33.4 million, (iii) fund a $25 million special dividend to our stockholders and (iv) pay transaction fees and expenses in connection therewith (collectively, the "2013 Refinancing"). The indebtedness outstanding under our Credit Facilities is secured by substantially all the assets of the Company. In particular, the indebtedness outstanding under (i) the Wells Facility is secured by a first-priority security interest in all of the current assets of the Company, including inventory and accounts receivable, and a second-priority security interest in the collateral that secures the GCI Facility on a first-priority basis, and (ii) the GCI Facility is secured by a first-priority security interest in all of the fixed assets and intellectual property of the Company, and a second-priority interest in the collateral that secures the Wells Facility on a first-priority basis.

Wells Facility Revolving Line of Credit

              As of December 26, 2013, the Wells Facility Revolving Line of Credit had a maximum availability of $100 million with actual available borrowings limited to the sum, at the time of calculation, of 90% of eligible credit card receivables plus 85% of eligible net trade receivables plus 90% of the appraised net orderly liquidation value of eligible net inventory minus certain reserves as

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Debt (Continued)

defined in the credit agreement governing the Wells Facility. The Wells Facility Revolving Line of Credit is available for issuance of letters of credit and contains $12 million and $5 million sub-limits for standby letters of credit and commercial letters of credit, respectively. Available borrowings under the facility are reduced by the face amount of outstanding letters of credit. As of December 26, 2013, the borrowings bear interest at a floating rate, which is based on one of the following rates at the option of the Company:

  i)
  LIBOR plus a margin percentage ranging from 1.50% to 2.00% based on the level of borrowings or

  ii)
  Base Rate plus a margin (ranging from 0.50% to 1.00% based on the level of borrowings). The Base Rate is defined as the highest of the following:

    (a)
    the federal funds rate plus 0.50%,

    (b)
    Adjusted LIBOR plus 1.00%, and

    (c)
    the lender's prime rate.

              As of December 26, 2013, the Company had total availability under the Wells Facility Revolving Line of Credit of $22,600 thousand, including outstanding letters of credit of $2,555 thousand.

Wells Facility Term Loan A

              The Wells Facility Term Loan A requires quarterly repayments of approximately $167 thousand, which commenced on July 1, 2013, with the remainder due and payable at maturity. As of December 26, 2013, the Wells Facility Term Loan A borrowing base is equal to the sum of 10% of eligible credit card receivables plus 10% of eligible trade net receivables plus 12.5% of the appraised net orderly liquidation value of eligible net inventory. If the borrowing base falls below the outstanding Wells Facility Term Loan A balance, a reserve is established, which reduces the availability of the Wells Facility Revolving Line of Credit until such time as the Wells Facility Term Loan A borrowing base becomes sufficient to support the outstanding term balance.

              The Wells Facility Term Loan A bears interest based on one of the following rates, at the Company's option:

  i)
  LIBOR plus a margin of 4.5%

  ii)
  The highest of the below rates (the "Base Rate") plus 3.5%,

    (a)
    the federal funds rate plus 0.50%,

    (b)
    LIBOR for an interest period of one month plus 1.00%, and

    (c)
    the lender's prime rate.

              As of December 26, 2013, the Wells Facility Term Loan A is subject to a prepayment premium of 1.0% if voluntarily repaid in whole or in part prior to November 1, 2014.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Debt (Continued)

GCI Facility

              The GCI Facility requires quarterly repayments of $200 thousand, which commenced on September 30, 2013, with the remainder due and payable at maturity.

              The GCI Facility bears interest based on one of the following rates, at the Company's option:

  i)
  LIBOR (subject to a floor of 1.25%) plus a margin of 6.5%.

  ii)
  Base Rate defined as the greater of the following:

    (a)
    the federal funds rate plus 0.50%,

    (b)
    the prime lending rate publicly announced by the Wall Street Journal, and

    (c)
    LIBOR (subject to a floor of 1.25%) for the interest period of one month plus the calculation of the rate for LIBO rate loans less the applicable margin for base rate loans.

              Voluntary prepayments of the GCI Facility are subject to a prepayment premium of 1.0% (which is reduced to 0.5% upon the closing of a qualified initial public offering).

              The following table summarizes scheduled maturities of our debt, including current maturities, at December 26, 2013:

Amount
2014	$1,467
2015	1,833
2016	1,100
2017	1,467
2018	78,000
Thereafter	75,800

Total minimum debt payments	$159,667

Covenants

              The credit agreements governing our Credit Facilities contain customary restrictive covenants that, among other things and with certain exceptions, limit the ability of the Company to (i) incur additional indebtedness and liens in connection therewith; (ii) pay dividends and make certain other restricted payments; (iii) effect mergers or consolidations; (iv) enter into transactions with affiliates; (v) sell or dispose of property or assets and (vi) engage in unrelated lines of business. In addition, these credit agreements subject us to certain reporting obligations and require that we satisfy certain financial covenants, including, among other things:

  •
  a requirement that if borrowings under the Wells Facility Revolving Line of Credit exceed 90% of availability, we will maintain a certain fixed charge coverage ratio (defined as consolidated EBITDA less non-financed capital expenditures and income taxes paid to consolidated fixed charges, in each case as more fully defined in the credit agreement governing the Wells Facility); and

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Debt (Continued)

  •
  a requirement under the GCI Facility that we maintain a maximum total net leverage ratio, which was 5.0 as of December 26, 2013 and which will be reduced to 4.75 beginning with the fiscal quarter ending June 26, 2014 (defined as the ratio of consolidated total debt net of unrestricted cash to consolidated EBITDA, in each case as more fully defined in the credit agreement governing the GCI Facility).

              The covenants under the GCI Facility become more restrictive over time. As of December 26, 2013, the Company was in compliance with its debt covenants.

Deferred Financing Costs

              Deferred financing costs related to our Credit Facilities and all prior facilities of $3,693 thousand and $1,218 thousand at December 26, 2013 and December 27, 2012, are included in "Prepaid expenses and other current assets" and "Other assets" on our Consolidated Balance Sheets. Amortization expense was $1,048 thousand, $387 thousand, and $231 thousand for the years ended December 26, 2013, December 27, 2012, and December 29, 2011.

Fair Value of Debt

              Market risk associated with our fixed and variable rate long-term debt relates to the potential change in fair value and negative impact to future earnings, respectively, from a change in interest rates. The aggregate fair value of debt was based primarily on our estimates based on interest rates, maturities, credit risk, and underlying collateral and is classified primarily as Level 3 within the fair value hierarchy. At December 26, 2013 and December 27, 2012, the fair values of the Company's debt are as follows:

	Year Ended December 26, 2013	Year Ended December 27, 2012
Total debt at carrying value	$159,667	$90,543
Fair value	$159,667	$93,765

10. Capital Stock

Common Stock

              The Company has three classes of common stock: Class A, Class B, and Class C. The holders of Class A common stock, Class B common stock and Class C common stock are entitled to share equally, on a per share basis, in dividends or other distributions. Class A common stockholders are entitled to one vote per share held. Class B and Class C common stockholders have no voting rights, except as otherwise provided by law. In the event of the voluntary liquidation or dissolution of the Company, each class of stock will share equally, on a per share basis, in all the assets of the Company that are available for distribution to stockholders. A shareholders agreement restricts the terms and conditions under which the shares held by the parties to the shareholders agreement may be sold or transferred.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Capital Stock (Continued)

Conversion Features

              In the event of an initial public offering that yields gross proceeds of at least $75.0 million and has a public offering price per share of at least $1,000 per share, as adjusted by dividends or other distributions (which has been adjusted to $916 as a result of the dividend paid in connection with the 2013 Refinancing), all of the shares of Class B common stock will convert to the same number of Class A common stock, without any action of the holder. The shares of Class C common stock held by individuals other than FS Equity Partners VI, L. P., FS Affiliates VI, L.P. or their affiliated persons shall convert automatically to shares of Class A common stock, without any action on their part. Shares of Class C common stock may be converted, upon the election of holders of such shares of Class C common stock, into the same number of shares of Class A common stock under certain circumstances as provided in the Company's certificate of incorporation.

Dividends

              In May 2013, the Company's Board of Directors authorized and the Company paid a cash dividend of $25 million in connection with the 2013 Refinancing. Future declarations of dividends and the establishment of future record and payment dates are at the discretion of the Company's Board of Directors based on a number of factors, including the Company's future financial performance and other investment priorities.

Stock Options

              The Company accounts for stock-based compensation pursuant to relevant authoritative guidance, which requires measurement of compensation cost for all stock awards at fair value on the date of grant and recognition of compensation, net of estimated forfeitures, over the requisite service period for awards expected to vest.

              On January 13, 2011, the Company adopted the 2011 Stock Option Plan (as amended, restated, supplemented or otherwise modified from time to time, the "2011 Plan") to provide for the grant of stock options to employees (including officers), consultants and non-employee directors of the Company and its subsidiaries. Pursuant to the terms of the 2011 Plan, which was approved by the Company's Board of Directors, the Company was authorized to grant options for the purchase of up to 33,500 shares as of December 26, 2013 and December 27, 2012. At December 26, 2013 and December 27, 2012, there were 175 and 3,567 additional options available for grant under the 2011 Plan.

              Stock options are granted with an exercise price estimated to be greater than or equal to the fair market value on the date of grant. Options granted have vesting provisions ranging from three to five years, and contractual terms of ten years. Stock option grants are generally subject to forfeiture if employment terminates prior to vesting. All options were granted at or above estimated fair market value as authorized by the Company's Board of Directors.

              The stock compensation expense related to stock options for the years ended December 26, 2013, December 27, 2012, and December 29, 2011, was $1,869 thousand, $978 thousand, and $740 thousand, respectively.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Capital Stock (Continued)

              The fair value of stock option awards granted was estimated using the Black-Scholes pricing model with the following weighted-average assumptions:

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Risk-free interest rate	1.71%	0.76%	1.4%
Expected volatility	50%	50%	30%
Expected life (in years)	6.38	5.75	7.25

              The Company considered the retirement and forfeiture provisions of the options and utilized its historical experience to estimate the expected life of the options.

              The Company estimates the volatility of the share price of its common stock by considering the historical volatility of the stock of similar public entities. In determining the appropriateness of the public entities included in the volatility assumption the Company considered a number of factors, including the entity's life cycle stage, growth profile, size, financial leverage and products offered.

              The following summarizes the changes in the number of shares of common stock under option for the following periods, adjusted for the May 2013 dividend:

	Options	Weighted Average Exercise Price(1)	Options Exercisable at End of Year	Weighted Average Exercise Price of Exercisable Options	Weighted Average Fair Value/Share of Options Granted During the Year
Outstanding at December 30, 2010	—	$—	—	$—	$—
Granted	26,438	1,153	—	—	197
Forfeited	(5,923)	1,153	—	—	—

Outstanding at December 29, 2011	20,515	1,153	—	—	—
Granted	11,423	1,220	—	—	364
Forfeited	(1,950)	1,153	—	—	—

Outstanding at December 27, 2012	29,988	1,179	4,238	1,153	—
Granted	4,237	2,257	—	—	823
Exercised	(31)	916	—	—	—
Forfeited	(900)	1,164	—	—	—

Outstanding at December 26, 2013	33,294	1,316	10,786	1,171

Vested at December 26, 2013	10,786

(1)
The options outstanding have exercise prices that range from $916 to $3,000 and have a weighted average remaining life that ranges from 7.4 to 10.0 years.

              The weighted-average remaining contractual life for options outstanding was eight years as of December 26, 2013. The Company's total unrecognized compensation cost related to stock-based compensation as of December 26, 2013, is $6,056 thousand. The weighted average period of expense recognition is 3.5 years.

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Capital Stock (Continued)

              The intrinsic value for stock options is defined as the difference between the value of the Company's common stock (on a minority, non-marketable basis) on the last day of the fiscal year and the weighted average exercise price of the in-the-money options outstanding at the end of the fiscal year. The per share value of the Company's stock at December 26, 2013, was $1,974. The aggregate intrinsic value of stock outstanding as of December 26, 2013, was $25,310 thousand.

              In connection with making fair value estimates related to the Company's stock option grants management considered various factors and certain commonly used valuation techniques, including the use of the Black-Scholes pricing model.

Preferred Stock

              The Company is authorized to issue preferred stock in one or more classes with flexibility as to the preferences, voting powers and rights, as determined by the Board of Directors. As of December 26, 2013, the Company has not issued any shares of preferred stock.

11. Earnings Per Share

Net Income per Common Share

              We calculate basic earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted for the dilutive effect of stock options. The following table shows the computation of basic and diluted earnings per share:

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Net income (in thousands)	$11,083	$12,838	$7,487

Basic weighted average shares outstanding	258,232	257,280	257,280
Dilutive effect of share based awards	2,219	111	471

Diluted weighted average shares outstanding	260,451	257,391	257,751

Basic earnings per share	$42.92	$49.90	$29.10

Diluted earnings per share	$42.55	$49.88	$29.05

              The following have been excluded from the computation of dilutive effect of share based awards because the effect would be anti-dilutive:

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Stock Options	15,960	12,202	9,713

FDO Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Unaudited Earnings Per Share Pro Forma for Dividend

              On November 7, 2014 the Company filed a registration statement with the Securities and Exchange Commission ("SEC") in anticipation of the initial public offering of its common stock.

              Under certain interpretations of the SEC, dividends declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the dividends exceeded earnings during such period. As such, the earnings per share pro forma for dividend for the fiscal year ended December 26, 2013 gives effect to the number of shares that would be required to generate proceeds necessary to pay the amount of the $25 million special dividend paid in May 2013 in excess of fiscal year 2013 earnings, up to the amount of shares assumed to be issued in the offering. The following table sets forth the computation of basic and diluted earnings per share pro forma for dividend for the fiscal year ended December 26, 2013 based on an assumed initial public offering price of $            per share, the midpoint of the estimated range of the price set forth on the cover page of this prospectus:

Year Ended December 26, 2013
	Basic	Diluted
Net income (in thousands)	$	$
Weighted average shares outstanding
Pro forma shares assumed issued in offering necessary to pay dividend in excess of earnings

Weighted average shares outstanding pro forma for dividend

Earnings per share pro forma for dividend	$	$

13. Subsequent Event

              On January 31, 2014, the Company entered into a separation agreement with one of its officers. Under the terms of the agreement, the Company recorded $2,975 thousand of severance related expense in its operating results.

Schedule I—FDO Holdings, Inc.

(parent company only)

Condensed Balance Sheets

(In Thousands, Except Share and Par Value Data)

	As of December 26, 2013	As of December 27, 2012
Assets
Current assets:
Accounts receivable from subsidiaries	$—	$32,172

Total current assets	—	32,172
Long-term assets:
Investment in subsidiaries	264,132	275,186

Total long-term assets	264,132	275,186

Total assets	$264,132	$307,358

Liabilities and stockholders' equity
Current liabilities:
Notes payable	$—	$32,168
Accrued interest payable	—	4

Total current liabilities	—	32,172

Total liabilities	—	32,172

Stockholders' equity
Capital stock:
Common stock Class A, $0.001 par value; 500,000 shares authorized; 238,789 shares issued and outstanding at December 26, 2013; 237,780 shares issued and outstanding at December 27, 2012	—	—
Common stock Class B, $0.001 par value; 100,000 shares authorized; 31 shares issued and outstanding at December 26, 2013, no shares issued and outstanding at December 27, 2012	—	—
Common stock Class C, $0.001 par value; 500,000 shares authorized; 19,500 shares issued and outstanding	—	—
Additional paid-in capital	258,100	258,997
Accumulated other comprehensive loss, net	(157)	—
Retained earnings	6,189	16,189

Total stockholders' equity	264,132	275,186

Total liabilities and stockholders' equity	$264,132	$307,358

See accompanying notes to condensed financial statements.

Schedule I—FDO Holdings, Inc.

(parent company only)

Condensed Statements of Income

(In Thousands)

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Net income of subsidiaries	12,355	14,745	11,300
Interest expense	(1,092)	(3,035)	(4,411)
Loss on early extinguishment of debt	(993)	—	(1,650)

Income before income taxes	10,270	11,710	5,239
Benefit for income taxes	813	1,128	2,248

Net income	$11,083	$12,838	$7,487

See accompanying notes to condensed financial statements.

Schedule I—FDO Holdings, Inc.

(parent company only)

Condensed Statements of Comprehensive Income

(In Thousands)

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Net income	$11,083	$12,838	$7,487
Unrealized loss on fair value hedge instrument of subsidiaries, net	(157)	—	—

Total comprehensive income	$10,926	$12,838	$7,487

See accompanying notes to condensed financial statements.

Schedule I—FDO Holdings, Inc.

(parent company only)

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 26, 2013	Year Ended December 27, 2012	Year Ended December 29, 2011
Operating activities
Net income	$11,083	$12,838	$7,487
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net income of subsidiaries	(12,355)	(14,745)	(11,120)
Paid in-kind interest	1,058	2,654	2,205
Changes in operating assets and liabilities:
Accrued expenses	(4)	(360)	56

Net cash (used in) provided by operating activities	(218)	387	(1,372)
Investing activities
Investment in subsidiary	(1,285)	—	—
Distribution from subsidiary	26,406	1,907	5,284

Net cash provided by investing activities	25,121	1,907	5,284
Financing activities
Proceeds from subordinated shareholder term notes	134	—	—
Prepayment of subordinated shareholder term notes	(33,360)	—	(34,650)
Proceeds from exercise of stock options	35	—	—
Proceeds from issuance of common stock	1,116	—	—
Net receipts (payments) on intercompany activity	32,172	(2,294)	30,738
Cash dividends	(25,000)	—	—

Net cash used in financing activities	(24,903)	(2,294)	(3,912)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of the year	—	—	—

Cash and cash equivalents, end of the year	$—	$—	$—

See accompanying notes to consolidated financial statements.

Schedule I—FDO Holdings, Inc.

(parent company only)

Notes to Condensed Financial Statements

December 26, 2013

1. Basis of Presentation

              In the parent-company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The parent-company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. Guarantees and Restrictions

              As of December 26, 2013, Floor and Decor Outlets of America, Inc., a subsidiary of the Company, had $89,467 thousand of debt outstanding under the Wells Facility Term Loan A and the GCI Facility. As of December 26, 2013, Floor and Decor Outlets of America, Inc. also had $70,200 thousand outstanding under the Wells Facility Revolving Line of Credit, excluding outstanding letters of credit of $2,555 thousand. Under the terms of the credit agreements governing our Credit Facilities, the Company's subsidiaries have guaranteed the payment of all principal and interest. In the event of a default under our Credit Facilities, the Company's subsidiaries will be directly liable to the debt holders. As of December 26, 2013, the Wells Facility had a maturity date of May 1, 2018, and the GCI Facility had a maturity date of May 1, 2019. The credit agreements governing our Credit Facilities also include restrictions on the ability of the Company's subsidiaries to (i) incur additional indebtedness and liens in connection therewith; (ii) pay dividends and make certain other restricted payments; (iii) effect mergers or consolidations; (iv) enter into transactions with affiliates; (v) sell or dispose of property or assets; and (vi) engage in unrelated lines of business.

3. Loss on Early Extinguishment of Debt

              For the year ended December 26, 2013, the loss on early extinguishment of debt is comprised of a $993 thousand, or 3%, premium paid on the prepayment of $32 million of our Subordinated Notes.

              For the year ended December 29, 2011, the loss on early extinguishment of debt is comprised of a $1,650 thousand, or 5%, premium paid on the prepayment of $33 million of our Subordinated Notes.

FDO Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Par Value Data)

(Unaudited)

	As of September 25, 2014	As of December 26, 2013
Assets
Current assets:
Cash and cash equivalents	$161	$175
Income tax receivable	—	3,902
Receivables, net	14,326	7,982
Inventories, net	179,124	155,596
Deferred income tax assets, net	5,681	4,755
Prepaid expenses and other current assets	3,097	3,324

Total current assets	202,389	175,734
Fixed assets, net	65,566	43,985
Intangible assets, net	109,866	110,109
Goodwill	227,447	227,447
Other assets	5,107	5,067

Total long-term assets	407,986	386,608

Total assets	$610,375	$562,342

Liabilities and stockholders' equity
Current liabilities:
Current portion of term loan	$1,467	$1,467
Current portion of deferred rent	—	34
Trade accounts payable	93,041	59,087
Accrued expenses	22,032	16,177
Income tax payable	73	—
Deferred revenue	8,441	5,125

Total current liabilities	125,054	81,890
Term loan	86,900	88,000
Revolving line of credit	58,000	70,200
Deferred rent	10,442	8,484
Deferred income tax liabilities, net	40,151	39,408
Other liabilities	389	337
Tenant improvement allowances	11,967	9,891

Total long-term liabilities	207,849	216,320

Total liabilities	332,903	298,210

Stockholders' equity
Capital stock:
Common stock Class A, $0.001 par value; 500,000 shares authorized; 238,789 shares issued and outstanding at September 25, 2014; 238,789 shares issued and outstanding at December 26, 2013	—	—
Common stock Class B, $0.001 par value; 100,000 shares authorized; 356 shares issued and outstanding at September 25, 2014; 31 shares issued and outstanding at December 26, 2013	—	—
Common stock Class C, $0.001 par value; 500,000 shares authorized; 19,500 shares issued and outstanding	—	—
Additional paid-in capital	260,256	258,100
Accumulated other comprehensive loss, net	(165)	(157)
Retained earnings	17,381	6,189

Total stockholders' equity	277,472	264,132

Total liabilities and stockholders' equity	$610,375	$562,342

See accompanying notes to condensed consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Thirty-nine Weeks Ended
	September 25, 2014		September 26, 2013
Net sales		$422,999	$325,000
Cost of sales		255,245	197,734

Gross profit		167,754	127,266
Operating expenses:
Selling and store operating		105,658	78,741
General and administrative		28,906	23,077
Pre-opening		5,609	3,494
Executive severance		2,975	—

Total operating expenses		143,148	105,312

Operating income		24,606	21,954
Interest expense		6,775	5,498
Loss on early extinguishment of debt		—	1,638

Income before income taxes		17,831	14,818
Provision for income taxes		6,639	5,779

Net income		$11,192	$9,039

Basic earnings per share		$43.30	$35.00
Diluted earnings per share		$42.08	$34.84
Basic earnings per share pro forma for dividend	$
Diluted earnings per share pro forma for dividend	$

See accompanying notes to condensed consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(In Thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	September 25, 2014	September 26, 2013
Net income	$11,192	$9,039
Other comprehensive loss—change in fair value of hedge instrument, net	(8)	(218)

Total comprehensive income	$11,184	$8,821

See accompanying notes to condensed consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	September 25, 2014	September 26, 2013
Operating activities
Net income	$11,192	$9,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,619	6,191
Write-off of deferred debt issuance costs on extinguishment of debt	—	645
Loss on asset disposals	145	49
Amortization of tenant improvements allowances	(1,390)	(1,049)
Paid in-kind interest	—	1,058
Deferred income taxes	(177)	—
Stock based compensation expense	1,701	1,344
Changes in operating assets and liabilities:
Receivables, net	(6,344)	(3,282)
Inventories, net	(23,528)	(52,182)
Other assets	(210)	(1,747)
Trade accounts payable	33,954	33,005
Accrued expenses	5,790	5,331
Income taxes	3,975	(4,593)
Deferred revenue	3,316	1,828
Deferred rent	1,924	1,693
Tenant improvement allowances	3,464	2,201
Other	38	12

Net cash provided by (used in) operating activities	43,469	(457)
Investing activities
Purchases of fixed assets	(30,500)	(18,380)
Purchase of trade name	—	(314)

Net cash used in investing activities	(30,500)	(18,694)
Financing activities
Payments of capital leases	—	(135)
Borrowings on revolving line of credit	66,400	54,200
Payments on revolving line of credit	(78,600)	(9,200)
Proceeds from term loan	—	90,000
Payments on term loan	(1,100)	(54,542)
Proceeds from subordinated shareholder term notes	—	134
Prepayment of subordinated shareholder term notes and prepayment premium	—	(33,360)
Proceeds from exercise of stock options	455	—
Proceeds from issuance of common stock	—	1,116
Cash dividends	—	(25,000)
Debt issuance cost	(138)	(3,594)

Net cash (used in) provided by financing activities	(12,983)	19,619

Net (decrease) increase in cash and cash equivalents	(14)	468
Cash and cash equivalents, beginning of the period	175	172

Cash and cash equivalents, end of the period	$161	$640

Supplemental disclosures of cash flow information
Cash paid for interest	$4,466	$4,865
Cash paid for income taxes	$2,673	$8,014
Fixed assets acquired as part of lease—paid for by lessor	$—	$535

See accompanying notes to condensed consolidated financial statements.

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

September 25, 2014

1. Basis of Presentation

              FDO Holdings, Inc. (the "Company," "we," "our" or "us") is a highly differentiated, rapidly growing specialty retailer of hard surface flooring and related accessories. We offer what we believe is the industry's broadest in-stock assortment of tile, wood, laminate and natural stone flooring along with decorative and installation accessories at everyday low prices. Our stores appeal to a variety of customers, including professional installers and commercial businesses, Do it Yourself customers and customers who buy the products for professional installation. We operate within one reportable segment.

              The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of the Company and our wholly owned subsidiaries. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information. The consolidated balance sheet as of December 26, 2013 has been derived from the audited consolidated balance sheet for the fiscal year then ended. The interim consolidated financial statements should be read together with the audited consolidated financial statements and related footnote disclosures included elsewhere in this prospectus. Unless otherwise noted, all amounts disclosed are stated before consideration of income taxes. Certain prior-year amounts have been reclassified in the consolidated financial statements to conform to current year presentation.

              Management believes the accompanying unaudited Condensed Consolidated Financial Statements reflect all normal recurring adjustments considered necessary for a fair statement of results for the interim periods presented. The significant accounting policies followed by the Company are set forth in Note 2 within the Company's audited financial statements for the year ended December 26, 2013. There were no changes in the Company's significant accounting policies during the thirty-nine week period ended September 25, 2014.

              Results of operations for the thirty-nine weeks ended September 25, 2014 and September 26, 2013 are not necessarily indicative of the results to be expected for the full year. The Company has considered subsequent events through November 7, 2014 in preparing the financial statements and disclosures, which were first available to be issued on November 7, 2014.

2. Recent Accounting Pronouncements

              In May 2014, the FASB issued Accounting Standards Update No. ("ASU") 2014-09, "Revenue from Contracts with Customers." ASU 2014-09 provides new guidance related to the core principle that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services provided. This new guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. The Company is still evaluating what impact, if any, the adoption of ASU 2014-09 will have on the Company's financial position, results of operations or cash flows.

              In April 2014, the FASB issued ASU 2014-08, "Presentation of Financial Statements and Property, Plant, and Equipment—Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU 2014-08 provides new guidance related to the definition of a

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Recent Accounting Pronouncements (Continued)

discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This new guidance is effective for fiscal years beginning on or after December 15, 2014 and interim periods within those years. The adoption of ASU 2014-08 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

              In July 2012, the FASB issued updated guidance on the periodic testing of indefinite-lived intangible assets for impairment. This guidance provides companies the option to first assess qualitative factors to determine if it is more likely than not that an indefinite-lived intangible asset is impaired and whether it is necessary to perform an annual quantitative impairment test. This guidance is effective for fiscal years beginning after September 15, 2012, with early adoption permitted. We adopted this guidance in fiscal year 2014, and its adoption did not have an impact on our consolidated results of operations, financial position or cash flows.

3. Fair Value Measurements

Assets (Liabilities) Measured at Fair Value on a Recurring Basis

(in thousands)	September 25, 2014	Level 1	Level 2	Level 3
Cash	$161	$161	$—	$—
Receivables, net	14,326	14,326	—	—
Trade accounts payable	(93,041)	(93,041)	—	—
Hedge derivatives, net	(165)	—	(165)	—

	December 26, 2013	Level 1	Level 2	Level 3
Cash	$175	$175	$—	$—
Receivables, net	7,982	7,982	—	—
Trade accounts payable	(59,087)	(59,087)	—	—
Hedge derivatives, net	(157)	—	(157)	—

              The carrying amounts of financial instruments such as cash, receivables, and trade accounts payable approximate fair value because of the short-term nature of these items.

              Our derivative contracts are negotiated with counterparties without going through a public exchange. Accordingly, our fair value assessments give consideration to the risk of counterparty default (as well as our own credit risk). Our interest rate derivatives consist of interest rate swap contracts and are valued primarily based on data readily observable in public markets.

4. Derivatives and Risk Management

              Changes in interest rates impact our results of operations. In an effort to manage our exposure to this risk, we enter into derivative contracts and may adjust our derivative portfolio as market conditions change.

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Derivatives and Risk Management (Continued)

Interest Rate Risk

              Our exposure to market risk from adverse changes in interest rates is primarily associated with our long-term debt obligations, which carry variable interest rates. Market risk associated with our variable interest rate long-term debt relates to the potential reduction in fair value and negative impact to future earnings, respectively, from an increase in interest rates.

              In an effort to manage our exposure to the risk associated with our variable interest rate long-term debt, we periodically enter into interest rate swaps. We designate interest rate contracts used to convert the interest rate exposure on a portion of our debt portfolio from a floating rate to a fixed rate as cash flow hedges.

Hedge Position as of September 25, 2014:

(in thousands)	Notional Balance		Final Maturity Date	Other Accrued Liabilities	Other Noncurrent Assets (Liabilities)	Hedge Derivatives, net
Interest rate contracts (cash flow hedges)	$35,000	U.S. dollars	January 2017	$(299)	$33	$(165)

Hedge Position as of December 26, 2013:

(in thousands)	Notional Balance		Final Maturity Date	Other Accrued Liabilities	Other Noncurrent Assets (Liabilities)	Hedge Derivatives, net
Interest rate contracts (cash flow hedges)	$35,000	U.S. dollars	January 2017	$(231)	$(21)	$(157)

Designated Hedge Losses

              Losses related to our designated hedge contracts are as follows:

	Effective Portion Reclassified From AOCI to Earnings		Effective Portion Recognized in Other Comprehensive Loss
	Thirty-nine Weeks Ended
(in thousands)	September 25, 2014	September 26, 2013	September 25, 2014	September 26, 2013
Interest rate contracts	$—	$—	$(8)	$(218)

Credit Risk

              To manage credit risk associated with our interest rate hedging program, we select counterparties based on their credit ratings and limit our exposure to any one counterparty.

              The counterparties to our derivative contracts are financial institutions with investment grade credit ratings. To manage our credit risk related to our derivative financial instruments, we periodically monitor the credit risk of our counterparties, limit our exposure in the aggregate and to any single

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Derivatives and Risk Management (Continued)

counterparty, and adjust our hedging position, as appropriate. The impact of credit risk, as well as the ability of each party to fulfill its obligations under our derivative financial instruments, is considered in determining the fair value of the contracts. Credit risk has not had a significant effect on the fair value of our derivative contracts. We do not have any credit risk-related contingent features or collateral requirements with our derivative financial instruments.

5. Debt

Debt Modification

              On July 2, 2014, the agreement governing the Wells Facility was amended to, among other things, (1) increase the availability under the Wells Facility Revolving Line of Credit from $100 million to $125 million, (2) expand the "accordion" feature under the Wells Facility Revolving Line of Credit from $25 million to $75 million, (3) reduce the pricing grid based on daily availability under the Wells Facility Revolving Line of Credit by 25 basis points, (4) reduce the pricing on the Wells Facility Term Loan A by 175 basis points and (5) eliminate the early termination fee otherwise payable on the Wells Facility Term Loan A for repayments prior to November 1, 2014 if such repayment occurs in connection with an initial public offering and within 30 days following the closing of such offering. As a result of the amendment, the maturity date of the Wells Facility Revolving Line of Credit was extended to the earliest of (i) July 2, 2019, (ii) the maturity date of the Wells Facility Term Loan A (unless the Wells Facility Term Loan A is repaid prior to its maturity date) and (iii) the date that is 90 days prior to the maturity date of the GCI Facility (unless the GCI Facility is repaid prior to its maturity date). The debt issuance cost associated with this amendment totaled $138 thousand for the thirteen weeks ended September 25, 2014 and are capitalized in other assets on the Condensed Consolidated Balance Sheet.

Fair Value of Debt

              Market risk associated with our fixed and variable rate long-term debt relates to the potential change in fair value and negative impact to future earnings, respectively, from a change in interest rates. The aggregate fair value of debt was based primarily on our estimates based on interest rates, maturities, credit risk, and underlying collateral and is classified primarily as Level 3 within the fair value hierarchy. At September 25, 2014 and December 26, 2013, the fair values of the Company's debt are as follows:

(in thousands)	September 25, 2014	December 26, 2013
Total debt at carrying value	$146,367	$159,667
Fair value	$148,192	$159,667

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and Contingencies

Lease Commitments

              The Company leases its corporate office, retail locations, and distribution centers under long-term operating lease agreements that expire in various years through 2029. Additionally, certain equipment is leased under short-term operating leases.

              Certain lease agreements include escalating rents over the lease terms. The Company expenses rent on a straight-line basis over the life of the lease, which commences on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of the cumulative payments is included in deferred rent in the accompanying balance sheets. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of September 25, 2014, are:

(in thousands)	Amount
Thirteen weeks ending December 25, 2014	$7,965
2015	35,979
2016	36,110
2017	31,092
2018	27,303
Thereafter	121,694

Total minimum lease payments	$260,143

              Lease expense for the thirty-nine weeks ended September 25, 2014 and September 26, 2013, was approximately $21,295 thousand and $15,939 thousand, respectively.

Litigation

              The Company is subject to various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment related matters resulting from its business activities. These proceedings are not expected to have a material impact on the Company's consolidated financial position, cash flows or results of operations.

7. Earnings Per Share

Net Income per Common Share

              We calculate basic earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted for the dilutive

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

7. Earnings Per Share (Continued)

effect of stock options. The following table shows the computation of basic and diluted earnings per share:

	Thirty-nine Weeks Ended
	September 25, 2014	September 26, 2013
Net income (in thousands)	$11,192	$9,039

Basic weighted average shares outstanding	258,501	258,271
Dilutive effect of share based awards	7,446	1,176

Diluted weighted average shares outstanding	265,947	259,447

Basic earnings per share	$43.30	$35.00

Diluted earnings per share	$42.08	$34.84

              The following awards have been excluded from the computation of dilutive effect of share based awards because the effect would be anti-dilutive:

	Thirty-nine Weeks Ended
	September 25, 2014	September 26, 2013
Stock options	1,587	15,206

8. Unaudited Earnings Per Share Pro Forma for Dividend

              On November 7, 2014 the Company filed a registration statement with the Securities and Exchange Commission ("SEC") in anticipation of the initial public offering of its common stock.

              Under certain interpretations of the SEC, dividends declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the dividends exceeded earnings during such period. As such, the earnings per share pro forma for dividend for the thirty-nine weeks ended September 25, 2014 gives effect to the pro forma adjustment discussed, as well as the number of shares that would be required to generate proceeds necessary to pay the amount of the $25 million special dividend paid in May 2013 in excess of fiscal year 2013 earnings, up to the amount of shares assumed to be issued in the offering. The following table sets forth the computation of pro forma basic and diluted earnings per share pro forma for dividend for the thirty-nine weeks ended September 25, 2014 based on an offering price of

FDO Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

8. Unaudited Earnings Per Share Pro Forma for Dividend (Continued)

$            per share, the midpoint of the estimated range of the price set forth on the cover page of this prospectus:

Thirty-nine Weeks Ended September 25, 2014
	Basic	Diluted
Net income (in thousands)	$	$
Weighted average shares outstanding
Pro forma shares assumed issued in offering necessary to pay dividend in excess of earnings

Weighted average shares outstanding pro forma for dividend

Earnings per share pro forma for dividend	$	$

9. Stock-Based Compensation

              The following table summarizes share activity related to stock options during the thirty-nine weeks ended September 25, 2014. There were no options that expired during this period.

Stock Options
Outstanding at December 26, 2013	33,294
Granted	2,326
Exercised	(325)
Forfeited	(5,049)

Outstanding at September 25, 2014	30,246

10. Executive Severance

              On January 31, 2014, the Company entered into a separation agreement with one of its officers. Under the terms of the agreement, the Company recorded $2,975 thousand of severance related expense in its operating results for the thirty-nine weeks ended September 25, 2014.

FLOOR &
DECOR
TILE • WOOD • STONE

1 RENO
2 DENVER
4 CHICAGO
1 COLUMBUS
1 CINCINNATI
1 WASHINGTON DC
1 RICHMOND
1 LAS VEGAS
2 LA
3 PHOENIX
1 TUCSON
1 MEMPHIS
4 ATLANTA
5 DALLAS FT WORTH
1 AUSTIN
4 HOUSTON
1 SAN ANTONIO
2 NEW ORLEANS
1 JACKSONVILLE
1 ORLANDO
3 TAMPA
1 SARASOTA
1
3 WEST PALM
MIAMI

46 LOCATIONS & GROWING!

TOP QUALITY FLOORS. ROCK BOTTOM PRICES.™

FLOOR & DECOR HOLDINGS, INC.

SHARES

CLASS A COMMON STOCK

PROSPECTUS

Houlihan Lokey

Through and including , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in the Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the Class A common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

SEC registration fee		$11,620
FINRA filing fee
New York Stock Exchange listing fee
Legal fees and expenses
Accounting fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees and expenses
Blue sky fees and expenses
Miscellaneous fees and expenses

Total	$

Item 14.    Indemnification of Directors and Officers

              Section 145 of the DGCL authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

              Our certificate of incorporation and bylaws provide for indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.

              In addition, we have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

              We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

              The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

              The following sets forth information regarding all unregistered securities sold during the three years preceding the date of this registration statement and does not give effect to the conversion of each share of Floor & Decor Holdings, Inc. into                        shares of the corresponding class of

common stock of Floor & Decor Holdings, Inc. upon the effectiveness of the                    -for-one stock split of our common stock effected on                , 2014:

  •
  On January 2, 2013, Lisa Laube purchased 403.806 shares of Class A common stock at a purchase price of $1,105 per share for an aggregate purchase price of $446,205.85;

  •
  On January 2, 2013, Trevor Lang purchased 282.664 shares of Class A common stock at a purchase price of $1,105 per share for an aggregate purchase price of $312,344.09;

  •
  On February 22, 2013, Thomas Taylor purchased 323.045 shares of Class A common stock at a purchase price of $1,105 per share for an aggregate purchase price of $356,965;

  •
  On December 4, 2013, Eugenia Medina exercised options to purchase 31.000 shares of Class A common stock at an exercise price of $916 per share for an aggregate purchase price of $28,396;

  •
  On March 28, 2014, Bryant Scott exercised options to purchase 250.000 shares of Class A common stock at an exercise price of $916 per share for an aggregate purchase price of $229,000;

  •
  On July 30, 2014, Ryan French exercised options to purchase 15.000 shares of Class A common stock at an exercise price of $916 per share for an aggregate purchase price of $13,740; and

  •
  On August 4, 2014, Ali Zahedi exercised options to purchase (i) 30.000 shares of Class A common stock at an exercise price of $916 per share for an aggregate purchase price of $27,480 and (ii) 30.000 shares of Class A common stock at an exercise price of $1,391 per share for an aggregate purchase price of $41,730.

  •
  On October 13, 2014, Larry Castellani exercised options to purchase (i) 150.000 shares of Class A common stock at an exercise price of $916 per share for an aggregate purchase price of $137,400 and (ii) 150.000 shares of Class A common stock at an exercise price of $1,391 per share for an aggregate purchase price of $208,650.

              Unless otherwise stated and except for the                        -for-one stock split of our common stock effected on                        , 2014, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

    (a)
    Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement

3.1	*	Restated Certificate of Incorporation of Floor & Decor Holdings, Inc.

3.2	*	Amended and Restated Bylaws of Floor & Decor Holdings, Inc.

4.1	*	Specimen Class A Common Stock Certificate

4.2	*	Form of Registration Rights Agreement, to be effective upon the closing of this offering

4.3	*	Form of Investor Rights Agreement, to be effective upon the closing of this offering

5.1	*	Opinion of Proskauer Rose LLP

10.1		FDO Holdings, Inc. Amended & Restated 2011 Stock Incentive Plan

10.2		First Amendment to FDO Holdings, Inc. Amended & Restated 2011 Stock Incentive Plan

10.3		Form of Stock Option Agreement under the FDO Holdings, Inc. Amended & Restated 2011 Stock Incentive Plan

10.4	*	Form of Floor & Decor Holdings, Inc. 2014 Stock Incentive Plan

10.5	*	Form of Stock Option Agreement under the Floor & Decor Holdings, Inc. 2014 Stock Incentive Plan

10.6		Form of Indemnification Agreement by and between Floor & Decor Holdings, Inc. and its directors and officers

10.7	*	Employment Agreement, dated December 3, 2012, between FDO Holdings, Inc. and Thomas V. Taylor

10.8		Consulting Agreement, dated December 3, 2012, by and between Floor and Decor Outlets of America, Inc., FDO Holdings, Inc. and George Vincent West

10.9	*	Employment Agreement, dated February 3, 2012, between Floor and Decor Outlets of America, Inc. and Lisa Laube

10.10	*	Employment Agreement, dated June 17, 2011, between Floor and Decor Outlets of America, Inc. and Trevor Lang

10.11		Credit Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., FDO Acquisition Corp., Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Swingline Lender, Wells Fargo Bank, National Association, as Term Loan Agent, the lenders from time to time party thereto, Suntrust Bank, as Syndication Agent, and Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Bookrunner

10.12		Security Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., FDO Acquisition Corp., the other borrowers and guarantors from time to time party thereto and Wells Fargo Bank, National Association, as collateral agent

10.13		Guaranty Agreement, dated as of May 1, 2013, by FDO Acquisition Corp. in favor of Wells Fargo Bank, National Association, as Administrative Agent, Term Loan Agent and Collateral Agent, and the Credit Parties (as defined therein)

Exhibit No.		Description of Exhibit
10.14		First Amendment to Credit Agreement, dated as of July 2, 2014, by and among Floor and Decor Outlets of America, Inc., FDO Acquisition Corp., Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, Swing Line Lender, L/C Issuer and Term Loan Agent, and the lenders party thereto

10.15		Credit Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., the other loan parties from time to time party thereto, the lenders from time to time party thereto, GCI Capital Markets LLC, as Agent, GCI Capital Markets LLC, as Sole Bookrunner and Co-Lead Arranger, and MCS Capital Markets LLC, as Co-Lead Arranger and Syndication Agent

10.16		Term Loan Security Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., the other loan parties from time to time party thereto and GCI Capital Markets LLC, as Agent

10.17		Guaranty Agreement, dated as of May 1, 2013, by FDO Acquisition Corp. in favor of GCI Capital Markets LLC, as administrative agent

21.1		List of subsidiaries

23.1	*	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, independent registered public accounting firm
24.1		Power of Attorney (included on the signature page of this Registration Statement)

*
To be filed by amendment.
    (b)
    Financial Statement Schedules

              Schedules have been omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes.

Item 17.    Undertakings

              The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that:

                  (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, Georgia, on November 7, 2014.

FDO HOLDINGS, INC.
By:	/s/ THOMAS TAYLOR Thomas Taylor Chief Executive Officer

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trevor Lang and David Christopherson, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS TAYLOR Thomas Taylor	Chief Executive Officer (Principal Executive Officer) and Director	November 7, 2014
/s/ TREVOR LANG Trevor Lang	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2014
/s/ NORMAN AXELROD Norman Axelrod	Chairman of the Board	November 7, 2014
/s/ GEORGE VINCENT WEST George Vincent West	Vice Chairman of the Board	November 7, 2014
/s/ BRAD BRUTOCAO Brad Brutocao	Director	November 7, 2014

Signature	Title	Date

/s/ DAVID B. KAPLAN David B. Kaplan	Director	November 7, 2014
/s/ PAMELA KNOUS Pamela Knous	Director	November 7, 2014
/s/ JOHN ROTH John Roth	Director	November 7, 2014
/s/ RAVI SARIN Ravi Sarin	Director	November 7, 2014
/s/ PETE STARRETT Pete Starrett	Director	November 7, 2014
/s/ ADAM STEIN Adam Stein	Director	November 7, 2014

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1	*	Restated Certificate of Incorporation of Floor & Decor Holdings, Inc.
3.2	*	Amended and Restated Bylaws of Floor & Decor Holdings, Inc.
4.1	*	Specimen Class A Common Stock Certificate
4.2	*	Form of Registration Rights Agreement, to be effective upon the closing of this offering
4.3	*	Form of Investor Rights Agreement, to be effective upon the closing of this offering
5.1	*	Opinion of Proskauer Rose LLP
10.1		FDO Holdings, Inc. Amended & Restated 2011 Stock Incentive Plan
10.2		First Amendment to FDO Holdings, Inc. Amended & Restated 2011 Stock Incentive Plan
10.3		Form of Stock Option Agreement under the FDO Holdings, Inc. Amended & Restated 2011 Stock Incentive Plan
10.4	*	Form of Floor & Decor Holdings, Inc. 2014 Stock Incentive Plan
10.5	*	Form of Stock Option Agreement under the Floor & Decor Holdings, Inc. 2014 Stock Incentive Plan
10.6		Form of Indemnification Agreement by and between Floor & Decor Holdings, Inc. and its directors and officers
10.7	*	Employment Agreement, dated December 3, 2012, between FDO Holdings, Inc. and Thomas V. Taylor
10.8		Consulting Agreement, dated December 3, 2012, by and between Floor and Decor Outlets of America, Inc., FDO Holdings, Inc. and George Vincent West
10.9	*	Employment Agreement, dated February 3, 2012, between Floor and Decor Outlets of America, Inc. and Lisa Laube
10.10	*	Employment Agreement, dated June 17, 2011, between Floor and Decor Outlets of America, Inc. and Trevor Lang
10.11
Credit Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., FDO Acquisition Corp., Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Swingline Lender, Wells Fargo Bank, National Association, as Term Loan Agent, the lenders from time to time party thereto, Suntrust Bank, as Syndication Agent, and Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Bookrunner
10.12
Security Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., FDO Acquisition Corp., the other borrowers and guarantors from time to time party thereto and Wells Fargo Bank, National Association, as collateral agent
10.13
Guaranty Agreement, dated as of May 1, 2013, by FDO Acquisition Corp. in favor of Wells Fargo Bank, National Association, as Administrative Agent, Term Loan Agent and Collateral Agent, and the Credit Parties (as defined therein)
10.14
First Amendment to Credit Agreement, dated as of July 2, 2014, by and among Floor and Decor Outlets of America, Inc., FDO Acquisition Corp., Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, Swing Line Lender, L/C Issuer and Term Loan Agent, and the lenders party thereto

Exhibit No.		Description of Exhibit
10.15		Credit Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., the other loan parties from time to time party thereto, the lenders from time to time party thereto, GCI Capital Markets LLC, as Agent, GCI Capital Markets LLC, as Sole Bookrunner and Co-Lead Arranger, and MCS Capital Markets LLC, as Co-Lead Arranger and Syndication Agent
10.16
Term Loan Security Agreement, dated as of May 1, 2013, by and among Floor and Decor Outlets of America, Inc., the other loan parties from time to time party thereto and GCI Capital Markets LLC, as Agent
10.17		Guaranty Agreement, dated as of May 1, 2013, by FDO Acquisition Corp. in favor of GCI Capital Markets LLC, as administrative agent
21.1		List of subsidiaries
23.1	*	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP, independent registered public accounting firm
24.1		Power of Attorney (included on the signature page of this Registration Statement)

*
To be filed by amendment.